Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RESEARCH COLLABORATION AND LICENSE AGREEMENT
between
MERSANA THERAPEUTICS, INC.
and
JANSSEN BIOTECH, INC.

Table of Contents

ARTICLE 1	1
1.1 Definitions	1
1.2 Certain Rules of Interpretation in this Agreement and the Schedules	32
ARTICLE 2	33
2.1 Objective and Conduct of the Research Programs	33
2.2 Research Plans	33
2.3 CMC Plans and CMC/Preclinical Supply Budgets	36
2.4 [**]	38
2.5 Restrictions on Use	39
2.6 Records and Reports	39
2.7 Subcontractors	40
2.8 Materials	41
ARTICLE 3	41
3.1 Reserved Antigen List	41
3.2 Target Selection	44
3.3 Target Substitution	46
3.4 Availability of Targets under Synaffix Agreement	49
3.5 [**]	53
3.6 HSR Clearance	53
3.7 Gatekeeper	55
ARTICLE 4	56
4.1 Primary Contacts	56
4.2 Joint Research Committee	56
4.3 Joint Manufacturing Committee	59
4.4 Joint Patent Committee	62
ARTICLE 5	63
i

5.1 License Grants to Janssen	63
5.2 License Grant to Mersana	64
5.3 No Other Rights	64
5.4 Rights to Sublicense	65
5.5 Exclusivity	65
5.6 New Third Party Technologies	68
5.7 Compliance with the Mersana In-Licenses	71
ARTICLE 6	72
6.1 In General; Diligence	72
6.2 Progress Reports	73
6.3 Manufacturing	73
6.4 Commercialization	77
ARTICLE 7	77
7.1 Regulatory Assistance	77
7.2 Regulatory Documentation	78
7.3 Regulatory Communications	78
7.4 Pharmacovigilance	79
ARTICLE 8	79
8.1 Upfront Payment	79
8.2 Supply Costs; Costs for Technology Transfer Activities	79
8.3 Royalties Payable by Janssen	80
8.4 Development Milestone Payments	83
8.5 Sales Milestone Payments	86
8.6 Payment Terms	88
8.7 Payment Method	88
8.8 Late Payments	88
8.9 Exchange Control	88
8.10 Withholding Taxes	88

8.11 Indirect Taxes	89
ARTICLE 9	89
9.1 Reports, Exchange Rates	89
9.2 Audits	90
9.3 Confidential Financial Information	91
ARTICLE 10	91
10.1 Non-Disclosure and Non-Use Obligations	91
10.2 Exceptions and Permitted Disclosures	92
10.3 Terms of Agreement	95
10.4 Press Releases and Other Disclosures to Third Parties	95
10.5 Publications Regarding Results of the Research Program or Development of Licensed ADCs or Licensed Products	96
10.6 Return of Confidential Information	96
ARTICLE 11	97
11.1 Disclosure of Inventions	97
11.2 Ownership of Intellectual Property	97
11.3 Patent Prosecution and Maintenance	100
11.4 Enforcement of Patent Rights	102
11.5 Third Party Patent Rights	105
11.6 Separate Representation	105
11.7 Trademarks	105
ARTICLE 12	106
12.1 Third Party Actions	106
12.2 Invalidity or Unenforceability Defenses or Actions	107
12.3 Third Party Rights	107
ARTICLE 13	108
13.1 Mutual Representations and Warranties	108

13.2 Additional Representations, Warranties and Covenants of Mersana	109
13.3 Additional Covenants of Mersana	111
13.4 Additional Representation and Warranty of Janssen	113
13.5 Additional Covenants of Janssen	113
13.6 Performance by Affiliates	113
13.7 DISCLAIMER OF WARRANTIES	113
ARTICLE 14	114
14.1 Term	114
14.2 Termination for Convenience by Janssen	114
14.3 Termination for Cause	114
14.4 Termination for [**]	115
14.5 Termination for Insolvency	116
14.6 License Survival Upon Insolvency	116
14.7 Effect of Expiration and Termination	117
ARTICLE 15	119
15.1 Indemnity	119
15.2 Procedure	119
15.3 Limitation of Liability	120
ARTICLE 16	120
ARTICLE 17	121
ARTICLE 18	121
ARTICLE 19	122
ARTICLE 20	122
20.1 Notices	122
20.2 Applicable Law; Jurisdiction	123
20.3 Dispute Resolution	123
20.4 Entire Agreement	126
20.5 Independent Contractors	126

20.6 Waiver and Non-Exclusion of Remedies	126
20.7 Further Assurances	126
20.8 No Benefit to Third Parties	126
20.9 Equitable Relief	126
20.10 Use of Names	127
20.11 Counterparts	127

v

RESEARCH COLLABORATION AND LICENSE AGREEMENT
This Research Collaboration and License Agreement is entered into as of the 2nd day of February, 2022 by and between:
MERSANA THERAPEUTICS, INC., a Delaware corporation, having its principal place of business at 840 Memorial Drive Cambridge, MA 02139 (hereinafter referred to as “Mersana”)
and
JANSSEN BIOTECH, INC., a Pennsylvania corporation, having its principal place of business at 800 Ridgeview Drive, Horsham, PA 19044 (hereinafter referred to as “Janssen”).
Mersana and Janssen may sometimes individually be referred to hereafter as a “Party” or collectively as the “Parties”.
WITNESSETH
WHEREAS, Mersana controls certain intellectual property rights relating to certain Auristatin Compounds (as defined below) and certain proprietary platform technology useful for linking such Auristatin Compounds to other molecules, such as antibodies, capable of directing such Auristatin Compounds to specific tissues or cells;
WHEREAS, Janssen controls intellectual property rights relating to antibodies and is currently conducting development programs to discover antigens, or to incorporate Janssen Antibodies (as defined below) into pharmaceutical compounds, that may have activity in certain disease-related pathways and to develop Janssen Antibodies that are directed to those antigens;
WHEREAS, the Parties wish to collaborate with respect to up to three (3) Research Programs (as defined below) directed to three Targets (as defined below) to perform research activities combining certain Mersana Technology (as defined below) with Janssen Antibodies;
WHEREAS, in relation to such collaboration, Mersana wishes to grant, and Janssen wishes to receive, an exclusive license under the Mersana Technology to develop, manufacture and commercialize Licensed ADCs and Licensed Products (each as defined below) resulting from the Research Programs, on the terms set forth in this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1 DEFINITIONS AND INTERPRETATION
1.1Definitions. For the purposes of this Agreement the following words and phrases shall have the following meanings:
1.1.1“Acquirer Competing Product” has the meaning set forth in Section 5.5.3.

1.1.2“Acquisition Transaction” has the meaning set forth in Section 5.5.4.
1.1.3“ADC Criteria” has the meaning set forth in Section 2.2.1.
1.1.4“[**]” means [**].
1.1.5“[**]” means [**].
1.1.6“[**]” has the meaning set forth in Section [**].
1.1.7“[**]” means the criteria set forth in Schedule 1.1.7.
1.1.8“[**]” has the meaning set forth in Section 2.1.1.
1.1.9“[**]” means [**].
1.1.10“Affiliate” of a Party means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party at any time for so long as such Person controls, is controlled by or is under common control with such Party. As used herein, the term “control” means (a) the direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for directors of a Person or other comparable ownership interest with respect to any Person other than a corporation, or (b) the ability to otherwise control or direct, directly or indirectly, the management policies of a Person, whether through the ownership of voting securities, or by contract, or otherwise.
1.1.11“[**]” means [**].
1.1.12“Agreement” means this agreement, that certain Letter Agreement between the Parties dated as of the Effective Date, all amendments and supplements to this Agreement and all schedules to this Agreement.
1.1.13“Antibody” means [**].
1.1.14“Antibody-Specific IP” has the meaning set forth in Section 5.6.2(a).
1.1.15“Antigen” means [**].
1.1.16“Applicable Law” means any law or statute, any rule or regulation (including written governmental interpretations thereof, the guidance related thereto, or the application thereof) issued by a Governmental Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling, in each case as applicable to the subject matter and the parties at issue.
1.1.17“Audited Party” has the meaning set forth in Section 9.2.1.
1.1.18“Auditing Party” has the meaning set forth in Section 9.2.1.
1.1.19“[**]” means [**].

1.1.20“Available” means, with respect to a Proposed Antigen, Proposed Target or Proposed Substitute Target, [**].
1.1.21“Average Net Selling Price” means, on a product-by-product basis, for a given product in a given country in a given Calendar Year, expressed in the applicable local currency, the aggregate Net Sales (defined mutatis mutandis with Section 1.1.177) of such product in such country and for the Calendar Year-to-date, divided by the number of units of such product for which revenue has been recognized by Janssen, its Affiliates or their respective Sublicensees (excluding Third Party Distributors and Distribution Subcontractors) in such country and Calendar Year-to-date.
1.1.22“Bankruptcy Code” has the meaning set forth in Section 14.6.
1.1.23“BLA” has the meaning set forth in the definition of Regulatory Approval.
1.1.24“Breaching Party” has the meaning set forth in Section 14.3.1.
1.1.25“Business Day” means a day on which banking institutions in New York, New York and Boston, Massachusetts are open for business other than a Saturday or Sunday.
1.1.26“Calendar Quarter” means a financial quarter based on the J&J Universal Calendar for that year and that is used by Janssen and its Affiliates for internal and external reporting purposes; provided, however, that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the then current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.
1.1.27“Calendar Year” means a year based on the J&J Universal Calendar for that year. The last Calendar Year of the Term begins on the first day of the J&J Universal Calendar Year for the year during which termination or expiration of this Agreement will occur, and the last day of such Calendar Year will be the effective date of such termination or expiration.
1.1.28“CDR” means a complementarity-determining region.
1.1.29“Change in Control” means, with respect to a Party:
(a)completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving such Party as a result of which either (i) the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Party or all or substantially all of such Party’s assets, including such Party’s assets related to Licensed ADCs and Licensed Products, either directly or through one or more subsidiaries), or (ii) any single Third Party person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds fifty percent (50%) or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries);
(b)the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party person or Group of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of fifty percent (50%) or more of either the outstanding voting power or the then outstanding shares of such Party, in each case on a fully diluted basis;
(c)individuals who, as of the date hereof, constitute the Board of Directors of such Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such Party (provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such Party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of such Party);
(d)the adoption of a plan relating to the liquidation or dissolution of such Party, other than in connection with a corporate reorganization (without limitation of clause (a), above);
(e)the sale or disposition to a Third Party of all or substantially all the assets of such Party (determined on a consolidated basis), including such Party’s assets related to the Licensed ADCs and Licensed Products; or
(f)the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of such Party (determined on a consolidated basis), including such Party’s assets or business related to the Licensed ADCs and Licensed Products.
1.1.30“Claim” has the meaning set forth in Section 15.1.1.

1.1.31“Clearance Date” means the date on which the following conditions are met with respect to a Competition Law Filing under Section 3.6: (a) the waiting period under the HSR Act or other applicable Competition Law shall have expired or earlier been terminated; (b) no injunction (whether temporary, preliminary or permanent) prohibiting effectiveness of exercise of the Target Selection Right or Target Substitution Right, as applicable, shall be in effect; (c) no judicial or administrative proceeding opposing such effectiveness shall be pending; and (d) no requirements or conditions shall have been imposed by the DOJ, FTC or other applicable Governmental Authority in connection with such Competition Law Filing, other than requirements or conditions that are consented to in writing by the Party on whom such requirements or conditions are imposed.
1.1.32“Clinical Supply Agreement” has the meaning set forth in Section 6.3.7.
1.1.33“Clinical Trial” means a clinical investigation in human subjects that has been approved by a Regulatory Authority and is intended to discover or verify the clinical, pharmacological or other pharmacodynamic effects of a Licensed Product, or to identify any adverse reactions to a Licensed Product, or to study absorption, distribution, metabolism, or excretion of a Licensed Product with the objective of ascertaining its safety, activity or efficacy.
1.1.34“Closing Date” has the meaning set forth in Section 5.5.4.
1.1.35“CMC” means chemistry, manufacturing and controls.
1.1.36“CMC Completion Date” has the meaning set forth in Section 2.3.3(b).
1.1.37“CMC Costs” means the (a) [**] and (b) [**], in each case ((a) and (b)), [**] in conducting the CMC Development activities allocated to it in a CMC Plan, but [**] under this Agreement.
1.1.38“CMC Development” means test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, technology transfer and other related activities directed to establishing Manufacturing of a drug or biological product.
1.1.39“CMC Plan” means, with respect to any Research Program, the written plan for CMC Development and Manufacturing activities in connection with such Research Program, as further described in Section 2.3.
1.1.40“CMC Plan Template” has the meaning set forth in Section 2.3.2.
1.1.41“CMC Term” means the period beginning on the Target Selection Date for the first Target selected under this Agreement and ending upon the CMC Completion Date for the last-to-complete CMC Plan for any Research Program under this Agreement.
1.1.42“CMC/Preclinical Supply Budget” has the meaning set forth in Section 2.3.1.
1.1.43“CMO” means a Third Party contract manufacturing organization.
1.1.44“Combination Product” has the meaning set forth in the definition of Net Sales.

1.1.45“Commercialization Approval” means, [**]:
[**].
1.1.46“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.1.47“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Janssen with respect to the Development, seeking to obtain Commercialization Approval, or Commercialization of a Licensed Product, [**].
1.1.48“Competition Law Filings” has the meaning set forth in Section 3.6.1.
1.1.49“Competition Laws” has the meaning set forth in Section 3.6.1.
1.1.50“Competitive Infringement” has the meaning set forth in Section 11.4.1(b).
1.1.51“Component Allocation Dispute” has the meaning set forth in the definition of Net Sales.
1.1.52“Component Allocation Notice” has the meaning set forth in the definition of Net Sales.
1.1.53“Confidential Information” has the meaning set forth in Section 10.1.
1.1.54“Confidentiality Agreement” has the meaning set forth in Section 10.1.
1.1.55“Conflicting Rights” has the meaning set forth in Section 13.2.1.
1.1.56“Control” means, with respect to any information, Regulatory Documentation or intellectual property right, possession, whether directly or indirectly, by a Party or its Affiliates (including, except as described below, a Future Acquirer) of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to the grants set forth in this Agreement) to grant the right to access or use, or to grant a license or a sublicense to, such information, Regulatory Documentation or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party (to the extent such Third Party agreement or other arrangement exists on the Effective Date or, with respect to any information, Regulatory Documentation or intellectual property right first acquired by a Party after the Effective Date, to the extent such Third Party agreement or arrangement exists on the date of acquisition by such Party). Notwithstanding the foregoing, any information, Regulatory Documentation or intellectual property right Controlled by a Future Acquirer of Mersana shall not be treated as “Controlled” by Mersana or its Affiliates for purposes of this Agreement to the extent, but only to the extent, that such information, Regulatory Documentation or intellectual property right (a) is Controlled by such Future Acquirer immediately prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights (whether directly or indirectly) by Mersana or its Affiliates, or (b) is Controlled by such Future Acquirer subsequent to the time that such Future Acquirer qualifies as such but (i) was not Controlled by Mersana or any of its existing Affiliates prior to the time such Future Acquirer qualifies as such and (ii) did not come under the Control of such Future Acquirer due to any license or other grant of rights by Mersana or its Affiliates or any reference or access to any Janssen Technology, Mersana Technology or any other or other

Confidential Information of either Party or information, Regulatory Documentation or intellectual property right Controlled by Mersana or any of its Affiliates (other than information, Regulatory Documentation or intellectual property rights Controlled by a Future Acquirer that would be excluded by clause (a) or (b)(i) of this definition), except, in either case ((a) or (b)), to the extent such information, Regulatory Documentation or intellectual property right is actually used or provided for use by Mersana or such Future Acquirer or any of their respective Affiliates in the conduct of any Research Program. Mersana will provide written notice to Janssen in advance before using any such information, Regulatory Documentation or intellectual property right of a Future Acquirer in the conduct of any Research Program.
1.1.57“Convicted Entity” has the meaning set forth in Section 13.3.4(d).
1.1.58“Convicted Individual” has the meaning set forth in Section 13.3.4(d).
1.1.59“Cost of Goods Sold” means a Party’s (a) [**] and (b) [**], in each case ((a) and (b)), [**].
1.1.60“Cover” means, with respect to a Patent Right and an invention, that, in the absence of ownership of or a license under such Patent Right, the practice of such invention (e.g., with respect to a Patent Right in the U.S., the manufacture, use, sale, offer for sale or importation of such invention) would infringe a claim of such Patent Right (in the case of a pending patent application, if the claims of such patent application as then existing were issued).
1.1.61“CPR Rules” has the meaning set forth in Section 20.3.2(a).
1.1.62“Currency Hedge Rate” means the result of the effectively performed currency hedging at Janssen for the upcoming Calendar Year, which will be set up once a Calendar Year and will remain constant throughout such Calendar Year.
1.1.63“Data Package” has the meaning set forth in Section 2.2.3(b).
1.1.64“Debarred Entity” has the meaning set forth in Section 13.3.4(b).
1.1.65“Debarred Individual” has the meaning set forth in Section 13.3.4(a).
1.1.66“Designated Antibody” has the meaning set forth in [**].
1.1.67“Designated Antibody Agreement” has the meaning set forth in [**].

1.1.68“Develop” or “Developing” means to discover, research or otherwise develop a drug or biological product, including conducting non-clinical and clinical research and development activities, CMC Development activities, regulatory activities relating to such activities, regulatory activities in support of obtaining and maintaining Regulatory Approval and pharmacovigilance activities. When used as a noun, “Development” means any and all activities involved in Developing.
1.1.69“Development Milestone Event” has the meaning set forth in Section 8.4.1.
1.1.70“Development Milestone Payment” has the meaning set forth in Section 8.4.1.
1.1.71“Device Combination Product” has the meaning set forth in the definition of Net Sales.
1.1.72“Diligent Efforts” means, with respect to each Party’s obligations to [**].  Notwithstanding the foregoing, Diligent Efforts [**]. For clarity, Diligent Efforts is [**].
1.1.73“Directed” means, [**]. Notwithstanding the foregoing: (a) [**]; (b) [**]; and (c) [**].
1.1.74“Disclosing Party” has the meaning set forth in Section 10.1.
1.1.75“Dispute” has the meaning set forth in Section 20.3.
1.1.76“Distracting Product” has the meaning set forth in Section 5.5.4.
1.1.77“Distribution Subcontractor” means any Subcontractor (other than a Third Party Distributor) that (a) performs storage, warehousing or shipping, or coordination of any of the foregoing or (b) performs any other distribution activities, in each case ((a) and (b)), with respect to a Licensed Product on behalf of Janssen (or its Affiliates) under this Agreement.
1.1.78“DOJ” means the United States Department of Justice.
1.1.79“Dolasynthen Platform” means [**].
1.1.80“Dolasynthen Scaffold” means [**] is set forth on Schedule 1.1.80.
1.1.81“Drug Master File” means a submission to the FDA or any other Regulatory Authority that may be used to provide confidential, detailed information about a Licensed ADC, Licensed Product, Auristatin Compound or Mersana Platform Technology, or any other Mersana Technology used to create a Licensed ADC or a Licensed Product, and the Manufacture (including the facilities used therefor) any of the foregoing.
1.1.82“Effective Date” means the date set forth in the first line of this Agreement.
1.1.83“EMA” has the meaning set forth in Section 1.1.220.
1.1.84“European Union” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time.

1.1.85“Event of Force Majeure” has the meaning set forth in Article 16.
1.1.86“Excess CMC/Preclinical Supply Costs” has the meaning set forth in Section 8.2.1.
1.1.87“Excess Technology Transfer Costs” has the meaning set forth in Section 8.2.2.
1.1.88“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.1.89“Excluded Entity” has the meaning set forth in Section 13.3.4(c).
1.1.90“Excluded Individual” has the meaning set forth in Section 13.3.4(c).
1.1.91“Exclusivity Period” has the meaning set forth in Section 5.5.2(c).
1.1.92“Exclusivity Start Date” has the meaning set forth in Section 5.5.2(a).
1.1.93“Executive Officers” means the [**] of Janssen and the [**] of Mersana, or any other executive vice president or senior executive officer designated by a Party who has the authority to resolve the applicable matter referred to the Executive Officers in accordance with this Agreement.
1.1.94“Existing Mersana In-License” means each agreement whereby Mersana or its Affiliates has in-licensed Mersana Technology as of the Effective Date, as listed on Schedule 1.1.94.
1.1.95“Expert” has the meaning set forth in Section 20.3.3(a).
1.1.96“Expert Panel” has the meaning set forth in Section 20.3.3(a).
1.1.97“Expert Panel Dispute” has the meaning set forth in Section 20.3.1.
1.1.98“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.
1.1.99“Extensions” has the meaning set forth in Section 11.3.5.
1.1.100“FD&C Act” means the Federal Food, Drug & Cosmetic Act, as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.1.101“FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.1.102“Field” means all diagnostic, prophylactic and therapeutic human uses.
1.1.103“First Commercial Sale” means, with respect to any Licensed Product and with respect to any country of the Territory, the first commercial sale of a Licensed Product by Janssen, its Affiliates or Sublicensees to a Third Party for monetary value following, if required by Applicable Law, Regulatory Approval and Pricing Approval of such Licensed Product and, when Regulatory Approval and Pricing Approval are not required by Applicable Law for the Licensed Product, the first commercial sale in that country, in each case for use or consumption of such Licensed Product in such country by the general public.
1.1.104“Former Target” has the meaning set forth in Section 3.3.6.
1.1.105“FTC” means the United States Federal Trade Commission.
1.1.106“FTE” means one qualified person working full time for a twelve (12) month period in a Development, Manufacturing, regulatory or other relevant capacity employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time based on [**] hours of work per Calendar Year, and in the case that is less than full-time, will be pro-rated based on the actual number of hours expended by such FTE. FTE does not include [**], but shall include, for clarity, [**].
1.1.107“FTE Costs” means, with respect to a given period, the amount calculated by multiplying the FTE Rate by the number of FTEs expended by a Party during such period.
1.1.108“FTE Rate” means, as of the Effective Date, [**] Dollars ($[**]); provided, that such rate shall be [**], based on the percentage increase in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average, all items) between the last day of the most recent completed Calendar Year and December 31, 2021. The FTE Rate shall be deemed inclusive of all expenses incurred per FTE providing the applicable services, including salaries, wages, bonuses, benefits, profit sharing, equity grants, and FICA costs and other similar ex-U.S. costs, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the applicable services.
1.1.109“Future Acquirer” means (a) a Third Party to any Change in Control transaction involving Mersana and such Third Party and (b) any of such Third Party’s Affiliates existing immediately prior to such Change in Control. For the avoidance of doubt, “Future Acquirer” does not include any Person that was an Affiliate of Mersana prior to any such Change in Control transaction.
1.1.110“Future Mersana In-License” means any Unblocking Platform In-License entered into by Mersana pursuant to Section 5.6.3(c) or any Other Platform In-License entered into by Mersana pursuant to Section 5.6.4(c), in each case, with respect to intellectual property rights that are included in the Mersana Technology.

1.1.111“GAAP” means the United States generally accepted accounting principles.
1.1.112“Gatekeeper” shall mean the Third Party named on Schedule 1.1.112 or such other Third Party as may be agreed by the Parties in writing from time to time.
1.1.113“GLP Toxicology Studies” means, with respect to a Licensed Product, animal studies conducted in accordance with GLP and intended to support an IND/CTA for such Licensed Product.
1.1.114“Glycoconnect [**]” means the [**]:
[**].
1.1.115“Glycoconnect [**]” means [**].
1.1.116“Good Clinical Practices” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of Europe and other organizations and governmental authorities in countries for which the applicable Licensed ADC or Licensed Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.
1.1.117“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside of the United States, to the extent such standards are not less stringent than United States standards.
1.1.118“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture, to the extent such standards are not less stringent than United States standards.
1.1.119“Governmental Authority” means any applicable multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.1.120“Group” has the meaning set forth in Section 1.1.29(a).
1.1.121“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.1.122“Improvement” means, [**].
1.1.123“Incumbent Board” has the meaning set forth in Section 1.1.29(c).

1.1.124“IND/CTA” means (a) in the United States, an Investigational New Drug Application, as defined in the FD&C Act, filed with the FDA that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); or (b) any foreign counterpart of the foregoing such as a clinical trial application or a clinical trial notification, or any other equivalent or related regulatory submission, license or authorization.
1.1.125“Indemnitee” has the meaning set forth in Section 15.2.1.
1.1.126“Indemnitor” has the meaning set forth in Section 15.2.1.
1.1.127“Indication” means [**].
1.1.128“Initial Target” has the meaning set forth in Section 1.1.252.
1.1.129“Initiation of GLP Toxicology Studies” means the first dosing of a nonhuman primate (or any other species that the JRC determines is substitutable for a nonhuman primate in IND-enabling toxicology studies) with a Licensed ADC in a GLP Toxicology Study.
1.1.130“Initiation of Non-GLP Toxicology Studies” means the first dosing of a nonhuman primate (or any other species that the JRC determines is substitutable for a nonhuman primate in exploratory toxicology studies) with a Licensed ADC in a Non-GLP Toxicology Study.
1.1.131“In-License Notice” has the meaning set forth in Section 5.6.3(c).
1.1.132“Insolvency Event” has the meaning set forth in Section 14.5.
1.1.133“Invention” has the meaning set forth in Section 11.1.1.
1.1.134“J&J Universal Calendar” means the calendar used for Janssen’s internal business purposes (a copy of which for 2022 is attached hereto as Schedule 1.1.134).
1.1.135“Janssen” has the meaning set forth in the introduction to this Agreement.
1.1.136“Janssen Antibody” means: (a) [**] under this Agreement [**]; or (b) [**].
1.1.137“Janssen Know-How” means any and all Know-How, excluding any Joint Know-How, that (a) is Controlled by Janssen or any Affiliate of Janssen as of the Effective Date or at any time [**], and (b) is necessary for Mersana to conduct its activities under any Research Plan or CMC Plan.
1.1.138“Janssen Patent Right” means any Patent Right, excluding Joint Patent Rights, that (a) is Controlled by Janssen or any of its Affiliates as of the Effective Date or at any time [**] and (b) is necessary for Mersana to conduct its activities under any Research Plan or CMC Plan.
1.1.139“Janssen Regulatory Documentation” means any Regulatory Documentation with respect to a Licensed ADC or Licensed Product, owned or Controlled by Janssen or any of its Affiliates after the Effective Date, that is necessary or reasonably useful to Exploit a product incorporating or utilizing a Auristatin Compound, the Mersana Platform Technology or other Mersana Technology.

1.1.140“Janssen Technology” means the Janssen Patent Rights and the Janssen Know-How.
1.1.141“JMC Matters” has the meaning set forth in Section 4.3.4(b).
1.1.142“Joint Invention” has the meaning set forth in Section 11.2.2.
1.1.143“Joint Know-How” means Know-How that is invented, conceived, developed or discovered jointly by or on behalf of both Parties (or their Affiliates or Sublicensees) in the course of such Party’s or Affiliates’ or Sublicensees’ performance under this Agreement (including the Joint Inventions), but that does not otherwise constitute Mersana Platform Inventions or Product Inventions.
1.1.144“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 4.3.1.
1.1.145“Joint Patent Committee” or “JPC” has the meaning set forth in Section 4.4.1.
1.1.146“Joint Patent Right” means any Patent Right that claims Joint Know-How.
1.1.147“Joint Research Committee” or “JRC” has the meaning set forth in Section 4.2.1.
1.1.148“Joint Technology” means the Joint Know-How and the Joint Patent Rights.
1.1.149“JRC Matters” has the meaning set forth in Section 4.2.4(b).
1.1.150“Know-How” means all non-public proprietary technical information, processes, formulae, data, inventions, methods, knowledge, discoveries, inventions, know-how, trade secrets and other information, compositions and other tangible embodiments of any of the foregoing, in each case, whether or not patentable.
1.1.151“Liability” has the meaning set forth in Section 15.1.1.
1.1.152“Licensed ADC” means (a) a Janssen Antibody Directed to a Target conjugated to an Auristatin Compound by means of the Dolasynthen Platform or the [**] (or any component of the Dolasynthen Platform or the [**]), which antibody-drug conjugate is first made, identified and characterized by either Party during the Research Term (such antibody-drug conjugate, a “Primary ADC”) or (b) [**].
1.1.153“Licensed Product” means any pharmaceutical product in any form containing one or more Licensed ADCs as an active ingredient, in any dosage form, formulation or method of delivery, including Combination Products.
1.1.154“Licensee” has the meaning set forth in Section 5.6.3(c).
1.1.155“MAA” has the meaning set forth in the definition of Regulatory Approval.
1.1.156“Major European Country” means each of [**].

1.1.157“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance and/or analytical testing, release, ship or store a compound or product or any intermediate or component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any intermediate or component thereof.
1.1.158“[**]” has the meaning set forth in Section [**].
1.1.159“Materials” has the meaning set forth in Section 2.8.1.
1.1.160“Maximum Reserved Antigen Amount” has the meaning set forth in Section 3.1.1(b).
1.1.161“Mersana” has the meaning set forth in the introduction to this Agreement.
1.1.162“Mersana In-License” means each Existing Mersana In-License and each Future Mersana In-License, if any.
1.1.163“Mersana Know-How” means any and all Know-How (including data contained in the Mersana Regulatory Documentation) that is: (a) Controlled by Mersana or any Affiliate of Mersana as of the Effective Date or, [**]; and (b) is necessary or reasonably useful (i) for Janssen to conduct its activities under any Research Plan or CMC Plan or (ii) to Develop, Manufacture, Commercialize or otherwise Exploit Licensed ADCs or Licensed Products. Mersana Know-How (i) includes the Mersana Platform Know-How and, except with respect to any Non-Synaffix Selected Target, the Licensed Know-How (as defined in the Synaffix Agreement), in each case, to the extent satisfying clauses (a) and (b) above, but does not include the Joint Know-How and (ii) does not include any Know-How that is necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise Exploit any other active ingredient included in a Licensed Product that would not be necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise Exploit Licensed ADCs or Licensed Products that do not contain such other active ingredient.
1.1.164“Mersana Patent Right” means any Patent Right that: (a) claims Mersana Know-How; or (b) is otherwise Controlled by Mersana or any of its Affiliates as of the Effective Date or, [**] that is necessary or reasonably useful (i) for Janssen to conduct its activities under any Research Plan or CMC Plan or (ii) to Develop, Manufacture, Commercialize or otherwise Exploit Licensed ADCs or Licensed Products. Mersana Patent Rights includes all Patent Rights listed in Schedule 1.1.164, provided that any Patent Right that satisfies the definition of a Mersana Patent Right shall constitute a Mersana Patent Right notwithstanding any failure to include such Patent Right on Schedule 1.1.164. Mersana Patent Rights (i) includes the Mersana Platform Patent Rights and, except with respect to any Non-Synaffix Selected Target, the Licensed Patents (as defined in the Synaffix Agreement), in each case, to the extent satisfying clauses (a) or (b) above, but does not include the Joint Patent Rights and (ii) does not include any Patent Right that is necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise Exploit any other active ingredient included in a Licensed Product that would not be necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise Exploit Licensed ADCs or Licensed Products that do not contain such other active ingredient.
1.1.165“Mersana Platform” means: (a) the [**]; (b) the Dolasynthen Platform; (c) to the extent such technology exists as of the Effective Date, during the Research Term or after the Research Term to the extent included in the Mersana Technology, Mersana’s proprietary technology relating to (i) Auristatin Compounds and (ii) bioconjugation linkers and [**] for the Dolasynthen Platform and [**], and (d) to the extent such technology exists as of the

Effective Date [**], Mersana’s proprietary technology relating to methods to manufacture the [**] included in the [**] and Dolasynthen Platform and to bioconjugate an antibody to an Auristatin Compound using the [**] or the Dolasynthen Platform, [**].
1.1.166“Mersana Platform Inventions” has the meaning set forth in Section 11.2.3(a).
1.1.167“Mersana Platform Know-How” means all Know-How that is (a) Controlled by Mersana on the Effective Date [**] and (b) relates to the Mersana Platform. For clarity, Mersana Platform Know-How includes the Mersana Platform Inventions.
1.1.168“Mersana Platform Patent Right” means any Patent Right Controlled by Mersana on the Effective Date [**] that claims Mersana Platform Know-How, including any such Patent Right that claims a Mersana Platform Invention.
1.1.169“Mersana Platform Technology” means the Mersana Platform Know-How and the Mersana Platform Patent Rights.
1.1.170“Mersana Prosecution Patent Rights” has the meaning set forth in Section 13.2.4.
1.1.171“Mersana Regulatory Documentation” means Regulatory Documentation owned or Controlled by Mersana or any of its Affiliates on or after the Effective Date relating to an Auristatin Compound, the Mersana Platform Technology or other Mersana Technology that is necessary or reasonably useful to Exploit a Licensed ADC or a Licensed Product.
1.1.172“Mersana Technology” means the Mersana Patent Rights and the Mersana Know-How.
1.1.173“Mersana Warranty Know-How” means any Know-How that (a) is Controlled by Mersana or its Affiliates as of the Effective Date and (b) (i) relates to the Mersana Platform or (ii) Mersana reasonably believes would constitute Mersana Know-How if each Reserved Antigen existing as of the Effective Date were a Target and the Research Plan and CMC Plan for such Target were consistent in scope with the Research Plan Template and CMC Plan Template.
1.1.174“Mersana Warranty Patent Right” means any Patent Right that (a) is Controlled by Mersana or its Affiliates as of the Effective Date and (b) (i) Covers the Mersana Platform or (ii) Mersana reasonably believes would constitute a Mersana Patent Right if each Reserved Antigen existing as of the Effective Date were a Target and the Research Plan and CMC Plan for such Target were consistent in scope with the Research Plan Template and CMC Plan Template.
1.1.175“Mersana Warranty Technology” means the Mersana Warranty Patent Rights and the Mersana Warranty Know-How.
1.1.176“NDA” has the meaning set forth in the definition of Regulatory Approval.
1.1.177“Net Sales” means the gross amounts invoiced for a Licensed Product by Janssen, its Affiliates and its and their respective Sublicensees (each, a “Selling Party”) for sales of such Licensed Product to a Third Party purchaser (excluding sales by any Third Party Distributor or Distribution Subcontractor, but including, for clarity, sales by a Selling Party to such Third Party Distributor or Distribution Subcontractor), less the following deductions to the extent customary and commercially reasonable, determined in accordance with GAAP and internal policies and actually taken, paid, accrued, allocated, or allowed based on good faith estimates consistently applied across the books and records of the Selling Parties, as applicable:
(a)customer, trade, quantity and cash discounts actually allowed with respect to such sales which effectively reduce the selling price and are appropriately deducted from sales under appropriate accounting principles, consistently applied;
(b)rejected goods, damaged or defective goods, recalls, returns and field destroys;
(c)rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the applicable Licensed Product;
(d)retroactive price reductions, credits or allowances that are actually allowed or granted upon claims, rejections or returns of Licensed Product, including for billing errors and reserves for returns;
(e)compulsory or negotiated payments and cash rebates or other expenditures to Governmental Authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs; including, but not limited to, pay-for-performance agreements, risk sharing agreements as well as government-levied fees as a result of the Affordable Care Act;
(f)sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the selling Person is not otherwise entitled to a credit or a refund for such taxes or duties;
(g)any invoiced amounts which are not collected by the Selling Party, including bad debts, and a reasonable reserve for non-collectable receivables related to the Licensed Product; and any deductions in the context of payments that are due or collected significantly after invoice issuance, provided that if such amounts are later collected, they shall be included in Net Sales in the Calendar Quarter of collection;
(h)charges for packing, freight, shipping and insurance (to the extent separately stated on the invoice).
All aforementioned deductions shall only be allowable to the extent they are commercially reasonable for the Selling Party, as applicable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on the Selling Party’s reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the applicable Licensed Product and other products of the Selling Party such that such Licensed Product does not bear a disproportionate portion of such deductions.
Any Licensed Products for which no monetary consideration is received that are used for promotional or advertising purposes or used for free samples shall not be included in Net Sales.

Donations for charity reasons (to avoid doubt, for which no monetary consideration is received) shall also not be included in Net Sales. Sales of Licensed Products by and between Selling Parties (other than sales to Sublicensees that are Third Party Distributors or Distribution Subcontractors) are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes. Sales of Licensed Product for the use in conducting Clinical Trials or other scientific testing of Licensed Product in a country shall be excluded from Net Sales calculations for all purposes. Compassionate and Named Patient Sales shall be excluded from Net Sales calculations for all purposes.
If any Licensed Product is sold as part of a Combination Product (as defined below), the Parties shall negotiate in good faith, at the latest [**] before the launch of such Combination Product, an allocation of Net Sales of such Combination Product to the Licensed Product component and Other Component(s) (as defined below) thereof, based on the fair market value of such components for the purposes of determining a Licensed Product-specific allocated Net Sales. Payments related to such Combination Product under this Agreement, including royalty payments, will be calculated, due and payable based only on such allocated Licensed Product-specific Net Sales.
Without limiting the foregoing and following negotiation, the Parties anticipate that allocated Net Sales will be calculated according to one of the following paradigms, with paradigm (i) being more preferable and paradigm (ii) being less preferable:
(i)Net Sales for such Licensed Product shall be determined by multiplying the applicable Net Sales of the Combination Product (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the Average Net Selling Price of the Licensed Product component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold (or, if not available, subject to reasonable estimation), and B is the Average Net Selling Price of the Other Component(s) contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold (or, if not available, subject to reasonable estimation), in each case during the applicable royalty reporting period in accordance with Article 9.
(ii)Net Sales for such Licensed Product shall be determined by multiplying Net Sales of such Combination Product (as determined without the application of this paragraph) by the fraction A/C, where A is the Average Net Selling Price of the Licensed Product component in the Combination Product, if sold separately or subject to reasonable estimation, and C is the Average Net Selling Price of the entire Combination Product.
If the Parties do not agree on an allocation of Net Sales of such Combination Product before launch, then the calculation approach described in clause (i) above will be used. Where the foregoing refers to “subject to reasonable estimation” such estimation shall be made by Janssen and promptly provided to Mersana along with reasonable supporting documentation for such estimation. If Mersana disagrees with such estimation, it may provide notice of such disagreement (a “Component Allocation Dispute”) to Janssen within [**] after Janssen provides such estimation to Mersana (such notice, a “Component Allocation Notice”). If Mersana provides a Component Allocation Notice, the Parties shall convene to reasonably determine the proper allocation between the applicable components. If the Parties do not agree on such allocation within [**] of the Component Allocation Notice, [**]. For clarity, the Selling Parties may launch such Combination Product and use Janssen’s reasonable estimation of the Average Net Selling Price of each component while such matter is being discussed and until it is resolved in accordance with this Section, subject to a true-up following resolution.

[**].
1.1.178“Non-breaching Party” has the meaning set forth in Section 14.3.1.
1.1.179“Non-GLP Toxicology Studies” means non-clinical in vitro and in vivo animal studies, which will include, but is not limited to, the delivery of a final report and data set, that encompasses relevant information needed to identify potential safety liabilities and intended to enable identification of potential safety liabilities and GLP dose selection.
1.1.180“Non-Platform Mersana Patent Rights” has the meaning set forth in Section 11.4.1(a).
1.1.181“Non-Synaffix Selected Target” means any Target for which the Parties have agreed under Section 3.4.3 to use Substitute Conjugation Technology in the Research Program for such Target.
1.1.182“Non-Synaffix Target” means any Proposed Target or Proposed Substitute Target for which Janssen desires to use Substitute Conjugation Technology in the Research Program for such Proposed Target or Proposed Substitute Target, in accordance with Section 3.4.3.
1.1.183“Notice Period” has the meaning set forth in Section 14.3.1.
1.1.184“Other Component” has the meaning set forth in the definition of Net Sales.
1.1.185“Other Platform In-License” has the meaning set forth in Section 5.6.3(b).
1.1.186“Other Platform IP” has the meaning set forth in Section 5.6.3(a).
1.1.187“Out-of-Pocket Expenses” means the amounts paid by or on account of a Party to [**]. For clarity, Out-of-Pocket Expenses does not include: [**] under this Agreement.
1.1.188“Party” and “Parties” are defined in the introduction to this Agreement.
1.1.189“Patent Right” means any and all national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b)  patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisions, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations (including any supplementary protection certificates and the like) by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.1.190“PBRM” means [**].

1.1.191“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.1.192“Pharmacovigilance Agreement” has the meaning set forth in Section 7.4.
1.1.193“Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial, or (b) a single trial that may contain elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.
(a)“Phase 1a Clinical Trial” means a Clinical Trial of a compound, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a) or any corresponding foreign law or regulation.
(b)“Phase 1b Clinical Trial” means a Clinical Trial of a compound, the principal purpose of which is a further determination of safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the compound whether or not in combination with concomitant treatment after an initial Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with Regulatory Authorities.
1.1.194“Phase 2 Clinical Trial” means (a) a Clinical Trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) or any corresponding foreign law or regulation and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or (b) a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States, that, in either case ((a) or (b)), has a primary endpoint of evaluating such product’s effectiveness for a particular indication or indications.
1.1.195“Phase 3 Clinical Trial” means a Clinical Trial of a product in any country that, on the date of first dosing of the first subject, would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) or any corresponding foreign law or regulation and is intended to or actually (a) establishes that the product is safe and efficacious for its intended use, (b) defines contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) supports Regulatory Approval for such product. Notwithstanding the foregoing, a Phase 3 Clinical Trial includes any Pivotal Clinical Trial that satisfies the foregoing definition whether or not designated as a “Phase 3 Clinical Trial.”
1.1.196“Pivotal Clinical Trial” means a Clinical Trial of a product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):
(a)such trial is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the FDA, EMA or other applicable Regulatory Authority; and
(b)such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such product in the U.S. or another country or some or all of an extranational territory, as evidenced by (i) an agreement with or statement from the FDA, the EMA or other applicable Regulatory Authority on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA, EMA or other applicable Regulatory Authority, for such registration trial.
For clarity, a Pivotal Clinical Trial need not be designated a “Phase 3 Clinical Trial.”
1.1.197“Platform Blocking IP” has the meaning set forth in Section 5.6.3(a).
1.1.198“Post-HSR Synaffix Check” has the meaning set forth in Section 3.6.3.
1.1.199“Post-HSR Synaffix Notice” has the meaning set forth in Section 3.6.3.
1.1.200“Preferentially Binds” means, [**]. With respect to this definition, [**].
1.1.201“Pricing Approval” means any approvals, licenses, registrations or authorizations of any supranational, national, regional state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set pricing of a Licensed Product, or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.
1.1.202“Primary ADC” has the meaning set forth in Section 1.1.152.
1.1.203“Product Inventions” has the meaning set forth in Section 11.2.4(a).
1.1.204“Product Know-How” means any Know-How that (a) is invented, conceived, developed or discovered by or on behalf of either or both Party(ies) (or their Affiliates or Sublicensees) in the course of such Party’s or Affiliates’ or Sublicensees’ performance under this Agreement, and (b) is (i) related to Janssen Antibodies or (ii) [**], including without limitation, [**]. For clarity, the Product Know-How includes the Product Inventions.
1.1.205“Product Patent Right” means any Patent Right that (a) claims Product Know-How and (b) [**].
1.1.206“Product Trademarks” has the meaning set forth in Section 11.7.
1.1.207“Product-Specific IP” has the meaning set forth in Section 5.6.1(a).
1.1.208“Proposed Antigen” has the meaning set forth in Section 3.1.2(b)(i).
1.1.209“Proposed Antigen Notice” has the meaning set forth in Section 3.1.2(b)(i).
1.1.210“Proposed Substitute Target” has the meaning set forth in Section 3.3.1.
1.1.211“Proposed Substitution Deadline” has the meaning set forth in Section 3.3.

1.1.212“Proposed Substitution Notice” has the meaning set forth in Section 3.3.1.
1.1.213“Proposed Target” has the meaning set forth in Section 3.2.1.
1.1.214“Proposed Target Deadline” has the meaning set forth in Section 3.2.1.
1.1.215“Proposed Target Notice” has the meaning set forth in Section 3.2.1.
1.1.216“Protocol” has the meaning set forth in Section 20.3.2(f).
1.1.217“Publication” has the meaning set forth in Section 10.5.
1.1.218“Receiving Party” has the meaning set forth in Section 10.1.
1.1.219“Regulatory Approval” means approval by the applicable Regulatory Authority in a given country or regulatory jurisdiction of an application for authorization to market or sell a Licensed Product for a disease or condition in accordance with the Applicable Laws of such country or regulatory jurisdiction. In the United States, its territories and possessions, Regulatory Approval means approval of a New Drug Application (“NDA”), Biologics License Application (“BLA”) or an equivalent by the FDA. In the European Union, Regulatory Approval means approval (including conditional approval) of a Marketing Authorization Application (“MAA”) by the EMA.
1.1.220“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency (“EMA”)), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or a Pricing Approval, for biopharmaceutical products in such country.
1.1.221“Regulatory Documentation” means all: (a) applications (including all INDs/CTAs), registrations, licenses, authorizations and approvals (including Regulatory Approvals and Pricing Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) clinical and other data contained, referenced or otherwise relied upon in any of the foregoing; and (d) for clarity, any Drug Master File held by Janssen or Mersana.
1.1.222“Regulatory Exclusivity” means, with respect to a country in the Territory, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product to such country in the Territory, other than a Patent Right, including exclusivity for an approved BLA or any corresponding foreign application in the Territory, reference product exclusivity, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or regulatory jurisdictions.
1.1.223“Report Completion Notice” has the meaning set forth in Section 2.4.1.
1.1.224“Research Completion Date” has the meaning set forth in Section 2.2.3(c).

1.1.225“Research Plan” means, with respect to any Research Program, the written plan for Development activities (other than CMC Development activities) in connection with such Research Program, as further described in Section 2.2.
1.1.226“Research Plan Template” has the meaning set forth in Section 2.2.2.
1.1.227“Research Program” has the meaning set forth in Section 2.1.1.
1.1.228“Research Term” means the period beginning on the Effective Date of this Agreement and ending upon the earlier of (a) the Research Completion Date for the last-to-complete Research Plan for any Research Program under this Agreement, and (b) the [**] anniversary of the Effective Date of this Agreement, unless extended by mutual agreement of the Parties.
1.1.229“Reserved Antigen” means, as of a given time during the Research Term, any Antigen or [**] on the Reserved Antigen List.
1.1.230“Reserved Antigen List” has the meaning set forth in Section 3.1.1(a).
1.1.231“Royalty-Bearing Patent Claim” means, with respect to a Licensed Product: (a) any Valid Patent Claim of a [**] Patent Right that Covers the composition of matter of such Licensed Product (but excluding any such Valid Patent Claim claiming a [**] Platform Invention that was solely invented by [**] or any of its Affiliates or Sublicensees or any Third Party acting on its or their behalf after the Research Term or outside of activities under a Research Plan); (b) any Valid Patent Claim of a [**] Patent Right that Covers the composition of matter of such Licensed Product; (c) any Valid Patent Claim of a Patent Right (other than a [**] Patent Right) owned by [**] or any of its Affiliates or Sublicensees that (i) claims a Product Invention and (ii) Covers the composition of matter of the Licensed ADC as a whole (i.e., not a specific component of such Licensed ADC such as the [**] component or Antibody component) contained in such Licensed Product; or (d) any Valid Patent Claim of a Patent Right (other than a [**] Patent Right) owned by [**] or any of its Affiliates or Sublicensees that (i) claims Product Know-How invented by [**] or any of its Affiliates during the Research Term in the course of conducting activities under a Research Plan and (ii) Covers the composition of matter of the Licensed ADC as a whole (i.e., not a specific component of such Licensed ADC such as the [**] component or Antibody component) contained in such Licensed Product.
1.1.232“Royalty Floor” has the meaning set forth in Section 8.3.4(a).
1.1.233“Royalty Report” has the meaning set forth in Section 9.1.1.
1.1.234“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing upon the First Commercial Sale of a Licensed Product in such country and ending upon the latest to occur of: (a) the date of expiration of the last Royalty-Bearing Patent Claim with respect to such Licensed Product in such country; (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, if any; and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.
1.1.235“Sales Milestone Event” has the meaning set forth in Section 8.5.1.
1.1.236“Sales Milestone Payment” has the meaning set forth in Section 8.5.1.
1.1.237“Selling Party” has the meaning set forth in the definition of Net Sales.

1.1.238“Specified Confidential Information” has the meaning set forth in Section 10.1.3.
1.1.239“Specified Janssen Confidential Information” has the meaning set forth in Section 10.1.
1.1.240“Subcontractors” has the meaning set forth in Section 2.7.
1.1.241“Sublicensee” means any Person that is granted a sublicense under the Mersana Technology by Janssen or its Affiliate or Sublicensee in accordance with the terms of this Agreement, including Section 5.4, excluding any Third Party granted any right or license in connection with settlement of litigation pursuant to Section 11.4.
1.1.242“Substitute Conjugation Technology” has the meaning set forth in Section 3.4.3(b).
1.1.243“Substitute Target” has the meaning set forth in Section 1.1.252.
1.1.244“Supply Costs” has the meaning set forth in Section 6.3.6.
1.1.245“Synaffix” means Synaffix BV.
1.1.246“Synaffix Agreement” means that certain Amended and Restated Commercial License and Option Agreement dated November 23, 2021, between Mersana and Synaffix, as amended by that certain letter agreement by and among Mersana, Synaffix and Janssen, dated as of the Effective Date (the “Synaffix Letter Agreement”) and as in effect as of the Effective Date, or as may be further amended in accordance with Section 5.7.2.
1.1.247“Synaffix Available Target” means any Synaffix Target that is not an Unavailable Target (as defined in the Synaffix Agreement) under the Synaffix Agreement.
1.1.248“Synaffix Letter Agreement” has the meaning set forth in Section 1.1.246.
1.1.249“Synaffix Target” means any Proposed Target or Proposed Substitute Target for which Janssen desires to use the Licensed Technology (as defined in the Synaffix Agreement) in the Research Program for such Proposed Target or Proposed Substitute Target.
1.1.250“Synaffix Unavailable Target” means an Unavailable Target (as defined in the Synaffix Agreement) under the Synaffix Agreement.
1.1.251“[**]” means a [**].
1.1.252“Target” means an Antigen [**] that either: (a) (i) is selected by Janssen pursuant to its Target Selection Rights in accordance with the process set forth in Section 3.2 and (ii) has not subsequently become a Former Target (each, an “Initial Target”); or (b) is substituted by Janssen for an Initial Target pursuant to its Target Substitution Rights in accordance with the process set forth in Section 3.3 (each, a “Substitute Target”), in each case ((a) and (b)), as defined by its Target Identifier (or, if a Target Identifier is not available for a Target, such other unique identifier as the Parties may agree).
1.1.253“Target Identifier” means the UniProt/SwissProt number sequences used to identify a specific Antigen.

1.1.254“Target Selection Date” has the meaning set forth in Section 3.2.4(d).
1.1.255“Target Selection Right” has the meaning set forth in Section 3.2.
1.1.256“Target Substitution Date” has the meaning set forth in Section 3.3.4(b).
1.1.257“Target Substitution Right” has the meaning set forth in Section 3.3.
1.1.258“Target-Specific Material Breach” has the meaning set forth in Section 14.3.2.
1.1.259“Target-Specific Notice Period” has the meaning set forth in Section 14.3.2.
1.1.260“Technology Transfer Budget” has the meaning set forth in Section 6.3.8(c).
1.1.261“Technology Transfer Costs” means the (a) [**] and (b) [**], in each case ((a) and (b)), incurred by Mersana and its Affiliates in conducting the activities allocated to it in a Technology Transfer Plan.
1.1.262“Technology Transfer Plan” has the meaning set forth in Section 6.3.8(c).
1.1.263“Term” has the meaning set forth in Section 14.1.
1.1.264“Territory” means all countries in the world.
1.1.265“Third Party” means any Person other than Janssen, Mersana and their respective Affiliates.
1.1.266“Third Party Action” has the meaning set forth in Section 12.1.1.
1.1.267“Third Party Distributor” shall mean a Third Party distributor that purchases Licensed Product from any of Janssen or its Affiliates or Sublicensees for distribution in a country in the Territory.
1.1.268“Trademark” means any word, name, symbol, color, designation, or device or any combination thereof, whether registered or unregistered, used or intended to be used in commerce and indicating the source for a product or service, including any domain name, trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol.
1.1.269“Unblocking Platform In-License” has the meaning set forth in Section 5.6.3(b).
1.1.270“Valid Patent Claim” means with respect to a Patent Right in a country any claim of an (a) issued Patent Right that has not (i) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a Governmental Authority in such country; or (b) application for a Patent Right that (i) has been pending for less than [**] and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing and (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer, and which is not subject to an interference claim. In the event that a Patent Right issues from an application for a Patent Right described in clause (b) of this definition, the claims of such issued Patent Right will be deemed to be Valid Patent Claims from and after the date of issuance so long as it satisfies the requirements of clause (a) of this definition.
1.1.271“[**]” means, [**].
1.2Certain Rules of Interpretation in this Agreement and the Schedules.
1.2.1Unless otherwise specified, all references to monetary amounts are to United States of America currency (U.S. Dollars);
1.2.2The preamble to this Agreement and the descriptive headings of Articles, Sections and Schedules are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such Articles, Sections or Schedules or to have any substantive meaning;
1.2.3Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or);
1.2.4The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”;
1.2.5The words “will” and “shall” have the same meaning;
1.2.6Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following specified time period after a date shall be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends;
1.2.7Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day to make such payment or do such act;
1.2.8Unless otherwise specified, references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Sections or Schedule of this Agreement and all subsections thereof;
1.2.9The words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Schedules hereto);
1.2.10References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; and
1.2.11References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulations then in effect, in each case, including the then-current amendments thereto.

ARTICLE 2 RESEARCH PROGRAM
2.1Objective and Conduct of the Research Programs.
2.1.1Objective and Conduct of the Research Programs. The Parties will conduct a research program for Licensed ADCs for each Initial Target and Substitute Target selected by Janssen in accordance with Article 3 (the program for each such Target, a “Research Program”), each in accordance with a Research Plan for such Research Program, a CMC Plan for such Research Program, the terms of this Agreement and Applicable Law in good scientific manner, as further described in this Article 2. The purpose of each Research Program will be to identify, develop and evaluate Licensed ADCs and Licensed Products with respect to a Target through IND/CTA submission for further Development, Manufacture and Commercialization by Janssen in accordance with this Agreement. Each Party will use Diligent Efforts to conduct the activities assigned to it under (and within the timelines contained in) each Research Plan during the Research Term and each CMC Plan during the CMC Term.
2.1.2Objective and Conduct of [**]. Mersana will conduct a program to develop the [**] in accordance with Applicable Law and in good scientific manner, as further described in this Article 2. The purpose of the [**] will be to develop the [**] in order to achieve the [**], and Mersana will, during the Research Term, use Diligent Efforts to develop the [**] in order to achieve the [**].
2.2Research Plans.
2.2.1In General. There will be a separate Research Plan for each Research Program. Each Research Plan will set forth all of the Development activities (excluding CMC Development activities) to be conducted by the Parties under the Research Program for the applicable Target during the Research Term, including a timeline for the conduct of such activities, and the criteria for the Licensed ADCs to be delivered by Mersana pursuant to such Research Program (the “ADC Criteria”). The Research Plan for each Research Program may include activities to identify Licensed ADCs using one or both of the Dolasynthen Platform or [**] Directed to the relevant Target; [**] have been achieved by Mersana in accordance with Section 2.4.
2.2.2Initial Plan. Following the Target Selection Date for an Initial Target or the Target Substitution Date for a Substitute Target, the Research Plan for the Research Program for such Initial Target (or Substitute Target) will be developed by the Parties and approved by the JRC. Each Research Plan shall be consistent with and substantially similar in scope (including any timelines, as adjusted to reflect the actual commencement date of the applicable Research Program) to the high-level template attached as Schedule 2.2.2 (the “Research Plan Template”). The Parties shall develop, and the JRC shall approve, the Research Plan for the Research Program for each Initial Target (or Substitute Target) within [**] following the applicable Target Selection Date (or Target Substitution Date, as applicable), or as soon as reasonably practicable thereafter.
2.2.3Research Plan Responsibilities.
(a)Unless otherwise agreed by the Parties, the Parties acknowledge and agree that the responsibilities of the Parties in a Research Plan will generally be allocated as follows:
(i)Janssen will have primary responsibility for (1) providing the Janssen Antibodies in sufficient quantities and of sufficient quality for the conduct of the Research Plan activities, (2) biological activities, (3) in vitro and in vivo experimentation, (4) management of Third Party relationships related to the Development of the Licensed ADCs and Licensed Products (but excluding the relationship with any Third Party related to the Mersana Platform Technology), (5) pre-IND and IND-enabling studies, and (6) preparation and submission of any INDs/CTAs; and
(ii)Mersana will have primary responsibility for (1) the conjugation of the Janssen Antibodies to Auristatin Compounds using the Dolasynthen Platform or [**], as applicable, and delivery of resulting Licensed ADCs that achieve the applicable ADC Criteria to Janssen, (2) management of the Synaffix relationship and any other Third Party relationships related to the Mersana Platform Technology, and (3) in vitro experimentation, if designated in a Research Plan. Each Party will bear all of its (and its Affiliates’) costs for conducting the Research Plan activities assigned to it (unless otherwise agreed by the Parties).
(b)For each Research Plan, promptly after Mersana completes the activities to conjugate the relevant Janssen Antibodies to Auristatin Compounds using the Dolasynthen Platform or [**], as applicable, Mersana will deliver to Janssen the resulting Licensed ADCs that achieve the applicable ADC Criteria and a data package with respect to such activities and Licensed ADCs (each, a “Data Package”). Each Data Package will consist of any information, data, and results arising from the activities assigned to Mersana related to the achievement of the applicable ADC Criteria for the delivered Licensed ADCs to the extent necessary for Janssen to confirm that such Licensed ADCs have achieved the applicable ADC Criteria. In addition, [**] under this Agreement. Following receipt of a Data Package, the JRC will decide whether any of such Licensed ADCs should be the subject of pre-IND-enabling and IND-enabling studies under the Research Plan and CMC Development and Manufacturing activities under the associated CMC Plan. If necessary, the JRC will update the Research Plan, and the JMC will update the CMC Plan, to include activities specific to the selected Licensed ADCs. If none of the Licensed ADCs delivered by Mersana with respect to a Research Program satisfies the ADC Criteria for such Research Program, Mersana will use Diligent Efforts to repeat its activities under the Research Plan (including, if applicable, with different Janssen Antibodies) as reasonably necessary to enable Mersana to deliver Licensed ADCs that satisfy the applicable ADC Criteria, subject to Section 2.2.6.
(c)Following completion of pre-IND enabling and IND-enabling studies for the Licensed ADCs generated under a Research Program, Janssen will decide whether to submit an IND for any of such Licensed ADCs. Each Research Plan will be deemed to be completed on the date that an IND/CTA has been submitted to the applicable Regulatory Authority for all of such Licensed ADCs for which Janssen decides to submit an IND/CTA (for such Research Plan, the “Research Completion Date”).
(d)Any Research Program may be terminated by decision of the JRC, including based on a determination of technical infeasibility of such Research Program.
2.2.4Costs of Research Plan Activities. Each Party will bear all costs incurred by such Party and its Affiliates in conducting the activities allocated to it under the Research Plans, unless otherwise mutually agreed by the Parties.
2.2.5Changes to Research Plans. During the Research Term, each Research Plan will be reviewed at least every [**] by the Joint Research Committee. Following such review, the Joint Research Committee may amend the Research Plan as appropriate to reflect any developments and adjustments to the planned activities, as provided in Section 4.2. In addition, either Party may propose changes to a Research Plan from time to time during the Research Term, which shall be subject to review and approval by the Joint Research Committee, as provided in Section 4.2. Other than as explicitly approved by the Joint Research Committee (or, if applicable, the Executive Officers or Janssen) in accordance with Section 4.2, no changes, amendments or other modifications to an approved Research Plan shall be made by either Party. Any amendment to a Research Plan will become effective upon the date of JRC approval (or, if applicable, the date of approval by the Executive Officers or Janssen) in accordance with Section 4.2. Notwithstanding anything to the contrary herein, the ADC Criteria in a Research Plan may only be changed by the mutual agreement of the Parties.
2.2.6Technical Infeasibility. If Mersana reasonably believes that any task or activity in a Research Plan is technically infeasible to accomplish (including in the case that Mersana reasonably believes that it is not technically feasible to generate Licensed ADCs that satisfy the applicable ADC Criteria), Mersana may request a special meeting of the JRC to discuss Mersana’s concerns with respect to such task or activity. Mersana may also propose an amendment to the Research Plan to address such concerns in accordance with Section 2.2.5. The JRC will meet within [**] after such request to discuss Mersana’s concerns and, if applicable, to decide whether to approve Mersana’s proposed amendment to the Research Plan.
2.3CMC Plans and CMC/Preclinical Supply Budgets.
2.3.1In General. There will be a separate CMC Plan for each Research Program. Each CMC Plan will set forth all of the CMC Development and Manufacturing activities to be conducted by the Parties in relation to a Research Program for a Target, including the CMC Development work required for Mersana to Manufacture (or have Manufactured) the Licensed ADCs that Mersana is obligated to supply under Section 6.3.2. Each CMC Plan shall be accompanied by a rolling, [**] budget for (a) the CMC Costs to be incurred by Mersana and its Affiliates in conducting the CMC Development activities described in the CMC Plan that are scheduled to be commenced or conducted during the [**] and (b) the Supply Costs for preclinical supplies of Licensed ADCs that Mersana is obligated to supply under Section 6.3.2 during the [**] (the “CMC/Preclinical Supply Budget”). The CMC/Preclinical Supply Budget shall be broken down by [**] and, for each [**], shall be broken down by the components of costs (i.e., [**]). The Mersana and Janssen finance teams shall meet to discuss such budgets at least [**].
2.3.2Initial CMC Plan and CMC/Preclinical Supply Budget. Promptly following the Target Selection Date for an Initial Target or the Target Substitution Date for a Substitute Target, the initial CMC Plan for the Research Program for such Target will be developed and approved by the JMC within [**] following the Target Selection Date (or Target Substitution Date, as applicable), or as soon as reasonably practicable thereafter. Each CMC Plan (including all amendments thereto) shall be consistent with and substantially similar in scope to the high-level template attached as Schedule 2.3.2 (the “CMC Plan Template”). Mersana shall provide an initial CMC/Preclinical Supply Budget proposal to Janssen for each initial CMC Plan promptly following JMC approval of an initial CMC Plan. As soon as reasonably practicable thereafter, the Parties will review and discuss the initial CMC/Preclinical Supply Budget proposal and any changes requested by Janssen. The CMC/Preclinical Supply Budget will not go into effect unless and until (a) Janssen has agreed to the CMC/Preclinical Supply Budget proposed by Mersana or (b) the Parties have mutually agreed on any changes to the CMC/Preclinical Supply Budget proposed by Mersana. Notwithstanding anything to the contrary herein, Mersana shall not be obligated to perform any CMC Plan activities until the initial CMC Plan has been approved by the JMC and the initial CMC/Preclinical Supply Budget has been approved as described in the preceding sentence.

2.3.3CMC Plan Responsibilities.
(a)Unless otherwise agreed by the Parties, the Parties acknowledge and agree that the responsibilities of the Parties in each CMC Plan will be generally allocated as follows:
(i)Janssen will have primary responsibility for (1) supplying Mersana with Janssen Antibodies in sufficient quantities and of sufficient quality for the conduct of the CMC Development and Manufacturing activities allocated to Mersana under the CMC Plan and (2) performing all CMC Development and Manufacturing of Licensed ADCs and Licensed Products not otherwise allocated to Mersana, to the extent necessary to conduct the Research Plan activities for the applicable Target; and
(ii)Mersana will have primary responsibility for (1) Manufacturing and supplying sufficient quantities of bulk drug substance of Licensed ADCs for the conduct of the Research Plan activities for such Target as provided in Section 6.3.1 and Section 6.3.2 and (2) conducting CMC Development activities necessary to support such Manufacturing activities and, if applicable, to support Mersana’s Manufacturing activities under Section 6.3.3.
(b)A CMC Plan will be deemed to be completed on the date on that the last activity set forth in such plan is completed (the “CMC Completion Date”).
2.3.4Costs of CMC Plan Activities. Janssen shall reimburse Mersana’s CMC Costs for CMC Development activities allocated to Mersana under the CMC Plans, and Janssen shall pay Mersana’s Supply Costs for preclinical supplies of Licensed ADCs supplied by Mersana to Janssen under the CMC Plans, in accordance with Section 8.2.
2.3.5Changes to CMC Plans and CMC/Preclinical Supply Budgets.
(a)Following the approval of an initial CMC Plan and initial CMC/Preclinical Supply Budget in accordance with Section 2.3.2 and ending on the CMC Completion Date for such CMC Plan, the applicable CMC Plan will be reviewed at least every [**] by the Joint Manufacturing Committee. Following such review, the Joint Manufacturing Committee may amend the CMC Plan as appropriate to reflect any developments and adjustments to the planned activities, as provided in Section 4.3. In addition, either Party may propose changes to a CMC Plan, which shall be subject to review and approval by the Joint Manufacturing Committee, as provided in Section 4.3. Other than as explicitly approved by the Joint Manufacturing Committee (or, if applicable, the Executive Officers or Janssen) in accordance with Section 4.3, no changes, amendments or other modifications to an approved CMC Plan shall be made by either Party. Any amendment to a CMC Plan will become effective upon the date of JMC approval (or, if applicable, the date of approval by the Executive Officers or Janssen) in accordance with Section 4.3.
(b)During the period beginning on the date of the mutual agreement of the Parties on an initial CMC/Preclinical Supply Budget and ending on the applicable CMC Completion Date, Mersana shall propose an updated CMC/Preclinical Supply Budget to the JMC no later than [**] of each Calendar Year under which the CMC Plan is applicable. Mersana may also propose amendments to the CMC/Preclinical Supply Budget to the JMC upon any amendment to the CMC Plan in Section 2.3.5(a) which affects the CMC/Preclinical Supply Budget or if Mersana believes the then-current CMC/Preclinical Supply Budget does not accurately reflect the anticipated CMC Costs or

Supply Costs to be incurred under any amended CMC Plan. In each such case, the Parties will then review and discuss such proposal through the JMC and, if appropriate, the JMC will approve a revised CMC/Preclinical Supply Budget as soon as reasonably practicable thereafter. If Mersana proposes an amendment to increase the then-current CMC/Preclinical Supply Budget to account for (i) an amendment to the CMC Plan in Section 2.3.5(a) that affects the CMC/Preclinical Supply Budget or (ii) an increase in the costs charged by a Third Party supplier or vendor for an activity allocated to Mersana under the CMC Plan, and (in either case ((i) or (ii))) the JMC does not approve such amendment, then Mersana will not be obligated to conduct the applicable activity(ies) unless and until the JMC approves an amendment to the CMC/Preclinical Supply Budget.
2.4[**].
2.4.1In General. Separate from any Research Plan, Mersana will be responsible for [**]. If the [**], Mersana will promptly notify Janssen, which [**]. Following such [**], Janssen will have [**] to determine whether [**] and will notify Mersana during such [**] period whether (a) the [**], or (b) Janssen reasonably determines that the [**], provided that such [**] will be deemed to be complete if Janssen fails to provide a [**] within such [**] period. Each [**] with respect to (b) above shall indicate the [**], including [**], and Mersana will promptly provide any such [**] to Janssen if available in Mersana’s possession [**]. Janssen will have an additional [**] from receipt of a [**] (including any such available [**] provided in response to Janssen’s [**] under (b) above) to [**] to confirm whether the [**]. If Janssen [**] during such [**] period that it [**], then the Parties will discuss in good faith and resolve such dispute in accordance with Section 20.3. If it is determined in accordance with Section 20.3 that the [**], then Mersana shall continue to use [**] in order to [**] during the Research Term. Failure by Janssen to [**] of dispute within such [**] period will be deemed agreement that the [**]. Mersana will have no further obligation under this Agreement to [**] following the earlier of (i) the [**], and (ii) the end of the Research Term, unless otherwise mutually agreed by the Parties. If Janssen elects to incorporate the then-current [**] despite the [**], the [**] will be [**] for purposes of this Agreement (including [**]). Mersana shall be solely responsible for the [**], including [**] in connection therewith.
2.4.2[**]. During the Research Term, in the event that Mersana in good faith believes that [**], then the Parties will meet in good faith to discuss potential amendments to the [**]; provided that the [**] may only be amended by the mutual agreement of the Parties.
2.5Restrictions on Use.
2.5.1Janssen Antibodies. During and after the Term, neither Mersana nor any of its Affiliates will use, nor have any right to use, any Janssen Antibody that is proprietary to Janssen (as a result of being Covered by a Patent Right controlled by Janssen or the subject of a Janssen trade secret) except to the extent Mersana is granted a license to use the Janssen Antibodies to conduct Mersana’s activities under each Research Plan during the Research Term, to conduct Mersana’s activities under each CMC Plan during the CMC Term under Section 5.2 and, if applicable, to Manufacture clinical supplies of Licensed ADCs under Section 6.3. For clarity, Janssen retains the right to use any Janssen Antibody in any product that is not a Licensed ADC or Licensed Product during or after the Term.
2.5.2Mersana Platform. During and after the Term, neither Janssen nor any of its Affiliates or Sublicensees will have any right under this Agreement to use the Mersana Platform and the Mersana Technology except to the extent Janssen is granted a license to use the Mersana Platform and Mersana Technology as set forth in Section 5.1. [**]. For clarity, and subject to Section [**].

2.6Records and Reports.
2.6.1Records. The Parties shall maintain, and cause their Affiliates and Sublicensees to maintain, in good scientific manner, complete and accurate books and records pertaining to its activities under each Research Plan and each CMC Plan, in sufficient detail to verify compliance with its obligations under this Agreement and which books and records shall (a) be appropriate for patent and regulatory purposes, (b) be kept and maintained in compliance with Applicable Law and (c) properly reflect all work done and results achieved in the performance of its activities under each Research Plan and each CMC Plan. Such books and records shall be retained by each Party for at least [**] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party maintained with respect to such Research Plan and such CMC Plan pursuant to this Section 2.6.1.
2.6.2Reports. Each Party shall provide the Joint Research Committee and the Joint Manufacturing Committee with periodic updates and reports relating to its activities under each Research Plan and CMC Plan, respectively, including a summary of any material results and data generated by such Party under the Research Plan or CMC Plan during the period covered by such reports [**] arising from Mersana’s activities under such Research Plan and CMC Plan. Mersana will also provide the Joint Research Committee with periodic updates and reports relating to its activities under the [**], including a summary of any results and data generated by Mersana under the [**] during the period covered by such reports (and, if reasonably requested by Janssen, the [**]), provided that Mersana shall not be obligated to disclose any results and data related to such development activities to Janssen, except to the extent reasonably necessary (a) to demonstrate the achievement of the [**], (b) for Janssen to evaluate any lead candidates for the [**] other than the candidate(s) described in the [**] (including [**]), and (c) for Janssen to conduct reasonable due diligence on the [**] commensurate in scope (to the extent the applicable information is available) with Janssen’s due diligence on the Dolasynthen Platform prior to the Effective Date (including any biology data, but excluding any chemistry synthesis data). [**].
2.7Subcontractors. Each Party may subcontract the performance of any activities allocated to it under the Research Plans and the CMC Plans, Mersana may subcontract any of its Manufacturing activities for the Licensed ADCs or activities under the [**], and Janssen may subcontract any of its Development, Manufacture and Commercialization activities for the Licensed ADCs and Licensed Products, to its Affiliates or to Third Party subcontractors (“Subcontractors”); [**] (other than the Subcontractors set forth on Schedule 2.7) [**]. The subcontracting Party will remain responsible for the work allocated to such Subcontractors to the same extent as if it had performed such work itself. All subcontracted activities will be conducted pursuant to a written agreement between the subcontracting Party and the Subcontractor, which will be consistent with the terms and conditions of this Agreement and will: (a) include obligations of non-use and non-disclosure with respect to Confidential Information no less restrictive than those set forth in this Agreement; (b) require the applicable Subcontractor to assign to such Party its rights in any Know-How conceived and reduced to practice by such Subcontractor in the course of performing such work (provided that such Know-How is not an improvement to the Subcontractor’s background intellectual property rights, in which case it will be acceptable for the applicable Party to obtain a sublicensable license to such Know-How for use with the deliverables arising from its engagement); and (c) grant Mersana the right to audit the Subcontractor’s performance at least [**]. The subcontracting Party will oversee the performance of its Subcontractors. Janssen will have the right from time to time, but not more than [**] (except as otherwise agreed by the Parties, including as set forth in the Clinical Supply Agreement), to, at Janssen’s election, either (i) accompany Mersana on its audit of the performance of Mersana’s Subcontractors conducting activities under this Agreement or

(ii) request that Mersana audit the performance of Mersana’s Subcontractors conducting activities under this Agreement, in which case Mersana will conduct such audit and will provide to Janssen all documentation regarding the results of such audit. Each Party shall be responsible and liable for any and all failures by such Subcontractor to comply with the applicable terms of this Agreement.
2.8Materials.
2.8.1Use Restrictions. Each Party may transfer to the other Party certain biological or chemical materials or sequences in connection with the performance of activities under the Research Plans or CMC Plans, including any such materials to which Mersana has a license to under the Synaffix Agreement (“Materials”). Mersana shall ensure that any Materials licensed from Synaffix that are transferred to Janssen are transferred in compliance with the Synaffix Agreement. The receiving Party shall use the Materials provided by the other Party in compliance with Applicable Laws, and solely to perform activities assigned to the receiving Party under the Research Plan or CMC Plan, and not for any other purpose. The receiving Party shall not transfer any Materials provided by the other Party to any Third Party without the other Party’s prior written consent. Other than as necessary for the performance of activities under the Research Plan or CMC Plan, the receiving Party shall not, and shall cause any transferees to not, copy, reproduce, synthesize, disassemble, reverse engineer, or attempt to disassemble or reverse engineer (including via sequencing techniques), any Materials provided by the other Party without the other Party’s prior written consent or unless expressly provided for in the Research Plan or CMC Plan. This Section will not apply to any Licensed ADCs or Licensed Products provided by Mersana to Janssen under this Agreement.
2.8.2Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS PROVIDED ARE PROVIDED “AS IS” AND THE PROVIDING PARTY PROVIDES NO REPRESENTATIONS OR WARRANTIES FOR THE MATERIALS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 3 TARGET SELECTION
3.1Reserved Antigen List.
3.1.1Initial Reserved Antigen List.
(a)Attached hereto as Schedule 3.1.1 is a list of Antigens or [**] that the Parties have agreed are, as of the Effective Date, Available for selection by Janssen as Targets under this Agreement (such list, as it may be updated from time to time in accordance with this Section 3.1, the “Reserved Antigen List”). The total number of Reserved Antigens on the Reserved Antigen List shall at no time exceed the then-current Maximum Reserved Antigen Amount.
(b)For purposes of this Agreement, the “Maximum Reserved Antigen Amount” means, at a given time, an amount equal to [**]. For clarity, as of the Effective Date, there are three (3) Target Selection Rights (as provided in Section 3.2).
3.1.2Changes to Reserved Antigen List.
(a)Rights to Add and Replace Reserved Antigens. At any time prior to the expiration of all of Janssen’s Target Selection Rights, Janssen may (i) add additional Antigens or [**] to the Reserved Antigen List or (ii) replace existing Reserved

Antigens with new Antigens or [**], subject, in each case ((i) and (ii)), to the then-current Maximum Reserved Antigen Amount; provided that any such replacement as described in clause (ii) may only occur for up to [**] Reserved Antigens in the aggregate during the Research Term.
(b)Process to Add or Replace Reserved Antigens. Each such proposed update to the Reserved Antigen List (i.e., addition of a new Reserved Antigen or replacement of a Reserved Antigen) will comply with the following process:
(i)Notice from Janssen to Gatekeeper. Janssen will provide written notice (a “Proposed Antigen Notice”) to the Gatekeeper identifying the proposed new Antigen or [**] (each, a “Proposed Antigen”). Each Proposed Antigen Notice will include a written description of the Proposed Antigen (including the name, aliases and Target Identifier, if available).
(ii)Notice from Janssen to Mersana. Concurrently with the Proposed Antigen Notice, Janssen will provide written notice to Mersana stating only that Janssen has commenced the process of updating the Reserved Antigen List under this Section 3.1.2 and if such Proposed Antigen is intended to replace a Reserved Antigen. Such notice will not include any information regarding the Proposed Antigens.
(iii)List from Mersana to Gatekeeper. Within [**] of Mersana’s receipt of such notice from Janssen, Mersana will provide the Gatekeeper with a complete and correct list of Antigens or [**] (including the names, aliases, and Target Identifiers if available) that are not Available.
(iv)Gatekeeper Determination of Availability. Within [**] of the Gatekeeper’s receipt of the list from Mersana pursuant to Section 3.1.2(b)(iii), the Gatekeeper will (x) compare the Proposed Antigen with the list of Antigens or [**] provided by Mersana to the Gatekeeper pursuant to Section 3.1.2(b)(iii), and (y) notify Janssen whether the Proposed Antigen is Available or is not Available. The fact that a Proposed Antigen is Available or is not Available shall be the Confidential Information of Mersana.
(v)Notice to Mersana; Determination of Availability from Synaffix. If the Proposed Antigen is Available, then Janssen shall provide Mersana with written notice of the specific Proposed Antigen, and pursuant and subject to the terms of the Synaffix Agreement, Mersana will determine whether the Proposed Antigen is a Synaffix Unavailable Target. If the Proposed Antigen is intended to replace a Reserved Antigen, then Janssen’s notice to Mersana under this Section 3.1.2(b)(v) shall identify such Reserved Antigen to be so replaced.
(vi)Effective Date of Addition or Replacement. Subject to Section 3.4, (x) such Proposed Antigen shall be deemed added to the Reserved Antigen List, and will be deemed to be a Reserved Antigen for all purposes of this Agreement, as of the date of such notice under Section 3.1.2(b)(v) and (y) if such Proposed Antigen is intended to replace a Reserved Antigen, then the replaced Reserved Antigen will automatically be deemed to be removed from the Reserved Antigen List, and will no longer be a Reserved Antigen for purposes of this Agreement, as of the date of such notice under Section 3.1.2(b)(v).
(vii)Right to Repeat Process if Unavailable. If the Proposed Antigen is identified by the Gatekeeper as not Available, then Janssen may repeat the process described in this Section 3.1.2 one or more times, subject in each case to the then-current Maximum Reserved Antigen Amount.
3.1.3Removal of Reserved Antigens from Reserved Antigen List. If (a) any Target Selection Right expires without having been exercised by Janssen pursuant to Section 3.2.5 or (b) a Target Selection Date occurs following the exercise of Janssen’s exercise of its Target Selection Right pursuant to Section 3.2, then (in each case (a) or (b)) Janssen shall remove from the Reserved Antigen List such number of Reserved Antigens as is necessary so that the Reserved Antigens do not exceed the Maximum Reserved Antigen Amount. Under (a) or (b) above, unless a Proposed Target was a Reserved Antigen, Janssen will provide written notice to Mersana of the Reserved Antigens to be removed from the Reserved Antigen List in the applicable Proposed Target Notice or within [**] following the expiration of the Target Selection Right or the Target Selection Date, as applicable; [**]. The Reserved Antigens specified in Janssen’s notice [**] will automatically be deemed to be removed from the Reserved Antigen List upon receipt of the applicable notification by Mersana [**], and will no longer be deemed Reserved Antigens. Under (b) above, if a Proposed Target was a Reserved Antigen, then the Reserved Antigen that was selected as a Target will be automatically removed from the Reserved Antigen List upon the occurrence of the Target Selection Date, and will no longer be deemed a Reserved Antigen. For clarity, the Reserved Antigens removed from the Reserved Antigen List will no longer be subject to exclusivity under Section 5.5.1.
3.1.4Updated Reserved Antigen List. Upon request of either Party, the Parties will prepare an updated Reserved Antigen List to reflect any changes made pursuant to this Section 3.1.
3.2Target Selection. Subject to Section 3.2.5, Janssen shall have the right, in its sole discretion, to select up to three (3) Antigens or [**] (which may be either Reserved Antigens or other Antigens or [**]) as Initial Targets pursuant to the process set forth below in this Section 3.2 (each, a “Target Selection Right”).
3.2.1Notice from Janssen to Mersana; Proposed Target Deadlines. Janssen shall provide written notice to Mersana of its desire to select a Reserved Antigen (or other Antigen or [**]) (each, a “Proposed Target”) as an Initial Target (each a “Proposed Target Notice”): (a) no later than [**] after the Effective Date, with respect to selection of the first Initial Target; (b) no later than [**] after the Effective Date, with respect to selection of the second Initial Target; and (c) no later than [**] after the Effective Date, with respect to selection of the third Initial Target (each, a “Proposed Target Deadline”). The Proposed Target Notice will also indicate whether Janssen has designated the Proposed Target to be a Non-Synaffix Target or a Synaffix Target. In accordance with Section 3.2.5, the Proposed Target Deadline for an Initial Target may be extended. If a Proposed Target is a Reserved Antigen, the Proposed Target Notice will identify the Proposed Target (including the name, aliases, and Target Identifier, if available). If a Proposed Target is not a Reserved Antigen, the Proposed Target Notice will indicate only that Janssen intends to select a Proposed Target that is not a Reserved Antigen as an Initial Target and is commencing the procedures set forth in Section 3.2.2 to determine whether such Proposed Target is Available.
3.2.2Additional Procedures if Not a Reserved Antigen. If the Proposed Target is not a Reserved Antigen, the Parties shall follow the procedures set forth in Section 3.1.2(b)(i) through Section 3.1.2(b)(iv) to determine whether such Proposed Target is Available. If such Proposed Target is Available, Janssen shall provide to Mersana an updated Proposed Target Notice that identifies the Proposed Target (including the name, aliases, and Target Identifier if available) within [**] of the date of the Gatekeeper’s notice to Janssen under Section 3.1.2(b)(iv).

3.2.3Determination of Availability from Synaffix or Use of Substitute Conjugation Technology. After completing the procedures in Section 3.2.1 and, if applicable, Section 3.2.2, Mersana will (a) if the Proposed Target was designated a Synaffix Target in the Proposed Target Notice, follow the procedures set forth in Section 3.4 to determine whether the Proposed Target is a Synaffix Available Target or a Synaffix Unavailable Target, or (b) if the Proposed Target was already designated a Non-Synaffix Target in the Proposed Target Notice, follow the procedures set forth in Section 3.4.3(b) to obtain approval from the JRC with respect to use of Substitute Conjugation Technology.
3.2.4Effective Date of Initial Target Selection if Available.
(a)If such Proposed Target is a Non-Synaffix Target and is a Reserved Antigen, then such Proposed Target will become an Initial Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Selection Right under Section 3.6.1, the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Target; or (ii) if Competition Law Filings are required with respect to such Target Selection Right under Section 3.6.1, the later of (A) the Clearance Date with respect to such Proposed Target, and (B) the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Target.
(b)If such Proposed Target is a Non-Synaffix Target, and is not a Reserved Antigen but is otherwise determined to be Available, then such Proposed Target will become an Initial Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Selection Right under Section 3.6.1, the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Target; or (ii) if Competition Law Filings are required with respect to such Target Selection Right under Section 3.6.1, the later of (A) the Clearance Date with respect to such Proposed Target, and (B) the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Target.
(c)If such Proposed Target is a Synaffix Available Target and is a Reserved Antigen, then, subject to Section 3.4, such Proposed Target will become an Initial Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Selection Right under Section 3.6.1, the date such Proposed Target is determined to be a Synaffix Available Target pursuant to Section 3.4.2; or (ii) if Competition Law Filings are required with respect to such Target Selection Right under Section 3.6.1, the date following the Clearance Date that (x) Synaffix or its representatives have provided notice to Mersana that the applicable Proposed Target is a Synaffix Available Target in connection with the Post-HSR Synaffix Check or (y) such Proposed Target is designated in accordance with Section 3.4.2 to be a Non-Synaffix Target in connection with such Post-HSR Synaffix Check and the JRC has determined to use Substitute Conjugation Technology with respect to such Proposed Target in accordance with Section 3.4.3(b).
(d)If such Proposed Target is a Synaffix Available Target and is not a Reserved Antigen but is otherwise determined to be Available, then such Proposed Target will become an Initial Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Selection Right under Section 3.6.1, the date such Proposed Target is determined to be a Synaffix Available Target pursuant to Section 3.4.2; or (ii) if Competition Law Filings are required with respect to such Target Selection Right under Section 3.6.1, the date following the Clearance Date that (x) Synaffix or its representatives have provided notice to Mersana that the applicable

Proposed Target is a Synaffix Available Target in connection with the Post-HSR Synaffix Check or (y) such Proposed Target is designated in accordance with Section 3.4.2 to be a Non-Synaffix Target in connection with such Post-HSR Synaffix Check and the JRC has determined to use Substitute Conjugation Technology with respect to such Proposed Target in accordance with Section 3.4.3(b) (such date described in clause (a) through (d), as applicable, the “Target Selection Date” of such Initial Target).
3.2.5Expiration of Target Selection Rights.
(a)Expiration. If Janssen does not submit a Proposed Target Notice on or before the Proposed Target Deadline for an Initial Target, the Target Selection Right with respect to such Initial Target will expire and be of no further force or effect.
(b)Extension of Deadline. Subject to the proviso in the second sentence of this Section 3.2.5(b), if Janssen submits a Proposed Target Notice on or before the Proposed Target Deadline for an Initial Target, but if (i) the applicable Proposed Target is not Available, (ii) the applicable Proposed Target is a Synaffix Unavailable Target (and is a Synaffix Target) or (iii) Competition Law Filings are required with respect to such Initial Target and a Party withdraws such Proposed Target Notice in accordance with Section 3.6.1(b), then, in each case, such Proposed Target Deadline shall be extended for an additional [**] to permit Janssen to provide a new Proposed Target Notice to Mersana. A Proposed Target Deadline may be extended in accordance with the first sentence of this Section 3.2.5(b) multiple times until either (x) there is a Target Selection Date for such Initial Target, or (y) Janssen fails to deliver a new Proposed Target Notice to Mersana by the extended Proposed Target Deadline; provided, however, that the Proposed Target Deadline may not be extended past [**] prior to the Option Term Expiration Date (as defined in the Synaffix Agreement) for the applicable Option (as defined in the Synaffix Agreement) under the Synaffix Agreement unless the Proposed Target is a Non-Synaffix Target.
(c)Separate Deadlines for Initial Targets. A failure by Janssen to provide a Proposed Target Notice to Mersana by the applicable Proposed Target Deadline for the first Initial Target or second Initial Target shall not limit Janssen’s right to select any subsequent Initial Target (e.g., if Janssen does not provide a Proposed Target Notice for a first Initial Target by the applicable Proposed Target Deadline (i.e., [**] after the Effective Date unless extended), Janssen may still submit a Proposed Target Notice for the second Initial Target and third Initial Target by their applicable Proposed Target Deadlines).
3.3Target Substitution. On an Initial Target-by-Initial Target basis, at any time prior to the earlier of (a) completion of Non-GLP Toxicology Studies for the first Licensed ADC Directed to the applicable Initial Target under a Research Program, and (b) [**] following the Target Selection Date for such Initial Target (the “Proposed Substitution Deadline”), Janssen shall have the right, in its sole discretion, to substitute for such Initial Target another Reserved Antigen or other Antigen or [**] pursuant to the process set forth in this Section 3.3 (each, a “Target Substitution Right”); provided that the Proposed Substitution Deadline for the first Target Substitution Right exercised by Janssen under this Agreement shall be no later than [**] before the deadline for exercise of the Initial Target Substitution Right (as defined in the Synaffix Agreement) with respect to the applicable Initial Target under Section 2.9(a) of the Synaffix Agreement, unless the Proposed Substitute Target with respect to such Initial Target is a Non-Synaffix Target. For each Initial Target, a substitution may be made under this Section 3.3 only one time.

3.3.1Notice from Janssen to Mersana. If Janssen desires to make a substitution for an Initial Target, Janssen shall provide written notice to Mersana of its desire to select a Reserved Antigen (or other Antigen or [**]) (each, a “Proposed Substitute Target”) as a Substitute Target for such Initial Target (each a “Proposed Substitution Notice”) no later than the Proposed Substitution Deadline for such Initial Target. The Proposed Substitution Notice will also indicate whether Janssen has designated the Proposed Target to be a Non-Synaffix Target or a Synaffix Target. If the Proposed Substitute Target is a Reserved Antigen, the Proposed Substitution Notice will identify the Proposed Substitute Target (including the name, aliases, and Target Identifier if available). If a Proposed Substitute Target is not a Reserved Antigen, the Proposed Substitution Notice will indicate only that Janssen intends to select a Proposed Substitute Target that is not a Reserved Antigen as a Substitute Target and is commencing the procedures set forth in Section 3.3.2 to determine whether such Proposed Substitute Target is Available. In either case, the Proposed Substitution Notice will identify the Initial Target for which Janssen intends to make a substitution.
3.3.2Additional Procedures if Not a Reserved Antigen. If such Proposed Substitute Target is not a Reserved Antigen, the Parties shall follow the procedures set forth in Section 3.1.2(b)(i) through Section 3.1.2(b)(iv) to determine whether such Proposed Substitute Target is Available. If such Proposed Substitute Target is Available, Janssen shall provide to Mersana, within [**] of the date of the Gatekeeper’s notice to Janssen under Section 3.1.2(b)(iv), an updated Proposed Substitution Notice that identifies the Proposed Substitute Target (including the name, aliases, and Target Identifier, if available).
3.3.3Determination of Availability from Synaffix or Use of Substitute Conjugation Technology. After completing the procedures in Section 3.3.1 and, if applicable, Section 3.3.2, Mersana will (a) if the Proposed Substitute Target was designated Synaffix Target in the Proposed Substitution Notice, follow the procedures set forth in Section 3.4 to determine whether the Proposed Substitute Target is a Synaffix Available Target or a Synaffix Unavailable Target, or (b) if the Proposed Substitute Target was already designated a Non-Synaffix Target in the Proposed Substitution Notice, follow the procedures set forth in Section 3.4.3(b) to obtain approval from the JRC with respect to use of Substitute Conjugation Technology.
3.3.4Effective Date of Substitution if Available.
(a)If such Proposed Substitute Target is a Non-Synaffix Target and is Available, then such Proposed Target will become a Substitute Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Substitution Right under Section 3.6.1, the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Substitute Target; or (ii) if Competition Law Filings are required with respect to such Target Substitution Right under Section 3.6.1, the later of (A) the Clearance Date with respect to such Proposed Substitute Target, and (B) the date that the JRC approves the use of Substitute Conjugation Technology under Section 3.4.3(b) with respect to such Proposed Substitute Target.
(b)If such Proposed Substitute Target is a Synaffix Available Target and is Available, then such Proposed Substitute Target will become a Substitute Target as of the following date: (i) if Competition Law Filings are not required with respect to such Target Substitution Right under Section 3.6.1, the date such Proposed Substitute Target is determined to be a Synaffix Available Target pursuant to Section 3.4.2; or (ii) if Competition Law Filings are required with respect to such Target Substitution Right under Section 3.6.1, the date following the Clearance Date that (x) Synaffix or its representatives have provided notice to Mersana that the applicable Proposed Substitute Target is a Synaffix Available Target in connection with the Post-HSR Synaffix Check or

(y) such Proposed Target is designated in accordance with Section 3.4.2 to be a Non-Synaffix Target in connection with such Post-HSR Synaffix Check and the JRC has determined to use Substitute Conjugation Technology with respect to such Proposed Target in accordance with Section 3.4.3 (such date described in clause (a) or (b), as applicable, the “Target Substitution Date” for such Proposed Substitute Target).
3.3.5Cost of Target Substitution. Janssen may exercise a Target Substitution Right one time [**]. Following the second exercise of a Target Substitution Right, if any, Janssen shall pay to Mersana [**], in consideration for the second and third (if any) exercise of the Target Substitution Rights. Janssen shall make such payment within [**] following receipt of an invoice for such substitution fee from Mersana after the Target Substitution Date with respect to such Substitute Target. For the avoidance of doubt, [**] payable to Mersana following the third exercise (if any) of a Target Substitution Right.
3.3.6Former Targets. Upon replacement of an Initial Target with a Substitute Target (such replaced Initial Target, a “Former Target”), the Former Target shall no longer be deemed a Target for purposes of this Agreement and shall no longer be Available. For clarity, Mersana shall have no further exclusivity obligations under Section 5.5 with respect to a Former Target and Janssen shall have no further rights or license under this Agreement to continue Development, Manufacturing or Commercialization of Licensed ADCs or Licensed Products Directed to a Former Target.
3.3.7Certain Milestone Payments for Substituted Targets. For the avoidance of doubt, if Development Milestone Event No. 1.a or Development Milestone Event 1.b is achieved with respect to a Substitute Target, [**].
3.3.8Expiration of Target Substitution Rights.
(a)Expiration. If Janssen does not submit a Proposed Substitution Notice on or before the Proposed Substitution Deadline for an Initial Target, the Target Substitution Right with respect to such Initial Target will expire and be of no further force or effect. In addition, if the Target Selection Right for an Initial Target expires pursuant to Section 3.2.5 without having been exercised by Janssen, then the Target Substitution Right for such Initial Target shall automatically expire upon expiration of the Target Selection Right.
(b)Extension of Deadline. Subject to the proviso in the second sentence of this Section 3.3.8(b), if Janssen submits a Proposed Substitution Notice on or before the Proposed Substitution Deadline for an Initial Target, but if (i) the applicable Proposed Substitute Target is not Available, (ii) the applicable Proposed Substitute Target is a Synaffix Unavailable Target (and is not a Non-Synaffix Target) or (iii) Competition Law Filings are required with respect to such Target and a Party withdraws such Proposed Substitution Notice in accordance with Section 3.6.1(b), then, in each case, the Proposed Substitution Deadline shall be extended for an additional [**] to permit Janssen to provide a new Proposed Substitution Notice to Mersana. A Proposed Substitution Deadline may be extended in accordance with the first sentence of this Section 3.3.8(b) multiple times until either (x) Janssen provides a Proposed Substitution Notice for a Proposed Substitute Target that is Available and is a Synaffix Available Target, or (y) Janssen fails to deliver a new Proposed Substitution Notice to Mersana by the extended Proposed Substitution Deadline; provided that the Proposed Substitution Deadline for the first Target Substitution Right exercised by Janssen under this Agreement shall be no later than [**] before the deadline for exercise of the Initial Target Substitution Right with respect to the applicable Initial Target under Section 2.9(a) of the

Synaffix Agreement, unless the Proposed Substitute Target with respect to such Initial Target is a Non-Synaffix Target.
3.4Availability of Targets under Synaffix Agreement.
3.4.1Quarterly Updates. For each Reserved Antigen, until such time as such Reserved Antigen becomes a Target or is removed from the Reserved Antigen List, Mersana will, on a calendar quarterly basis, inquire with Synaffix pursuant to the procedure set forth in Section 2.2(b) of the Synaffix Agreement whether such Reserved Antigen has become a Synaffix Unavailable Target. Mersana will promptly notify Janssen after becoming aware that any Reserved Antigen has become a Synaffix Unavailable Target. In such event, Janssen shall have the right, in its sole discretion, to either (a) update the Reserved Antigen List to replace such Reserved Antigen with a new Proposed Antigen pursuant to Section 3.1.2 or (b) keep such Reserved Antigen on the Reserved Antigen List, subject to Section 3.4.3.
3.4.2Availability Confirmation.
(a)Proposed Antigens. With respect to any Proposed Antigen, within [**] after any Proposed Antigen Notice provided by Janssen to Mersana under Section 3.1.2(b)(v), Mersana will inquire with Synaffix (pursuant to and subject to the procedure set forth in Section 2.2(b) of the Synaffix Agreement) whether such Proposed Antigen is a Synaffix Unavailable Target. If such Proposed Antigen is a Synaffix Unavailable Target, Janssen shall have the right, in its sole discretion, to either (i) decline to add such Proposed Antigen to the Reserved Antigen List, or (ii) elect to add such Proposed Antigen to the Reserved Antigen List but subject to the limitations on use of Licensed Technology (as defined in the Synaffix Agreement) set forth in Section 3.4.3. If such Proposed Antigen is a Synaffix Available Target, then such Proposed Antigen shall automatically become a Reserved Antigen as set forth in Section 3.1.2(b)(vi).
(b)Proposed Targets. With respect to any Proposed Target, within [**] after any Proposed Target Notice provided by Janssen to Mersana under Section 3.2.1 or 3.2.2 or after receipt of a Post-HSR Synaffix Notice under Section 3.6.3, Mersana will inquire with Synaffix (under the procedure set forth in Section 2.2(b) of the Synaffix Agreement) whether such Proposed Target is a Synaffix Unavailable Target. If such Proposed Target is a Synaffix Unavailable Target, Janssen shall have the right to either (i) in its sole discretion, decline to select such Proposed Target as a Target, or (ii) designate the Proposed Target as a Non-Synaffix Target and, if permitted under Section 3.4.3(b) and in accordance with Section 3.4.3(b), select such Proposed Target as a Target, but subject to, for clarity, the restrictions on use of Licensed Technology (as defined in the Synaffix Agreement) set forth in Section 3.4.3(a). If such Proposed Target is a Synaffix Available Target, then such Proposed Target shall automatically become an Initial Target as set forth in Section 3.2.4.
(c)Proposed Substitute Targets. With respect to any Proposed Substitute Target, within [**] after any Proposed Substitution Notice provided by Janssen to Mersana under Section 3.3.1 or 3.3.2 or after receipt of a Post-HSR Synaffix Notice under Section 3.6.3, Mersana will inquire with Synaffix (under the procedure set forth in Section 2.2(b) of the Synaffix Agreement) whether such Proposed Substitute Target is a Synaffix Unavailable Target. If such Proposed Substitute Target is a Synaffix Unavailable Target, Janssen shall have the right to either (i) in its sole discretion, decline to select such Proposed Substitute Target as a Substitute Target, or (ii) designate the Proposed Substitute Target as a Non-Synaffix Target and, if permitted under Section 3.4.3(b) and in accordance with Section 3.4.3(b), select such Proposed Target as a Target, but subject to, for clarity, the restrictions on use of Licensed Technology (as defined in the Synaffix Agreement) set forth in Section 3.4.3(a). If such Proposed Substitute Target is a Synaffix Available Target, then such Proposed Substitute Target shall automatically become a Substitute Target as set forth in Section 3.3.4.
3.4.3Unavailable Targets; Use of Non-Synaffix Technology.
(a)With respect to any Proposed Antigen, Proposed Target or Proposed Substitute Target that is a Non-Synaffix Target or a Synaffix Unavailable Target, the Parties acknowledge and agree that if such Proposed Antigen, Proposed Target or Proposed Substitute Target becomes a Target, the Licensed Technology (as defined in the Synaffix Agreement) will not be used in the Research Program for such Target and Janssen will not receive any sublicense under the Licensed Technology (as defined in the Synaffix Agreement) under Section 5.1 with respect to such Target.
(b)If Janssen desires to select a Proposed Target or Proposed Substitute Target that is a Non-Synaffix Target as a Target, then Janssen will provide notice to the JRC and within [**] of the receipt of notice by Janssen that the Proposed Target or Proposed Substitute Target is a Synaffix Unavailable Target in Section 3.4.2(b) or Section 3.4.2(c), as applicable (or if the Proposed Target was designated a Non-Synaffix Target in the Proposed Target Notice or Proposed Substitution Notice (as applicable), then within [**] of such Proposed Target Notice or Proposed Substitution Notice), the JRC will determine whether to use any substitute conjugation technology that is not Licensed Technology (as defined in the Synaffix Agreement) (“Substitute Conjugation Technology”), in the Research Program with respect to such Proposed Target or Proposed Substitute Target. If the JRC determines to use Substitute Conjugation Technology with such Proposed Target or Proposed Substitute Target that is a Non-Synaffix Target, then such Proposed Target or Proposed Substitute Target shall automatically become a Target as set forth in Section 3.3.4. If the JRC does not determine to use Substitute Conjugation Technology with respect to such Proposed Target or Proposed Substitute Target, then Janssen will be deemed to decline the selection of such Proposed Target or Proposed Substitute Target as a Target, and the applicable Proposed Target Deadline or Proposed Substitution Deadline shall be extended as set forth in Section 3.2.5(b) or Section 3.3.8(b) (as applicable), to permit Janssen to exercise its applicable Target Selection Right or Target Substitution Right for an alternative Target.
(c)In addition, with respect to any Target, the JRC may determine that the use of Substitute Conjugation Technology is in the best interest of the Research Program for any Target.
(d)In either such case ((b) and (c)), (i) the Parties will cooperate to identify any Substitute Conjugation Technology and (ii) after identifying an appropriate Substitute Conjugation Technology, if the use of any Substitute Conjugation Technology will require an in-license of rights from a Third Party or require that Mersana conduct additional development of the Mersana Platform in order to use the Substitute Conjugation Technology, then (A) the Parties will discuss in good faith and either (1) mutually agree that an amendment to this Agreement to incorporate the use of any Substitute Conjugation Technology is not necessary, or (2) enter into an amendment to this Agreement to incorporate the use of any Substitute Conjugation Technology; provided that, if the Parties, despite their good faith efforts cannot agree on such an amendment to this Agreement within [**], then the Parties will be deemed to have agreed to not use such Substitute Conjugation Technology (unless the Parties mutually agree to extend such [**] period), (B) following the completion of (A)(1) or (A)(2) above, notwithstanding anything to the contrary in Section 5.6, [**] (iii) the JRC will discuss and approve the amendment of the applicable Research Plan to incorporate the use of the

Substitute Conjugation Technology, and (iv) the JMC will discuss and approve the amendment of the applicable CMC Plan to incorporate the use of the Substitute Conjugation Technology. In the case of Section 3.4.3(c) above, where the JRC determines to use a Substitute Conjugation Technology after the Research Program for a Target has begun, the Parties acknowledge and agree that Mersana may terminate, in its sole discretion, the Synaffix Agreement with respect to such Target for such Research Program, and, in such case, Janssen will cease to receive any sublicense under the Licensed Technology (as defined in the Synaffix Agreement) under Section 5.1 with respect to such Target. For the avoidance of doubt, nothing herein will prevent either Party from seeking to acquire or in-license rights to any Substitute Conjugation Technology for its products that are not subject to this Agreement.
3.4.4Mersana Representations and Covenant as to Synaffix.
(a)Mersana represents and warrants to Janssen that (x) Mersana has received written confirmation from the Agent (as defined in the Synaffix Agreement) under Section 2.2(b)(2) of the Synaffix Agreement on January 29, 2022 that, as of such date, none of the Reserved Antigens set forth on Schedule 3.1.1 are Synaffix Unavailable Targets and [**]. Mersana additionally represents and warrants to Janssen that, as of the Effective Date, [**].
(b)Mersana covenants to Janssen that (i) it will maintain available for use with respect to the Targets under this Agreement, and will not exercise for itself or for the benefit of any Third Party, at least the number of options to select a target as a “Licensed Target” (as such term is defined in the Synaffix Agreement) under Section 2.2 of the Synaffix Agreement that is equal to the then-current Maximum Reserved Antigen Amount and (ii) [**]. In addition, Mersana covenants to Janssen that [**]. Mersana further covenants to Janssen that [**].
3.4.5Janssen Covenants [**].
(a)Until [**] under this Agreement, for so long as [**] and (ii) [**] under this Agreement [**], neither Janssen nor its Affiliates will [**] Mersana.
(b)During [**], for so long as (i) [**] and (ii) [**] under this Agreement [**], neither Janssen nor its Affiliates will [**] Mersana.
3.5[**]. If [**] for purposes of this Agreement. In addition, if [**] for purposes of this Agreement.
3.6HSR Clearance.
3.6.1Clearance Date.
(a)Notwithstanding anything to the contrary in this Article 3, if Janssen determines that a filing or submission under the HSR Act or any antitrust, competition or merger control law applicable to such exercise (collectively, “Competition Laws” and, such filing or submission, “Competition Law Filings”) is required or advisable with respect to any exercise of Janssen’s Target Selection Rights or Target Substitution Rights under this Article 3, Janssen shall provide, prior to or concurrently with its provision of a Proposed Target Notice or Proposed Substitution Notice with respect thereto, written notice to Mersana that such exercise will be subject to Competition Law Filings. If Janssen so notifies Mersana, the provisions of Section 3.6.2 shall apply. Mersana shall provide to Janssen any information reasonably requested by

Janssen in its assessment of potential notifications under applicable Competition Laws pursuant to this Section 3.6.1. In such event, the Target Selection Date or Target Substitution Date, as applicable, will not occur unless the Clearance Date occurs, as further described in Section 3.2.4 or 3.3.4, as applicable.
(b)Following the earlier of the occurrence of: (i) the FTC or DOJ obtaining a preliminary injunction against the Parties to enjoin the transactions contemplated by the applicable Proposed Target Notice or Proposed Substitution Notice or (ii) the Clearance Date not having occurred within [**] after the applicable Competition Law Filing, Janssen shall have the right, but not the obligation, to withdraw the applicable Proposed Target Notice or Proposed Substitution Notice by delivery of written notice to Mersana, and Janssen will be permitted to provide a new Proposed Target Notice or Proposed Substitution Notice to Mersana, as applicable, and the applicable Proposed Target Deadline or Proposed Substitution Deadline shall be extended one or more times as set forth in Section 3.2.5(b) or Section 3.3.8(b) (as applicable), until such time as Janssen has exercised its applicable Target Selection Right or Target Substitution Right for an alternative Target. If the Clearance Date has not occurred within [**] after the applicable Competition Law Filing (and Janssen has not withdrawn the applicable Proposed Target Notice or Proposed Substitution Notice in accordance with the immediately preceding sentence), either Party shall have the right, but not the obligation, to effect the withdrawal of the applicable Proposed Target Notice or Proposed Substitution Notice by delivery of written notice to the other Party, and Janssen will be permitted to provide a new Proposed Target Notice or Proposed Substitution Notice to Mersana, as applicable, and the applicable Proposed Target Deadline or Proposed Substitution Deadline shall be extended one or more times as set forth in Section 3.2.5(b) or Section 3.3.8(b) (as applicable).
3.6.2Competition Law Filings. Within at least [**] of its receipt of a written notice from Janssen with respect to the Competition Law Filings pursuant to Section 3.6.1, Mersana will, at the request of Janssen and in consultation and cooperation with Janssen, file or submit, and assist Janssen with, any Competition Law Filing that is necessary or advisable with the FTC and the DOJ under the HSR Act and with the appropriate Governmental Authority under any other applicable Competition Law. Any such Competition Law Filings made by Janssen and Mersana will be in substantial compliance with the requirements of the Competition Laws. Each of Janssen and Mersana will use its reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, authorizations, terminations of applicable periods and clearances in connection with the Competition Law Filings, including (a) cooperating and consulting with each other and furnishing to each other or each other’s counsel information and reasonable assistance as each may request in connection with the preparation of any Competition Law Filing, (b) giving the other reasonable prior notice of, and the opportunity to review and discuss in advance (including considering in good faith the views of the other), any such Competition Law Filings to be made and, to the extent reasonably practicable, of any communication with, or any responses to inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Authority regarding such Competition Law Filings or the transactions contemplated by the exercise of the Target Selection Right or Target Substitution Right, as applicable, (c) permitting the other or the other’s counsel to participate in all material communications and meetings with any Governmental Authority to the extent not prohibited by such Governmental Authority and (d) subject to clauses (b) and (c) of this Section 3.6.2, responding as promptly as practicable to all requests of any Governmental Authority and providing all requested information to such Governmental Authority. Janssen and Mersana will each pay their own expenses and attorneys’ fees associated with any Competition Law Filings (including any response to requests for additional information), except Janssen will pay any filing fees required with respect thereto.

3.6.3Post-HSR Determination of Availability from Synaffix. If the Proposed Target or Proposed Substitute Target that is the subject matter of the Competition Law Filing is not a Non-Synaffix Target, then promptly following the Clearance Date (but in any event, within [**] of the Clearance Date), Janssen shall provide written notice to Mersana thereof, and Mersana will follow the procedures set forth in Section 3.4 to determine whether the Proposed Target or Proposed Substitute Target, as applicable, may be selected as a Target (the “Post-HSR Synaffix Check,” and such written notice from Janssen, the “Post-HSR Synaffix Notice”).
3.6.4No Conflicting Grants. During the period starting upon the provision of a Proposed Target Notice or Proposed Substitution Notice and ending on the earlier of (i) the Target Selection Date or Target Substitution Date, as applicable, and (ii) (x) notice from Synaffix or its representatives that the applicable Proposed Target or Proposed Substitute Target is a Synaffix Unavailable Target in connection with the Post-HSR Synaffix Check, (y) the JRC having decided under Section 3.4.3(b) not to designate such Proposed Target or Proposed Substitute Target as a Non-Synaffix Target, and (z) if Competition Law Filings are required with respect to such Target, a Party effects the withdrawal of such Proposed Substitution Notice in accordance with Section 3.6.1(b), with respect to any Proposed Target or Proposed Substitute Target for which Competition Law Filings are required under Section 3.6.1, neither Mersana nor any of its Affiliates will grant to any Third Party any rights or licenses that would conflict with the rights and licenses to be granted to Janssen under this Agreement upon the Target Selection Date or Target Substitution Date, as applicable, for such Target.
3.7Gatekeeper.
3.7.1Mersana shall be solely responsible for the Gatekeeper’s performance of its obligations under this Agreement and Mersana shall be liable for any breach by the Gatekeeper of any such obligation or any error or omission of or by the Gatekeeper in performing such obligations related to (i) the correct assessment and reservation of each Proposed Antigen, Proposed Target or Proposed Substitute Target as set forth in Sections 3.1 through 3.3; (ii) adherence to the timelines set forth in Section 3.1.2(b), and (iii) Gatekeeper’s confidentiality obligations as set forth in the three-way confidentiality agreement described in Section 3.7.2.
3.7.2Mersana shall ensure that (a) a Gatekeeper (such Gatekeeper not to be a director, officer or employee of either Party or its Affiliates) has been appointed to perform the activities under this Agreement applicable to the Gatekeeper, at all times during the period starting from the Effective Date until the exercise or expiration of each Target Selection Right or Target Substitution Right under this Agreement, and (b) at all times during such period, Mersana and such then-current Gatekeeper are parties to a three-way confidentiality agreement with Janssen, which includes terms which prohibit the Gatekeeper from disclosing to Mersana any Proposed Antigen, Proposed Target or Proposed Substitute Target in a Proposed Antigen Notice, Proposed Target Notice or Proposed Substitution Notice from Janssen.
3.7.3Where this Agreement refers to an action or obligation to be undertaken by the Gatekeeper, Mersana will cause the Gatekeeper, during the Term, to undertake such obligations or other actions, and Mersana will be responsible and liable for any acts or omissions by the Gatekeeper.
ARTICLE 4 GOVERNANCE
4.1Primary Contacts. Promptly following the Effective Date, each Party will designate an individual to be reasonably available to the other Party to facilitate communication, respond to questions and otherwise coordinate the Parties’ activities under this Agreement regarding, relating to or in connection with the conduct of the Research Programs (including activities conducted under the Research Plans and CMC Plans) and the [**]. Such designated individual may, but is not required to, serve as a representative of its respective Party on the Joint Research Committee or Joint Manufacturing Committee. A Party may replace its designated individual at any time by written notice to the other Party.
4.2Joint Research Committee.
4.2.1Formation and Composition. Promptly after the Effective Date, the Parties will establish a joint research committee (the “Joint Research Committee” or “JRC”) composed of [**] appointed representatives of each of Janssen and Mersana. Each JRC representative must be an employee of the appointing Party. A Party may change one or more of its representatives on the Joint Research Committee at any time or elect to have one of its members represented by a delegate at a meeting of the Joint Research Committee, provided that such delegate is an employee of such Party. The Joint Research Committee will be chaired by a Janssen representative selected by Janssen from one of the Janssen’s members of the Joint Research Committee. The Parties may allow additional employees to attend meetings of the Joint Research Committee subject to the confidentiality provisions of Article 10.
4.2.2Functions and Authority. The Joint Research Committee will be responsible for supervising and managing the Research Programs and serving as a forum for discussion of the [**]. Its functions will be:
(a)Overseeing and coordinating the progress, timelines and results of the Research Programs and Research Plans;
(b)Reviewing or preparing, and approving, the initial Research Plan for the Research Program for each Target in accordance with Section 2.2.2 and any proposed changes or amendments to the Research Plan(s) in accordance with Section 2.2.4, including determining whether to use the Dolasynthen Platform or the [**] in any such Research Program;
(c)Determining the frequency of reports to be provided by the Parties regarding its activities under each Research Plan under Section 2.6.2, and reviewing such reports upon submission by the Parties;
(d)Determining whether to use Substitute Conjugation Technology with respect to a Proposed Target or Proposed Substitute Target that is a Non-Synaffix Target;
(e)Determining whether Other Platform IP will be used to conduct a Research Program.
(f)Determining whether any Research Program should be terminated, including for technical infeasibility; and
(g)Such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JRC in this Agreement.
4.2.3Meetings. During the Research Term, the Joint Research Committee will meet in person or by teleconference or videoconference at least [**]. The Joint Research Committee also may choose to meet more frequently on an as needed basis and will meet upon the request of either Party. The chairperson of the JRC will coordinate and prepare the agenda (which agenda will include items requested by either Party) for, and ensure the orderly conduct of, the meetings of the JRC. Each Party will bear its own expenses related to its JRC representatives’ participation in and attendance at such meetings.
4.2.4Decisions.
(a)A quorum of the Joint Research Committee is required for any meeting of the Joint Research Committee, which quorum will exist if at least one (1) JRC representative of each Party is present. No action taken at a meeting of the JRC shall be effective unless a quorum exists.
(b)The JRC will only have authority to determine, approve or resolve matters that the JRC is expressly authorized to determine, approve or resolve under this Agreement (“JRC Matters”). The JRC will determine, approve or resolve JRC Matters by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. In the event that the Joint Research Committee does not reach consensus on a JRC Matter within [**] after the matter is first presented to the Joint Research Committee, the JRC Matter may be referred by either Party to the Executive Officers, who will use reasonable efforts to meet promptly to discuss and resolve such matter. If such Executive Officers do not reach agreement with respect to a particular JRC Matter within [**] after the matter is first referred to such Executive Officers, Janssen will have final decision-making authority relating to such JRC Matter (including amendments to the Research Plan and any decision about whether to apply the Dolasynthen Platform, the [**] or both platforms with respect to a Target); provided that Janssen will not have the right to exercise its final decision-making authority:
[**].
(c)Neither the JRC nor Janssen (when exercising its final decision-making authority) has the authority to: (i) amend, modify or waive compliance with any term or condition of this Agreement; (ii) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties or one Party’s approval or consent; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) resolve any Dispute, including whether or in what amount a payment is owed under this Agreement or whether a Party is in breach of this Agreement.
4.2.5Minutes and Reports. The Joint Research Committee will maintain accurate minutes of its meetings, including all proposed decisions and recommended actions or decisions taken. Promptly after each meeting, either the chairperson of the Joint Research Committee or another member of the Joint Research Committee designated by the Joint Research Committee will provide the Parties with draft minutes of the meeting, including any issues requiring decisions, any proposed decisions and recommended actions or decisions taken. Within [**] of each meeting, the Joint Research Committee chair will provide final versions of the meeting minutes. Minutes will be deemed approved unless any member of the JRC objects to the accuracy of such minutes by providing written notice to the other members of the JRC prior to the next meeting of the JRC. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
4.2.6Duration. The Joint Research Committee will be in existence only during, and will be automatically dissolved on the last day of, the Research Term.

4.3Joint Manufacturing Committee.
4.3.1Formation and Composition. Promptly after the Effective Date, the Parties will establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”) composed of one (1) appointed representative of each of Janssen and Mersana. Each JMC representative must be an employee of the appointing Party. A Party may change its representative on the Joint Manufacturing Committee at any time or elect to have its member represented by a delegate at a meeting of the Joint Manufacturing Committee, provided that such delegate is an employee of such Party. The Joint Manufacturing Committee will be chaired by the [**] representative. The Parties may allow additional employees to attend meetings of the Joint Manufacturing Committee subject to the confidentiality provisions of Article 10.
4.3.2Functions and Authority. The Joint Manufacturing Committee will be responsible for supervising and managing the CMC activities under the CMC Plan. Its functions will be:
(a)Overseeing and coordinating the progress, timelines and results of the CMC Plans (but excluding, for clarity, activities under the Clinical Supply Agreement);
(b)Reviewing or preparing, and approving, the initial CMC Plan for the Research Program for each Target in accordance with Section 2.3.2 (excluding, for clarity, the initial CMC/Preclinical Supply Budget, which is subject to the approval process set forth in Section 2.3.2), and reviewing or preparing, and approving, any proposed changes or amendments to the CMC Plan(s) and CMC/Preclinical Supply Budget(s) in accordance with Section 2.3.5;
(c)coordinating Licensed ADC Manufacturing activities and supply matters under the CMC Plans;
(d)facilitating the exchange of information between the Parties, and coordinating resolution of issues, relevant to the Manufacturing and supply of Licensed ADCs by Mersana during the Term;
(e)reviewing, commenting on and approving changes to the Manufacturing process for Licensed ADCs used by or on behalf of Mersana or any of its Affiliates (including changes relating to the drug substance and to the conjugation step) during the CMC Term;
(f)Preparing and approving the initial Technology Transfer Plan for the Research Program for each Target in accordance with Section 6.3.8(d) (excluding, for clarity, the initial Technology Transfer Budget, which is subject to the approval process set forth in Section 6.3.8(d)), and reviewing or preparing, and approving, any proposed changes or amendments to the Technology Transfer Plan(s) and Technology Transfer Budget(s) in accordance with Section 6.3.8(e) or Section 6.3.8(f);
(g)Overseeing the technology transfer pursuant to Section 6.3.8; and
(h)Such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JMC in this Agreement.
4.3.3Meetings. During the CMC Term, the Joint Manufacturing Committee will meet in person or by teleconference or videoconference at least [**]. The Joint Manufacturing Committee also may choose to meet more frequently on an as needed basis and will meet upon the request of either Party. The chairperson of the JMC will coordinate and prepare the agenda (which agenda will include items requested by either Party) for, and ensure the orderly conduct of, the meetings of the JMC. Each Party will bear its own expenses related to its JMC representatives’ participation in and attendance at such meetings.
4.3.4Decisions.
(a)A quorum of the Joint Manufacturing Committee is required for any meeting of the Joint Manufacturing Committee, which quorum will exist only if the JMC representative of each Party is present. No action taken at a meeting of the JMC shall be effective unless a quorum exists.
(b)The JMC will only have authority to determine, approve or resolve matters that the JMC is expressly authorized to determine, approve or resolve under this Agreement (“JMC Matters”). The JMC will determine, approve or resolve JMC Matters by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. In the event that the Joint Manufacturing Committee does not reach consensus on a JMC Matter within [**] after the JMC Matter is first presented to the Joint Manufacturing Committee, the JMC Matter may be referred by either Party to the Executive Officers, who will use reasonable efforts to meet promptly to discuss and resolve such matter. If such Executive Officers do not reach agreement with respect to a particular JMC Matter within [**] after the matter is first referred to such Executive Officers, Janssen will have final decision-making authority relating to such JMC Matter (including amendments to the CMC Plan); provided that, Janssen will not have the right to exercise its final decision-making authority:
[**].
(c)Neither the JMC nor Janssen (when exercising its final decision-making authority) has the authority to: (i) amend, modify or waive compliance with any term or condition of this Agreement; (ii) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties or one Party’s approval or consent; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) resolve any Dispute, including whether or in what amount a payment is owed under this Agreement or whether a Party is in breach of this Agreement.
4.3.5Minutes and Reports. The Joint Manufacturing Committee will maintain accurate minutes of its meetings, including all proposed decisions and recommended actions or decisions taken. Promptly after each meeting, either the chairperson of the Joint Manufacturing Committee or another member of the Joint Manufacturing Committee designated by the Joint Manufacturing Committee will provide the Parties with draft minutes of the meeting, including any issues requiring decisions, any proposed decisions and recommended actions or decisions taken. Within [**] of each meeting, the Joint Manufacturing Committee chair will provide final versions of the meeting minutes. Minutes will be deemed approved unless any member of the JMC objects to the accuracy of such minutes by providing written notice to the other members of the JMC prior to the next meeting of the JMC. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
4.3.6Duration. Unless earlier terminated by mutual written consent of the Parties, the Joint Manufacturing Committee will be in existence until, and will be automatically dissolved on, the last day of the CMC Term.

4.4Joint Patent Committee.
4.4.1Formation and Composition. The Parties will establish a joint patent committee (the “Joint Patent Committee” or “JPC”) composed of one (1) appointed representative of each of Janssen and Mersana. Each JPC representative must be an employee or outside patent counsel of the appointing Party. A Party may at any time, by written notice to the other Party’s representative on the Joint Patent Committee, change its representative on the Joint Patent Committee or elect to be represented by a delegate at a meeting of the Joint Patent Committee, provided that such delegate is an employee of such Party. The Joint Patent Committee will be chaired by the [**] representative. The Parties may allow additional employees to attend meetings of the Joint Patent Committee subject to the confidentiality provisions of Article 10.
4.4.2Functions and Authority. The Joint Patent Committee will be responsible for only the following:
(a)Coordinating with the Parties in accordance with Section 11.3.4 to reasonably avoid creating potential issues in prosecution of the patent applications covering each Party’s other respective Patent Rights; and
(b)Such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JPC in this Agreement.
4.4.3Meetings. During the Term, the Joint Patent Committee will meet in person or by teleconference or videoconference when and as reasonably requested by a representative to the Joint Patent Committee. The chairperson of the JPC will coordinate and prepare the agenda (which agenda will include items requested by either Party) for, and ensure the orderly conduct of, the meetings of the JPC. Each Party will bear its own expenses related to its JPC representative’s participation in and attendance at such meetings.
4.4.4Decisions. The Joint Patent Committee shall not have any decision-making authority.
4.4.5Minutes and Reports. The Joint Patent Committee will draft, distribute and maintain accurate minutes of its meetings, including with respect to all matters discussed at such meeting, in accordance with policies to be agreed by the Joint Patent Committee.
4.4.6Duration. Unless earlier terminated by mutual written consent of the Parties, the Joint Patent Committee will be in existence until the end of the Term.
ARTICLE 5 LICENSES
5.1License Grants to Janssen.
5.1.1Research License. On a Target-by-Target basis, Mersana shall, and does hereby, grant to Janssen, effective as of the Target Selection Date (or Target Substitution Date, as applicable) for a Target and thereafter during the Research Term and CMC Term, an exclusive, non-transferrable (except as set forth in Article 17), worldwide, royalty-free, sublicensable (through multiple tiers, solely as permitted under Section 5.4) license under the Mersana Technology and Mersana’s interest in the Joint Technology solely to conduct Janssen’s activities under the Research Plan with respect to such Target during the Research Term and to conduct Janssen’s activities under the CMC Plan with respect to such Target during the CMC Term.

5.1.2Commercial License. On a Target-by-Target basis, Mersana shall, and does hereby, grant to Janssen, effective as of the Target Selection Date (or Target Substitution Date, as applicable) for a Target and thereafter during the Term, an exclusive (even as to Mersana, except to the extent required for Mersana to perform its obligations under this Agreement or, if applicable, the Clinical Supply Agreement), non-transferrable (except as set forth in Article 17), worldwide, sublicensable (through multiple tiers, solely as permitted under Section 5.4), royalty-bearing license under the Mersana Technology and Mersana’s interest in the Joint Technology to Develop, Manufacture, Commercialize and otherwise Exploit Licensed ADCs Directed to such Target and Licensed Products containing such Licensed ADCs, in the Field in the Territory.
5.1.3Right of Reference. On a Target-by-Target basis, Mersana shall, and does hereby, grant to Janssen, effective as of the Target Selection Date (or Target Substitution Date, as applicable) for a Target and thereafter during the Term an exclusive, non-transferrable (except as set forth in Article 17), worldwide, royalty-free “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) and equivalent rights under any foreign counterparts to such regulation, to reference and access (and to grant to its Affiliates and Sublicensees further rights to reference and access) the Mersana Regulatory Documentation to Develop, Manufacture, Commercialize and otherwise Exploit Licensed ADCs Directed to such Target and Licensed Products containing such Licensed ADCs, in the Field in the Territory. If requested by Janssen, Mersana will provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any foreign counterpart to such regulation.
5.1.4Mersana Affiliates. If any of the Mersana Technology, Joint Technology or Mersana Regulatory Documentation licensed to Janssen, or to which Janssen is granted rights, pursuant to this Section 5.1 is Controlled by an Affiliate of Mersana, Mersana will procure that such Affiliate grants the licenses and rights to Janssen in accordance with this Section 5.1.
5.1.5Covenant Outside the Field. During the Term, neither Mersana nor any of its Affiliates will, itself or with or through Third Party, Develop, Manufacture, Commercialize or otherwise Exploit any Licensed ADC or Licensed Product outside the Field, or grant any rights to a Third Party to do any of the foregoing.
5.2License Grant to Mersana.
5.2.1Research License. On a Target-by-Target basis, Janssen shall, and does hereby, grant to Mersana, effective as of the Target Selection Date (or Target Substitution Date, as applicable) for a Target and thereafter during the Research Term and CMC Term, a non-exclusive, non-transferrable (except as set forth in Article 17), worldwide, royalty-free, sublicensable (through multiple tiers, solely as permitted under Section 5.4) license under the Janssen Technology solely to conduct Mersana’s activities under the Research Plan with respect to such Target during the Research Term and to conduct Mersana’s activities under the CMC Plan with respect to such Target.
5.2.2[**] License.
(a)Definition. “[**]” means any [**] that is:
(i)an [**] during the Research Term; or
(ii)an [**] during the Research Term.
(b)[**] License. Subject to the terms and conditions of this Agreement, Janssen shall, and does hereby, grant to Mersana a perpetual non-exclusive,

non-transferrable (except as set forth in Article 17), worldwide, [**], sublicensable (through multiple tiers) license under the [**]. For clarity, such license does not include a [**].
5.2.3Janssen Affiliates. If any of the Janssen Technology, [**] or Patent Rights claiming [**] licensed to Mersana, or to which Mersana is granted rights, pursuant to this Section 5.2 is Controlled by an Affiliate of Janssen, Janssen will procure that such Affiliate grants the licenses and rights to Mersana in accordance with this Section 5.2.
5.3No Other Rights. Each Party acknowledges that the licenses and other rights granted to it under this Article 5 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever with respect to any intellectual property right of either Party is granted to the other Party under this Agreement, whether by implication, estoppel, reliance, or otherwise. All rights of each Party that are not specifically granted to the other Party under this Agreement are reserved to and retained by such Party.
5.4Rights to Sublicense.
5.4.1Each Party shall have the right to grant sublicenses under the license(s) granted to such Party in Section 5.1.1 or Section 5.2, as applicable, to its Affiliates and Subcontractors, without the other Party’s prior written consent, subject to the terms and conditions set forth in Section 2.7.
5.4.2Janssen shall have the right to grant sublicenses through multiple tiers of the license granted to Janssen under Section 5.1.2 to any Affiliate or to any Third Party, subject to the applicable terms and conditions of the Mersana In-Licenses as set forth in Section 5.7.1; provided that (a) each Sublicensee shall be bound by terms and conditions (including obligations of non-use and non-disclosure with respect to Confidential Information) consistent with the terms and conditions of this Agreement that are applicable to Sublicensees; and (b) each Sublicensee agrees in writing to assign to Janssen, all Inventions (and any Patent Rights with respect thereto) invented, conceived, or discovered by or on behalf of any such Sublicensee, whether alone or with Janssen or a Third Party, that would be Mersana Platform Inventions were such Inventions invented, conceived or discovered solely by Janssen, in order for Janssen to comply with the intellectual property right assignment provisions of this Agreement. Janssen will be liable for any act or omission of any of its Sublicensees in connection with this Agreement. Notwithstanding any sublicense, Janssen will remain liable and responsible for all of its duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Janssen shall be deemed a breach by Janssen of this Agreement. For clarity, Janssen shall make all payments due to Mersana pursuant to this Agreement by reason of achievement of any milestones, or royalties on Net Sales as set forth herein by any Sublicensee. Janssen will further require any Sublicensee to comply with all terms of the Mersana In-Licenses expressly identified as applicable to a Sublicensee under Section 5.7.1. Janssen shall, within [**] after granting any sublicense hereunder or after the grant of a sublicense hereunder by any Affiliate or Sublicensee of Janssen, provide to Mersana a copy of the relevant sublicense agreement; provided that any such sublicense agreement provided to Mersana hereunder may be redacted to omit terms not necessary for Mersana to ensure compliance with this Agreement (but, for clarity, may not omit the name of the Sublicensee).
5.5Exclusivity.
5.5.1[**] Exclusivity. Until the expiration of all of Janssen’s [**] under this Agreement, neither Mersana nor any of its Affiliates will, itself or with or through any Third

Party, [**] any product that contains a [**], or grant any rights to a Third Party to do any of the foregoing. For the avoidance of doubt, once a [**], then Mersana shall no longer be subject to the exclusivity obligations under this Section 5.5.1 with respect to the [**].
5.5.2[**] Exclusivity.
(a)For purposes of this Agreement, the “Exclusivity Start Date” means (i) with respect to [**] and (ii) with respect to [**].
(b)On a [**] basis, during the period beginning on the Exclusivity Start Date for the applicable [**] and ending on the earliest of (i) the [**], (ii) the [**] and (iii) the [**], neither Mersana nor any of its Affiliates will, itself or with or through any Third Party, [**] any product that contains a [**], or grant any rights to a Third Party to do any of the foregoing.
(c)On a [**] basis, during the period beginning on the Exclusivity Start Date for the applicable [**] and ending on the earliest of (i) [**], (ii) [**] and (iii) the [**] (the “Exclusivity Period”), neither Mersana nor any of its Affiliates will, itself or with or through any Third Party, [**] any product that contains a [**], or grant any rights to a Third Party to do any of the foregoing.
5.5.3Change in Control. If there is a Change in Control of Mersana, the obligations of Section 5.5.1 and Section 5.5.2 will not apply to any product [**] (an “Acquirer Competing Product”); provided that Mersana and the Future Acquirer comply with the following with respect to the program for the Acquirer Competing Product:
(a)[**] under this Agreement;
(b)[**], in such program;
(c)[**] under such program;
(d)[**] relating to this Agreement; and
(e)[**] relating to such program.
5.5.4Distracting Products. Notwithstanding the provisions of Sections 5.5.1 and 5.5.2, if (a) Mersana or any of its Affiliates acquires rights to [**] a product as the result of a merger, acquisition or combination with or of a Third Party other than a Change in Control (each, an “Acquisition Transaction”), and (b) on the date of the closing of such Acquisition Transaction (the “Closing Date”), such product is being [**] and such activities would, but for the provisions of this Section 5.5.4 constitute a breach of Section 5.5.1 or Section 5.5.2 (such product, a “Distracting Product”), then Mersana and such Affiliate shall either (i) within [**] after the Closing Date, [**] or (ii) within [**] after the Closing Date, [**] applicable obligations under Sections 5.5.1 and 5.5.2. Mersana will provide written notice to Janssen of its election pursuant to the foregoing clause (i) or (ii) within [**] after the Closing Date. During the period prior to such [**], Mersana or such Affiliate may continue the [**] of such Distracting Product, provided that Mersana complies with the following with respect to the program for the Distracting Product:
(a)[**] under this Agreement;
(b)[**], in such program;

(c)[**] under such program;
(d)[**] relating to this Agreement; and
(e)[**] relating to such program.
5.5.5Notwithstanding anything in Section 1.1.73 to the contrary, if Mersana or its Affiliate or Third Party licensee [**], such [**].
5.6New Third Party Technologies.
5.6.1New Product-Specific Technology.
[**].
5.6.2New Antibody-Specific Technology.
[**].
5.6.3New Platform Blocking Technology.
[**].
5.6.4New Other Platform Technology.
[**].
5.7Compliance with the Mersana In-Licenses.
5.7.1The Parties acknowledge and agree that certain of the Mersana Technology is in-licensed by Mersana or its Affiliates pursuant to the Existing Mersana In-Licenses and, subject to Section 5.6, certain additional Mersana Technology may be in-licensed by Mersana or its Affiliates during the Term pursuant to Future Mersana In-Licenses. Janssen agrees to, and will require its Sublicensees to agree to, comply with (a) the terms and conditions of the Existing Mersana In-Licenses as applicable to Janssen as a sublicensee thereunder, with respect to sublicenses under such Existing Mersana In-Licenses granted by Mersana to Janssen under this Agreement and (b) the terms and conditions of each Future Mersana In-License, if any, disclosed in the applicable In-License Notice as applicable to Janssen as a Licensee thereunder, with respect to sublicenses under such Future Mersana In-Licenses granted by Mersana to Janssen under this Agreement.
5.7.2During the Term, Mersana shall maintain in full force and effect the Mersana In-Licenses and perform its obligations under the Mersana In-Licenses. Without the prior written consent of Janssen, Mersana will not (a) terminate any Mersana In-License or (b) enter into any amendment to any Mersana In-License that, in the case of this clause (b), would materially adversely affect Janssen or otherwise materially adversely effect, limit, restrict, impact or otherwise impair Janssen’s rights, or impose additional material obligations on Janssen. Mersana will not commit any acts or make any omissions that would constitute a material breach of or give rise to a termination right of another party under any Mersana In-License; provided, that upon becoming aware of any such material breach occurring and prior to any such termination right being triggered with respect to any Mersana In-License, Mersana will promptly provide notice thereof to Janssen. Unless such Mersana In-License provides (or Mersana enters into a written agreement, including an amendment to such Mersana In-License, providing) that Janssen’s rights under such Mersana In-License granted hereunder would survive any termination of such Mersana In-License without imposing any additional obligations on Janssen, Janssen shall have the right, but not the obligation, to perform any such acts or remedy any such omissions on behalf of Mersana, and to offset any costs and expenses incurred with respect thereto against amounts payable to Mersana under this Agreement; and provided, further, that if Mersana in good faith disputes any such material breach or termination right and is contesting such material breach or termination right pursuant to the terms of the applicable Mersana In-License during the applicable cure period thereunder with respect thereto, Janssen shall not exercise the foregoing right until such time [**].
ARTICLE 6 DEVELOPMENT, MANUFACTURING AND
COMMERCIALIZATION
6.1In General; Diligence.
6.1.1General. Janssen shall have the sole and exclusive right, at its sole expense, to conduct all aspects of the Development, Manufacture and Commercialization of Licensed ADCs and Licensed Products in the Field in the Territory, except (a) with respect to those activities of Mersana in support thereof as provided in the Research Plans during the Research Term (which will be performed at Mersana’s sole expense as provided in Section 2.2.4 and conducted in accordance with Sections 2.1 and 2.2) and those activities of Mersana in support thereof in the CMC Plans (which will be performed at Janssen’s expense as provided in Section 2.3.4 and conducted in accordance with Sections 2.1 and 2.3), and (b) as set forth in Section 6.3 and Section 7.1.
6.1.2Diligence. For each Target, Janssen shall use Commercially Reasonable Efforts to (a) Develop and seek to obtain Commercialization Approval for at least [**] Directed to such Target for [**], and (b) following receipt of Commercialization Approval in [**], Commercialize such Licensed Product in such country.
6.1.3Compliance. Janssen shall comply with all Applicable Laws (including Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices, to the extent included in Applicable Laws) in the Development, Manufacture and Commercialization of Licensed Products, and shall require its Affiliates and Sublicensees to do the same.
6.2Progress Reports. Janssen shall keep Mersana informed in a timely manner as to the progress of the Development of Licensed Products by delivering reports in accordance with this Section 6.2. After the earlier of (i) [**] following the first Research Completion Date of a Research Plan, and (ii) [**] following the expiration of the Research Term, on a Licensed ADC-by-Licensed ADC basis, prior to [**], Janssen will deliver a high-level summary of its Development activities for Licensed Products containing such Licensed ADC (including [**]) during such [**] through its designated contact person identified in accordance with Section 4.1. Such reports shall be deemed Janssen’s Confidential Information for the purposes of Article 10.
6.3Manufacturing.
6.3.1Mersana Manufacturing Obligations. Mersana shall (i) Manufacture and supply, and shall perform release, characterization and stability testing on, pre-clinical and, pursuant to a Clinical Supply Agreement, if any, clinical supplies of bulk drug substance of Licensed ADCs and (ii) shall perform testing on Licensed Product containing Licensed ADCs, in each case ((i) and (ii)), as set forth in the applicable CMC Plan (as applicable) or the Clinical Supply Agreement, as applicable, and in accordance with the terms of this Section 6.3. For clarity, whether under the CMC Plan or a Clinical Supply Agreement, Mersana shall only be obligated to perform (or have performed) Manufacture of the linker, payload and linker-bioconjugation of the Janssen Antibody to an Auristatin Compound to create bulk drug substance, and to conduct testing of Licensed Product containing Licensed ADCs, and shall not be responsible for any further manufacturing or processing (e.g., drug product or finished product manufacturing). For clarity, references in this Section 6.3 to “Licensed Product containing Licensed ADCs” refer to drug product (not drug substance) that contains Licensed ADCs.
6.3.2Pre-Clinical Supplies of Licensed ADCs for Research Plan Activities. In accordance with the applicable CMC Plan for a Target, Mersana shall Manufacture and supply each Party’s requirements of pre-clinical supplies of bulk drug substance of Licensed ADCs for use in the activities allocated to such Party under the Research Plan for such Target, and shall perform release, characterization and stability testing on intermediates and Licensed ADCs (up to, but not including, drug product manufacturing, unless otherwise agreed by the Parties), and testing of Licensed Product containing Licensed ADCs, in connection with such supplies. Mersana shall Manufacture and supply such pre-clinical supplies in accordance with the timelines set forth in the CMC Plan.
6.3.3Phase 1 Supplies of Licensed ADCs. Upon Janssen’s request, Mersana shall Manufacture and supply Janssen’s requirements of clinical supplies of Licensed ADCs Directed to such Target for use in Phase 1 Clinical Trials of Licensed Product containing such Licensed ADCs, and shall perform release, characterization and stability testing on intermediates and Licensed ADCs (up to, but not including, drug product or finished product manufacturing, unless otherwise agreed by the Parties), and testing of Licensed Product containing Licensed ADCs, in connection with such supplies. For clarity, the Manufacture and supply of such clinical supplies by Mersana will not be included in the CMC Plan for the applicable Target (and, instead, the Manufacture and supply of such clinical supplies will be governed by a Clinical Supply Agreement as further described in Section 6.3.7), but any CMC Development activities necessary to support the Manufacture of such clinical supplies may be included in the CMC Plan for the applicable Target.
6.3.4Additional Clinical Trials of Licensed Products resulting from each Research Program. If Mersana Manufactures Phase 1 Clinical Trial supplies of a Licensed ADC in accordance with Section 6.3.3, then, upon initiation of the first such Phase 1 Clinical Trial, Janssen may notify Mersana of its desire for Mersana to continue supply of the relevant Licensed ADCs for Clinical Trials beyond the Phase 1 Clinical Trials, which continued supply of the Licensed ADCs beyond Phase 1 Clinical Trials shall be at Mersana’s sole discretion.
6.3.5Supply of Janssen Antibodies. All of Mersana’s supply and testing obligations under this Section 6.3 will be subject to Janssen’s delivery of sufficient quantities of the relevant Janssen Antibody that meet the applicable specifications and are otherwise of sufficient quality for use in the Research Program or Phase 1 Clinical Trial, as applicable.
6.3.6Costs of Supplies. For preclinical and clinical supplies of Licensed ADCs provided by Mersana to Janssen pursuant to this Section 6.3, Janssen will pay Mersana a supply price equal to [**] (“Supply Costs”). The CMC/Preclinical Supply Budget will include the Supply Costs for preclinical supplies of Licensed ADCs provided by Mersana to Janssen for use in the Research Plan.
6.3.7Clinical Supply Agreements. Unless otherwise agreed by the Parties in the CMC Plan, within [**] after Janssen notifies Mersana that it has decided to file an IND/CTA for a Licensed ADC, the Parties shall enter into a supply agreement setting forth the terms and conditions applicable to the Manufacture and supply of clinical supplies of the Licensed ADCs (and testing of clinical supplies of Licensed Product containing Licensed ADCs) from Mersana to Janssen (the “Clinical Supply Agreement”) and a related quality agreement. Each Clinical Supply Agreement shall be consistent with the terms of this Section 6.3 (except that, for clarity, the cost of clinical supplies under the Clinical Supply Agreement will not be tied to a budget), and shall contain reasonable and customary terms for agreements of its type and for this type of product and at such product’s stage of development (including terms appropriate for the clinical studies the products will be used for, forecasting and ordering requirements, delivery, termination, procedures for non-conformance with specifications and non-compliance with Applicable Laws, audit (including of books of accounts and records by Janssen for the determination of the Cost of Goods Sold), inspections (including of Mersana’s CMOs’ facilities) and indemnification). If Janssen Controls any Know-How or Patent Rights that are necessary to Manufacture clinical supplies of the applicable Licensed ADCs, the Clinical Supply Agreement will also include a license from Janssen to Mersana under Know-How and Patent Rights Controlled by Janssen that is necessary to perform such Manufacturing activities on Janssen’s behalf. Until the Clinical Supply Agreement is executed, the terms set forth in this Section 6.3 shall apply to such clinical supply of Licensed ADCs.
6.3.8Technology Transfer.
(a)Subject to the provisions of this Section 6.3.8, for each Target, upon Janssen’s request and in accordance with the applicable Technology Transfer Plan, Mersana shall conduct a technology transfer to Janssen, one of its Affiliates or a CMO that is designated by Janssen for the Manufacturing process for Licensed ADCs Directed to such Target[**]. As part of such technology transfer, Mersana shall: (i) [**]; (ii) upon Janssen’s reasonable request and with at least [**] notice to Mersana, make available to Janssen or its CMO, at Mersana’s facilities (if reasonably practicable), Mersana’s personnel to provide a reasonable amount of technical assistance and training to Janssen’s, it’s Affiliate’s or its CMO’s personnel in order to enable Janssen, such Affiliate or such CMO to use [**] to Manufacture the applicable Licensed ADCs, and (iii) upon Janssen’s reasonable request, assist Janssen in establishing or procuring Third Party arrangements (including by means of full or partial assignment and novation of existing agreements of Mersana or entry into new agreements[**]) for obtaining clinical or commercial supplies of Licensed ADCs or Licensed Products (or any intermediate or component thereof). Janssen may delay the timing of such technology transfer services to help enable Manufacturing by Janssen, its Affiliate or its CMO, as applicable, until the completion of the relevant Research Program or, if Janssen elects to have Mersana supply in accordance with Section 6.3.3, Licensed ADCs for Phase 1 Clinical Trials or for further Clinical Trials, until the completion of such Mersana supply obligations.
(b)As of the Effective Date, [**]. Notwithstanding the foregoing, [**]. Such technology transfer may occur [**], such technology transfer will be [**].
(c)The technology transfer(s) described in this Section 6.3.8 will be conducted for each Target in accordance with a technology transfer plan developed and approved by the JMC (the “Technology Transfer Plan”). Each Technology Transfer Plan will set forth the technology transfer activities to be conducted by the Parties in relation to the Licensed ADCs Directed to the applicable Target. Each Technology Transfer Plan shall be accompanied by a budget for the Technology Transfer Costs to be incurred by Mersana and its Affiliates in conducting the activities described in the Technology Transfer Plan (the “Technology Transfer Budget”). The Technology Transfer Budget shall be broken down by components of costs (i.e. FTE Costs and Out-of-Pocket Expenses) per Calendar Quarter.
(d)Promptly following Janssen’s request to commence a technology transfer with respect to a Target, the initial Technology Transfer Plan for such Target will be developed and approved by the JMC. Each Technology Transfer Plan will include all activities necessary to conduct a technology transfer as described in Section 6.3.8(a) and

Section 6.3.8(b). Promptly following JMC approval of an initial Technology Transfer Plan for a Target, Mersana shall provide an initial Technology Transfer Budget proposal to Janssen for such initial Technology Transfer Plan. As soon as reasonably practicable thereafter, the Parties will review and discuss the initial Technology Transfer Budget proposal and any changes requested by Janssen. The Technology Transfer Budget will not go into effect unless and until (a) Janssen has agreed to the Technology Transfer Budget proposed by Mersana or (b) the Parties have mutually agreed on any changes to the Technology Transfer Budget proposed by Mersana. Notwithstanding anything to the contrary herein, Mersana shall not be obligated to perform any Technology Transfer Plan activities until the initial Technology Transfer Plan has been approved by the JMC and the initial Technology Transfer Budget has been approved as described in the preceding sentence.
(e)Either Party may propose changes to a Technology Transfer Plan, which shall be subject to review and approval by the Joint Manufacturing Committee, as provided in Section 4.3. Other than as explicitly approved by the Joint Manufacturing Committee (or, if applicable, the Executive Officers or Janssen) in accordance with Section 4.3, no changes, amendments or other modifications to an approved Technology Transfer Plan shall be made by either Party. Any amendment to a Technology Transfer Plan will become effective upon the date of JMC approval (or, if applicable, the date of approval by the Executive Officers or Janssen) in accordance with Section 4.3.
(f)Mersana may also propose amendments to the Technology Transfer Budget to the JMC upon any amendment to the Technology Transfer Plan in Section 6.3.8(e) which affects the Technology Transfer Budget or if Mersana believes the then-current Technology Transfer Budget does not accurately reflect the anticipated costs to be incurred under any amended Technology Transfer Plan. In each such case, the Parties will then review and discuss such proposal through the JMC and, if appropriate, the JMC will approve a revised Technology Transfer Budget as soon as reasonably practicable thereafter. If Mersana proposes an amendment to increase the then-current Technology Transfer Budget to account for (i) an amendment to the Technology Transfer Plan in Section 6.3.8(e) that affects the Technology Transfer Budget or (ii) an increase in the costs charged by a Third Party supplier or vendor for an activity allocated to Mersana under the Technology Transfer Plan, and (in either case ((i) or (ii))) the JMC does not approve such amendment, then Mersana will not be obligated to conduct the applicable activity(ies) unless and until the JMC approves an amendment to the Technology Transfer Budget.
(g)Janssen shall reimburse the Technology Transfer Costs incurred by Mersana and its Affiliates in conducting the technology transfer activities allocated to it in the Technology Transfer Plan in accordance with Section 8.2.
6.3.9Use of CMOs. Subject to Section 2.7, Mersana may perform its obligations set forth under this Section 6.3 itself or through a CMO.
6.3.10Other Manufacturing of Licensed ADCs and Licensed Products. Other than as expressly provided in this Section 6.3, Janssen shall be responsible for all Manufacturing of the Licensed ADCs and Licensed Products at its cost with respect to activities under this Agreement. For clarity, Janssen will be responsible for the Manufacture of all clinical supplies of Licensed Products for pivotal trials and for all commercial supplies of Licensed Products.
6.4Commercialization. As between the Parties, Janssen shall have the sole and exclusive right to Commercialize the Licensed Products in the Field in the Territory under this

Agreement, including to invoice and book sales, establish all terms of sale (including pricing and discounts), warehouse and distribute the Licensed Products in the Territory, and perform or cause to be performed all related services. As between the Parties, Janssen shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory. Janssen will have sole decision-making authority over global Commercialization matters with respect to the Licensed Products, including pricing and reimbursement.
ARTICLE 7 REGULATORY MATTERS
7.1Regulatory Assistance.
7.1.1As between the Parties, Janssen shall have the sole right to (a) prepare and submit all Regulatory Documentation (including all INDs/CTAs and all applications for Regulatory Approval and Pricing Approval) with respect to the Licensed Products, (b) obtain and maintain all Regulatory Approvals and Pricing Approvals for the Licensed Products and (c) conduct all correspondence and communications with Regulatory Authorities regarding such matters described in clauses (a) and (b).
7.1.2Should Janssen desire to file an IND/CTA, NDA, BLA, MAA or any other application for Regulatory Approval or Pricing Approval, or equivalents of the foregoing, for a Licensed Product, Mersana will provide to Janssen, at Janssen’s request, Mersana Regulatory Documentation (which may be redacted to remove information not relevant for the purposes hereunder) and other technical information or data Mersana has created or possesses that Janssen reasonably determines to be necessary or reasonably useful for Janssen in connection with any such IND/CTA or other application for Regulatory Approval or Pricing Approval or the maintenance thereof, including (a) information relating to the chemical structure of the Licensed Product or the applicable Licensed ADC, the Auristatin Compound used to create such Licensed Product or Licensed ADC, and the Mersana Technology used to create such Licensed Product or Licensed ADC, including access to the contents of relevant Drug Master Files, if any, (b) other Mersana Regulatory Documentation that is necessary or reasonably useful to compile the Chemistry Manufacturing and Controls section of an IND/CTA submission or an application for Regulatory Approval with respect to a Licensed Product and (c) such other relevant information or data Mersana has created or possesses or Controls as Janssen may reasonably request (including information and data that may be contained in a Drug Master File for use in countries that do not file Drug Master Files). Without limiting the foregoing, if Mersana has, during the Term, a Drug Master File with the FDA or equivalent that contains information necessary or reasonably useful to support or maintain an IND/CTA or application for Regulatory Approval or Pricing Approval: (x) Mersana shall notify Janssen of such Drug Master File and any subsequent amendments or changes made to such Drug Master File; and (y) in accordance with Section 5.1.3, Janssen shall have, and shall have the further right to grant to Affiliates and Sublicensees, the right of reference and access to the contents of each such Drug Master File, subject to the confidentiality obligations under Article 10.
7.1.3In addition, upon request by Janssen, Mersana shall provide the FDA and other applicable Governmental Authorities full access to all Mersana Regulatory Documentation and related Mersana Know-How, in each case, to the extent necessary for the FDA and other applicable Governmental Authorities to consider and approve Janssen, an Affiliate, a Sublicensee or a Third Party as a manufacturer of the Licensed Products, or to consider and act upon any filings with such Governmental Authorities with respect to Licensed Products, including for Regulatory Approvals of the Licensed Products.
7.1.4[**] under this Section 7.1; provided, however, that if [**] under this Section 7.1, [**].

7.2Regulatory Documentation. All Regulatory Documentation (including all Regulatory Approvals and Pricing Approvals) relating to any Licensed Product shall be owned by and shall be the sole property and held in the name of, Janssen or its designated Affiliate, Sublicensee or designee. [**], Janssen will provide Mersana with draft copies of the CMC portion of any Regulatory Documentation for the Licensed Products Directed to such Target that Janssen proposes to file with or submit to any Regulatory Authority; provided, however, that Janssen may redact any information that is not solely related to a Licensed ADC. Janssen shall provide such copies reasonably in advance of such filing or submission for Mersana to have a reasonable opportunity to review such filing or submission (and in any event at least [**] in advance). Mersana will provide comments on such proposed Regulatory Documentation, if any, to Janssen as soon as practicable following receipt thereof, and Janssen will consider in good faith any timely comments provided by Mersana.
7.3Regulatory Communications. [**], with respect to material communications with Regulatory Authorities related to CMC for the Licensed Products Directed to such Target that do not constitute Regulatory Documentation, Janssen will provide Mersana a reasonable opportunity to review any such proposed written communications or discuss with Mersana any proposed oral communications prior to providing or discussing such communication with any Regulatory Authority, to the extent such communications relate to supplies of Licensed ADC Manufactured, released or stability tested by Mersana.
7.4Pharmacovigilance. Prior to clinical Development of the first Licensed ADC under this Agreement, the Parties will discuss and execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”), which will set forth the responsibilities of each Party with respect to pharmacovigilance matters relating to the Licensed ADCs and Licensed Products. The Pharmacovigilance Agreement will provide for (a) disclosure by Janssen to Mersana of safety data Controlled by Janssen or its Affiliates with respect to the Licensed Products, solely for use by Mersana in complying with its regulatory obligations with respect to other antibody-drug conjugate products of Mersana and its Affiliates that utilize the Mersana Platform and (b) disclosure by Mersana to Janssen of safety data Controlled by Mersana or its Affiliates with respect to other antibody-drug conjugate products that utilize the Mersana Platform, solely for use by Janssen in complying with its regulatory obligations with respect to the Licensed Products and otherwise in accordance with the license grants set forth in Section 5.1. The Parties will update the Pharmacovigilance Agreement from time to time as needed to properly reflect the status of the marketing and sale of each Licensed Product and the relevant pharmacovigilance regulations in the Territory. Janssen will maintain the global safety database for each Licensed Product and will establish and maintain all necessary pharmacovigilance requirements for a Licensed Product in full compliance with all Applicable Laws and requirements of the Regulatory Authorities in the Territory. Mersana will establish and maintain appropriate pharmacovigilance systems to fulfill its responsibilities under the Pharmacovigilance Agreement.
ARTICLE 8 FEES, MILESTONES AND ROYALTIES
8.1Upfront Payment. Within [**] following the Effective Date, Janssen shall pay to Mersana, a non-refundable, non-creditable upfront payment of Forty Million U.S. Dollars ($40,000,000).
8.2CMC Costs and Supply Costs; Technology Transfer Costs.
8.2.1CMC Costs and Supply Costs. For each Target, Janssen shall (a) reimburse Mersana for the CMC Costs incurred by Mersana and its Affiliates in the performance of CMC Development activities in accordance with the applicable CMC Plan as set forth under Section 2.3.4, and (b) pay Mersana for the Supply Costs for Licensed ADCs supplied by Mersana for use in Research Plan activities in accordance with the applicable CMC Plan as set forth in Section 6.3.2, up to [**]% of the applicable CMC/Preclinical Supply Budget for the applicable Calendar Year. Mersana shall invoice Janssen for such CMC Costs and Supply Costs [**], with each invoice accompanied by a reasonable supporting explanation and documentation for such invoiced amounts. Documentation shall include FTE records and records of Out-of-Pocket Expenses (such as Third Party statements of work and, once available, Third Party invoices). Mersana shall not invoice Janssen for CMC Costs or Supply Costs if such costs are not included in the CMC/Preclinical Supply Budget. Notwithstanding the foregoing, in the event that Mersana incurs more than [**] percent ([**]%) of aggregate CMC Costs and Supply Costs budgeted for such [**] in the applicable CMC/Preclinical Supply Budget (the amount more than [**] percent ([**]%), the “Excess CMC/Preclinical Supply Costs”), such amount shall be carried forward to subsequent [**], provided that such [**] fall within the same Calendar Year, and solely to the extent that the total CMC Costs and Supply Costs for the Calendar Year to-date period are not in excess of [**]% of the applicable CMC/Preclinical Supply Budget for such Calendar Year. Janssen shall not be obligated to reimburse such Excess CMC/Preclinical Supply Costs to the extent that such Excess CMC/Preclinical Supply Costs exceed [**]% of the applicable CMC/Preclinical Supply Budget on a Calendar Year to-date basis in a given Calendar Year (unless Mersana notifies the JMC of such Excess CMC/Preclinical Supply Costs in advance and Janssen agrees to reimburse such Excess CMC/Preclinical Supply Costs).
8.2.2Technology Transfer Costs. For each Target, Janssen shall reimburse Mersana for the Technology Transfer Costs incurred by Mersana and its Affiliates in the performance of technology transfer activities and assistance in accordance with the applicable Technology Transfer Plan as set forth under Section 6.3.8, up to [**]% of the applicable Technology Transfer Budget for the applicable Calendar Year. Mersana shall invoice Janssen for such costs [**], with each invoice accompanied by a reasonable supporting explanation for such invoiced amounts. Notwithstanding the foregoing, in the event that Mersana incurs more than [**] percent ([**]%) of aggregate Technology Transfer Costs budgeted for such [**] in the applicable Technology Transfer Budget (the amount more than [**] percent ([**]%), “Excess Technology Transfer Costs”), such amount shall be carried forward to subsequent [**], provided that such [**] fall within the same Calendar Year, and solely to the extent that the total Technology Transfer Costs for the Calendar Year to-date period are not in excess of [**]% of the applicable Technology Transfer Budget for such Calendar Year. Janssen shall not be obligated to reimburse such Excess Technology Transfer Costs to the extent that such Excess Technology Transfer Costs exceed [**]% of the applicable Technology Transfer Budget on a Calendar Year to-date basis in a given Calendar Year (unless Mersana notifies the JMC of such Excess Technology Transfer Costs in advance and Janssen agrees to reimburse such Excess Technology Transfer Costs).
8.2.3Payments. Janssen will pay Mersana the undisputed amounts set forth in any invoice submitted pursuant to this Section 8.2 within [**] after receipt of the applicable invoice by Janssen. Janssen may request and Mersana shall provide FTE records and Third Party invoices to substantiate the invoiced costs and expenses. Mersana will not double charge Janssen for any costs or expenses subject to reimbursement under this Section 8.2.
8.3Royalties Payable by Janssen.
8.3.1Royalty Rates. In consideration for the licenses granted to Janssen herein, and subject to Section 8.3.3 and Section 8.3.4, on a Licensed Product-by-Licensed Product basis, Janssen shall pay to Mersana royalties on Net Sales of such Licensed Product in the Field in the Territory during the Royalty Term, which royalties shall be paid at the following rates as set forth below:
(a)[**] percent ([**]%) of the portion of Net Sales less than or equal to [**] Dollars ($[**]) for such Licensed Product in a single Calendar Year;

(b)[**] percent ([**]%) of the portion of Net Sales greater than [**] Dollars ($[**]) and less than or equal to [**] Dollars ($[**]) for such Licensed Product in a single Calendar Year;
(c)[**] percent ([**]%) of the portion of Net Sales greater than [**] Dollars ($[**]) and less than or equal to [**] Dollars ($[**]) for such Licensed Product in a single Calendar Year; and
(d)[**] percent ([**]%) of the portion of Net Sales in excess of [**] Dollars ($[**]) for such Licensed Product in a single Calendar Year.
For the avoidance of doubt, the incremental royalty rates set forth in this Section 8.3.1 shall only apply to that portion of the Net Sales in a Calendar Year that falls within the indicated range of sales. By way of example, if, during a Calendar Year, Net Sales of a Licensed Product in the Territory were equal to $[**], the royalty payable by Janssen would be calculated by [**]. The obligation to pay royalties shall be imposed only once with respect to the same unit of Licensed Product sold by Janssen, its Affiliate or Sublicensee.
8.3.2[**].
8.3.3Reduction for Lack of Patent Coverage and Regulatory Exclusivity. If during any Calendar Quarter within the applicable Royalty Term of a Licensed Product for a country, (a) there is no Valid Patent Claim [**], and (b) all applicable Regulatory Exclusivity periods have expired in such country with respect to such Licensed Product, the royalties payable by Janssen to Mersana under Section 8.3.1 for such Licensed Product in such country will be reduced by [**] percent ([**]%) of the amount that would otherwise be due under Section 8.3.1 for such Calendar Quarter and the remainder of the Royalty Term of such Licensed Product in such country.
8.3.4Third Party Payments.
(a)Payments for [**]. Subject to Section 8.3.4(d), if Janssen (or its Affiliate or Sublicensee, as applicable) enters into an agreement with a Third Party to acquire or in-license rights to any [**], then Janssen shall have the right to deduct [**] percent ([**]%) of royalties, milestones and other payments actually paid to such Third Party(ies) under such agreements by Janssen (or by such Affiliate or Sublicensee, as applicable) with respect to the Exploitation of such Licensed Product in a Calendar Quarter; [**].
(b)Payments for [**]. Janssen shall be solely responsible for all payment obligations arising under any agreements with Third Parties to acquire or in-license rights to any [**].
(c)Payments for [**]. Mersana shall be solely responsible for all payment obligations arising under [**].
(d)Royalty Floor. In no event shall the total deductions under Section 8.3.3, Section 8.3.4(a) and Section 8.3.4(b), collectively, reduce the royalties payable to Mersana with respect to Net Sales of a Licensed Product in such Calendar Quarter to less than [**] percent ([**]%) of the amount that would otherwise be payable under Section 8.3.1 (the “Royalty Floor”).
(e)Carry-Forward Rights.

(i)Janssen shall have the right to carry forward and deduct any amounts permitted to be deducted under Section 8.3.4(a) or Section 8.3.4(b) from royalties during a particular Calendar Quarter, but not so deducted in such Calendar Quarter because of the application of Section 8.3.4(d), from royalties payable in subsequent Calendar Quarters, provided that such Calendar Quarters fall within the same Calendar Year.
(ii)Janssen shall have the right to carry forward and deduct any amounts permitted to be deducted under Section 8.3.4(c) from royalties during a particular Calendar Quarter and milestone payments payable under Section 8.4 or Section 8.5, but not so deducted, from royalties payable in subsequent Calendar Quarters, [**], or from any subsequent milestone payments payable under Section 8.4 or Section 8.5.
(f)[**].
8.4Development Milestone Payments.
8.4.1Janssen shall provide written notice to Mersana no later than [**] following the first occurrence of each event set forth below (each event, a “Development Milestone Event”) with respect to each Target or Licensed Product, as specified in the table below, and Janssen shall pay to Mersana the respective milestone payments (each, a “Development Milestone Payment”) within [**] following receipt of an invoice therefor from Mersana. [**].

Development Milestone Event No.	Development Milestone Event	Development Milestone Payment
1	[**]
1.a	[**]	[**]
1.b	[**]	[**]
2	[**]
2.	[**]	[**]
3	[**]
3.a [See Note 1]	[**]	[**]

3.b [See Note 1]	[**]	[**]
3.c	[**]	[**]
3.d	[**]	[**]
3.e	[**]	[**]
4.	[**]
4.a	[**]	[**]
4.b [See Note 2]	[**]	[**]
4.c	[**]	[**]
4.d	[**]	[**]
4.e	[**]	[**]
4.f	[**]	[**]
Note 1. [**].
Note 2. [**].
8.4.2For purposes of Development Milestone Events 3.e, 4.d, 4.e and 4.f, a “[**]” means, with respect to a given Licensed Product for a Target:
[**].
For example, [**].”
8.4.3On a Target-by-Target basis, (a) if Development Milestone Event [**] has not occurred with respect to a Licensed Product Directed to a Target before Development Milestone Event [**] occurs with respect to a Licensed Product Directed to such Target, then Development Milestone Event [**] will be deemed to have occurred with respect to such Target on the same date as the occurrence of Development Milestone Event [**] with respect to such Target, (b) if any of Development Milestone Events [**] has not occurred with respect to a Licensed Product Directed to a Target before the earlier of (i) the [**] with respect to a Licensed Product Directed to such a Target, or (ii) the date Development Milestone Event [**] occurs with respect to a Licensed Product Directed to such Target, then such Development Milestone Event will be deemed to have occurred with respect to such Target on the same date that is the earlier to occur of (b)(i) and (b)(ii) with respect to such Target, and (c) if Development Milestone Event

[**] has not occurred with respect to a Licensed Product Directed to a Target before the earlier of (i) the [**] with respect to a Licensed Product Directed to such Target, or (ii) the date Development Milestone Event [**] occurs with respect to a Licensed Product Directed to such Target, then Development Milestone Event [**] will be deemed to have occurred with respect to such Target on the same date that is the earlier to occur of (c)(i) and (c)(ii) with respect to such Target.
8.5Sales Milestone Payments.
8.5.1On a Target-by-Target basis, Janssen shall make the following sales milestone payments (each, a “Sales Milestone Payment”) to Mersana within [**] after the end of the Calendar Quarter in which aggregate annual Net Sales of all Licensed Products Directed to such Target in such Calendar Year in all countries in the Territory exceed the following amounts (each, a “Sales Milestone Event”) for the first time:

Sales Milestone Event	Sales Milestone Payment
Net Sales (payable per Target, based on Net Sales for all Licensed Products Directed to such Target)
5.a Upon worldwide Net Sales of all Licensed Products Directed to such Target in a Calendar Year exceeding $[**]	The amount specified in Section 8.5.3(a)
5.b Upon worldwide Net Sales of all Licensed Products Directed to such Target in a Calendar Year exceeding $[**]	The amount specified in Section 8.5.3(b)
5.c Upon worldwide Net Sales of all Licensed Products Directed to such Target in a Calendar Year exceeding $[**]	$[**]
5.d Upon worldwide Net Sales of all Licensed Products Directed to such Target in a Calendar Year exceeding $[**]	$[**]
5.e Upon worldwide Net Sales of all Licensed Products Directed to such Target in a Calendar Year exceeding $[**]	$[**]

8.5.2Each Sales Milestone Payment is separate and may only be earned once for each Target, irrespective of the number of times such thresholds are achieved for such Target, but if more than one Net Sales threshold is reached in the same Calendar Year, all corresponding sales milestone payments shall be payable with respect to Net Sales during such Calendar Year. For example, if annual Net Sales of all Licensed Products for a Target first reaches $[**] in Calendar Year 1, then, subject to Section 8.5.3(a), [**] Sales Milestone Payments would be payable to Mersana for such Calendar Year 2.

8.5.3Certain Sales Milestone Payments.
(a)The amount of Sales Milestone Payment 5.a. will be $[**].
(b)The amount of Sales Milestone Payment 5.b. will be $[**].
8.6Payment Terms. Royalties shown to have accrued by each Royalty Report provided for under Article 9 shall be due within [**] following the end of the Calendar Quarter to which such Royalty Report relates.
8.7Payment Method. All payments by Janssen to Mersana under this Agreement shall be paid in U.S. dollars, and all such payments shall be made by electronic funds or ACH transfer to a bank account established by Mersana in the Janssen supplier portal at [**].
8.8Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [**] percent ([**]%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Law, whichever is lower. This Section 8.8 will not apply to payments made as a result of audit findings under Section 9.2 except to the extent an audit finding relates to a late payment subject to this Section 8.8.
8.9Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where Licensed Product is sold, payment shall be made through such lawful means or method as the Parties reasonably shall determine in as prompt a manner as possible.
8.10Withholding Taxes. In the event that Applicable Law requires Janssen to deduct or withhold taxes with respect to any payment to be made pursuant to this Agreement to Mersana, Janssen will notify Mersana of such requirement prior to making the payment to Mersana and provide such assistance to Mersana, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in Mersana’s efforts to claim an exemption from or reduction of such taxes. Janssen will, in accordance with Applicable Law, deduct or withhold taxes from the amount due, remit such taxes to the appropriate tax authority when due, and furnish Mersana with proof of payment of such taxes within [**] following the payment. If taxes are paid to a tax authority, Janssen shall provide reasonable assistance to Mersana to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.
8.11Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax with respect to the work undertaken under this Agreement, then Janssen agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, Mersana will not be entitled to pass on to Janssen, and Janssen will not be obligated to pay or bear, any tax that is based on Mersana’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Mersana’s engagement of employees or independent contractors or that Mersana incurs upon subcontracting any work hereunder, in whole or in part, to any affiliated or non-affiliated third party. Mersana is solely responsible, to the extent required by Applicable Law, for identifying, billing, and collecting the taxes payable by Janssen in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that Mersana does not provide Janssen a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdiction of both Mersana and Janssen, including separate identification of the tax where legally required), Mersana shall be responsible for any penalty resulting directly from such noncompliance. The Parties will cooperate in good faith to minimize taxes to the extent legally permissible.
ARTICLE 9 ROYALTY REPORTS AND ACCOUNTING
9.1Reports, Exchange Rates.
9.1.1On a Target-by-Target basis, for the duration of the Royalty Term (and for any sales following the Royalty Term in accordance with Section 8.3.2 and Section 14.7.1), Janssen shall, with respect to each Calendar Quarter (or portion thereof), provide a written report showing, on a consolidated aggregated basis in reasonable detail (a) [**] (each, a “Royalty Report”).
9.1.2Royalty Reports shall be due within [**] following the end of the Calendar Quarter to which such Royalty Report relates. Janssen shall keep complete and accurate records in sufficient detail to properly reflect all Net Sales and to enable the royalties payable hereunder to be determined.
9.1.3[**].
9.1.4With respect to sales of Licensed Products invoiced in U.S. dollars, the Net Sales and royalties payable shall be expressed in U.S. dollars. With respect to sales of Licensed Products reported in a currency other than U.S. dollars, the Net Sales and royalties payable shall be expressed in the reporting currency of the Party making the sale together with the U.S. dollars equivalent of the royalty due, calculated using the Currency Hedge Rate. Janssen shall provide a Currency Hedge Rate to be used for the local currency of each country of the Territory in writing to Mersana no later than [**] after the Currency Hedge Rates are available, which is customarily at the beginning of December of each given Calendar Year.
9.2Audits.
9.2.1Upon the written request of a Party (the “Auditing Party”) and with at least [**] prior written notice, but not more than [**] during the Term and during the [**] following the termination of this Agreement, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of internationally recognized standing in the field of audit and with offices in the U.S., the Major European Countries, Japan and China, selected by the Auditing Party and reasonably acceptable to the Audited Party, at the Auditing Party’s sole cost and expense (except as set forth in this Section 9.2), to have access during normal business hours to such of the financial records and books of the Audited Party as required to be maintained under this Agreement (a) in the case of Janssen as the Audited Party, to verify the accuracy of the Royalty Reports and calculation of Net Sales for payments due hereunder and (b) in the case of Mersana as the Audited Party, to verify the accuracy of the CMC Costs, Supply Costs and Technology Transfer Costs invoiced to Janssen hereunder. Such accountants may audit such records for any Calendar Year ending not more than [**] prior to the date of such request. The report of the independent certified public accountant shall be shared with the Audited Party before distribution to the Auditing Party so that the Audited Party can provide the independent public accountant with justifying remarks for inclusion in the report before sharing the conclusions of such independent public audit with the Auditing Party. The final audit report will be shared with both Parties at the same time. The accounting firm shall disclose to the Auditing Party only the information relevant to support a statement as to whether (i) in the case of Janssen as the Audited Party, the Royalty Reports and other payments were correct or not and (ii) in the case of Mersana as the Audited Party, the CMC Costs, Supply Costs or Technology

Transfer Costs invoiced to Janssen were correct or not, and, in either case ((i) or (ii)), shall not include any confidential information (to the extent not already disclosed by the Audited Party to the Auditing Party) disclosed to the auditor during the course of the audit. An audit of the records relating to a particular Calendar Year may be conducted not more than [**].
9.2.2If such accounting firm concludes that any royalties, CMC Costs, Supply Costs or Technology Transfer Costs were owed but not paid to Mersana, Janssen shall pay the additional royalties, CMC Costs, Supply Costs or Technology Transfer Costs within [**] following the date Mersana delivers to Janssen an undisputed invoice therefor following the issuance of such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided, that if the audit determines that (a) the royalties payable by Janssen for the audited period are understated by greater than [**] percent ([**]%) or (b) the CMC Costs, Supply Costs and Technology Transfer Costs payable by Janssen for the audited period are overstated by greater than [**] percent ([**]%), then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the royalties, CMC Costs, Supply Costs or Technology Transfer Costs paid were more than what was owed during such period, Janssen may credit such overpayment against future payments owed to Mersana under this Agreement or, in the case of CMC Costs, Supply Costs or Technology Transfer Costs, Mersana shall pay to Janssen such overpayment within [**] following the date Mersana receives an undisputed invoice. If the Audited Party disagrees with the findings of the audit report, the Parties will first seek to resolve the matter between themselves, and in the event that they fail to reach agreement, the dispute resolution clause in Section 20.3 will apply.
9.3Confidential Financial Information. The Parties shall treat all financial information subject to review under this Article 9 or under any sublicense agreement as Confidential Information of such Party as set forth in Article 10, and shall cause its accounting firm to retain all such financial information in confidence under terms substantially similar to those set forth in Article 10. With respect to each inspection, the independent accounting firm shall be subject to customary confidentiality obligations to the Audited Party.
ARTICLE 10 CONFIDENTIALITY; PUBLICITY
10.1Non-Disclosure and Non-Use Obligations. Except as otherwise provided in this Article 10 during the Term and for a period of [**] thereafter, each Party (the “Receiving Party”) and its Affiliates shall (and shall ensure that its and its Affiliates’ employees, agents, consultants, clinical investigators and other representatives): (a) maintain in confidence all Confidential Information of the other Party (the “Disclosing Party”), using at least the same standard of care as it uses to protect its own non-public or proprietary information of similar kind and value (but no less than reasonable efforts); (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in this Article 10; and (c) use such Confidential Information only for purposes as expressly authorized and contemplated by this Agreement or internal management and operations directly related to this Agreement. For purposes of this Agreement, “Confidential Information” means, with respect to a Party, all non-public or proprietary information (including information relating to such Party’s research programs, development, marketing and other business practices and finances) and non-public or proprietary data disclosed orally, visually, in writing or other form by or on behalf of such Party or its Affiliates or representatives to the other Party or its Affiliates or representatives under this Agreement or under the Confidential Disclosure Agreement between Johnson & Johnson Innovation LLC and Mersana dated [**], as amended (the “Confidentiality Agreement”), including any such information that is marked or otherwise identified as “Confidential.” Notwithstanding anything to the contrary in this Agreement:

10.1.1any non-public or proprietary information generated by Mersana or its Affiliates or disclosed by or on behalf of Janssen to Mersana or its Affiliates, in each case, in connection with activities under this Agreement to the extent related to the Janssen Antibodies, Licensed ADCs or the Licensed Products shall be Confidential Information of Janssen (and Janssen shall be deemed the Disclosing Party and Mersana the Receiving Party with respect thereto) (collectively, “Specified Janssen Confidential Information”);
10.1.2except as set forth in Section 10.1.1, (i) any non-public or proprietary information generated by Janssen or its Affiliates or disclosed by or on behalf of Mersana to Janssen or its Affiliates, in each case, constituting Mersana Know-How, Mersana Platform Know-How or Mersana Regulatory Documentation shall be Confidential Information of Mersana (and Mersana shall be deemed the Disclosing Party and Janssen the Receiving Party with respect thereto), (ii) any non-public or proprietary information generated by Mersana or its Affiliates or disclosed by or on behalf of Janssen to Mersana or its Affiliates, in each case, constituting Janssen Know-How, Product Know-How or Janssen Regulatory Documentation shall be Confidential Information of Janssen (and Janssen shall be deemed the Disclosing Party and Mersana the Receiving Party with respect thereto) and (iii) any non-public or proprietary information of either Party constituting Joint Know-How shall be Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party with respect thereto); and
10.1.3the terms of this Agreement and the terms of the [**] shall be Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party with respect thereto), subject to Section 10.3 (collectively, the information described in Section 10.1.1 through this Section 10.1.3, “Specified Confidential Information”).
10.2Exceptions and Permitted Disclosures.
10.2.1Notwithstanding the foregoing, but subject to the last sentence of this Section 10.2.1, the provisions of Section 10.1 shall not apply to information, documents or materials that the Receiving Party can show by competent evidence:
(a)have become published or otherwise entered the public domain or become generally available to the public, other than by breach of this Agreement by the Receiving Party or its Affiliates;
(b)are expressly permitted to be disclosed by prior written consent of the Disclosing Party;
(c)have become known to the Receiving Party through a non-confidential disclosure by a Third Party, provided that, to the Receiving Party’s knowledge after due inquiry, such Confidential Information was not obtained by such Third Party directly or indirectly from the Disclosing Party on a confidential basis or subject to any restriction on its use;
(d)prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or representatives, as evidenced by competent written documentation, without any obligation to the Disclosing Party to keep it confidential or any restriction on its use; or
(e)have been independently developed by or for the Receiving Party without use of, reliance on, or reference to the Disclosing Party’s Confidential Information;
[**].

10.2.2Each Party may disclose Confidential Information of the other Party as set forth below in this Section 10.2.2 or otherwise expressly permitted under another provision of this Agreement. Notwithstanding any such permitted disclosure, any Confidential Information so disclosed shall remain subject to the confidentiality and non-use obligations of Section 10.1, unless and until any exceptions described in Section 10.2.1 shall apply. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is made:
(a)in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority; provided that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
(b)to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided, that, to the extent such disclosure includes information that has not previously been so disclosed in compliance with this Article 10, the Receiving Party will provide the Disclosing Party, except where impracticable or not legally permitted, [**] advance notice (or, if [**] notice is not possible under the circumstances, reasonable advance notice), and a reasonable opportunity to review such disclosure and reasonably consider the Disclosing Party’s comments regarding confidential treatment sought for such disclosure; provided, further, that the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed under Applicable Law; and provided, further, that the Receiving Party shall use not less than the same efforts to secure confidential treatment of such Confidential Information as it would to protect its own confidential information from disclosure (but no less than reasonable efforts);
(c)solely to the extent reasonably necessary in filing, prosecuting, maintaining, enforcing or defending any Patent Rights as permitted under this Agreement;
(d)by Janssen to a Regulatory Authority, as reasonably required or useful in connection with any filing or submission (or preparation thereof) or communication with a Regulatory Authority, in each case, with respect to any Licensed ADC or Licensed Product; provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;
(e)by Janssen to an existing or prospective Sublicensee as permitted hereunder; provided, that such Sublicensee is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein and Janssen otherwise complies with Section 5.4; provided, further, that Janssen will remain responsible for any violation of such confidentiality provisions by any Sublicensee who receives Confidential Information pursuant to this clause (e);
(f)by either Party to its Affiliates, consultants, subcontractors and advisors, to the extent such disclosure is reasonably necessary to perform its obligations or to exercise the rights granted to it, or reserved by it, under this Agreement; provided, that such Affiliate, consultant, subcontractor or advisor is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; provided, further, that the Receiving Party will remain responsible for any violation of such confidentiality provisions by any Affiliate who receives Confidential Information pursuant to this clause (f);
(g)to prosecute or defend litigation, including responding to a subpoena in a Third Party litigation; provided, that the Receiving Party will provide the Disclosing Party, except where impracticable or not legally permitted, [**] advance notice (or, if [**] notice is not possible under the circumstances, reasonable advance notice), and a reasonable opportunity to review such disclosure and reasonably consider the Disclosing Party’s comments regarding confidential treatment sought for such disclosure; and provided, further, that the Receiving Party shall use not less than the same efforts to secure confidential treatment of such Confidential Information as it would to protect its own confidential information from disclosure (but no less than reasonable efforts);
(h)by (i) Janssen, its Affiliates or its or their Sublicensees to an actual or potential Third Party Manufacturing, Development or Commercialization collaborator, (sub)contractor or partner with respect to a Licensed ADC or Licensed Product or otherwise as may be necessary or reasonably useful in connection with its exercise of rights or performance of obligations hereunder or (ii) Mersana to a permitted actual or potential Third Party Manufacturer with respect to a Licensed ADC in connection with its performance of obligations hereunder; provided, that such Third Party recipient is subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; and provided, further, that the Receiving Party will remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this clause (h);
(i)by either Party to an actual or potential investor in or acquirer of the business to which this Agreement relates in connection with bona fide due diligence for the sole purpose of evaluating an actual or potential investment in, acquisition of or other financial transaction with such Party, in each case on a need to know basis; provided, that such Third Party recipient is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; and provided, further, that the Receiving Party will remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this clause (i); and provided, further, that Mersana may not disclose any Specified Janssen Confidential Information to a prospective acquirer unless and until such Third Party has provided Mersana with a written proposal for a Change in Control transaction (including financial compensation) and Mersana’s board of directors has determined to pursue negotiations with such prospective acquirer with respect to such proposal; and
(j)by Mersana to a Third Party that is a party to a Mersana In-License or Future Mersana In-License, to the extent required to comply with the terms of such Mersana In-License or Future Mersana In-License; provided, that such Third Party is subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein; and provided, further, that Mersana will remain responsible for any violation of such confidentiality provisions by any Person who receives Confidential Information pursuant to this clause (j).

10.3Terms of Agreement. In addition to the disclosures permitted under Section 10.2.2, either Party may disclose the terms of this Agreement and other information relating to this Agreement or the transactions contemplated by this Agreement to the extent required, in the reasonable opinion of such Party’s counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar security regulatory authorities or stock market in other countries, including as a result of any actions taken by a Party not in violation of this Agreement. If a Party intends to disclose this Agreement or any of its terms or other such information in accordance with this Section 10.3, such Party will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure and seek confidential treatment of portions of this Agreement or such terms or information, as may be reasonably requested by the other Party in a timely manner.
10.4Press Releases and Other Disclosures to Third Parties. Neither Mersana nor Janssen will, without the prior consent of the other Party (not to be unreasonably withheld, conditioned or delayed), issue any press release or make any other public announcement or furnish any statement to any person or entity (other than either Parties’ respective Affiliates) concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (a) an initial press release to be issued by Mersana substantially in the form attached hereto as Schedule 10.4, and (b) disclosures made in compliance with Sections 10.2.2 or 10.3. In addition, if so required, first approval by a Party of the contents of a press release or public disclosure shall constitute permission of a Party to use such same contents subsequently, without submission of the press release or public disclosure to a Party for approval, provided that such information remains accurate and not misleading in all material respects at the time of such further press release or public disclosure.
10.5Publications Regarding Results of the Research Program or Development of Licensed ADCs or Licensed Products. Neither Party may publish, present or announce results of the Research Programs or Development of Licensed ADCs or Licensed Products hereunder either orally or in writing, including any abstracts, manuscripts, posters, slide presentations or other materials (each, a “Publication”) without complying with the provisions of this Section 10.5. A Party wishing to make a Publication will provide the other Party with a copy of the proposed Publication at least [**] in the case of abstracts) prior to submitting the Publication to a publisher or initiating any other release. The other Party shall have [**] in the case of abstracts) from receipt of a proposed Publication to provide comments or proposed changes to the publishing Party. The publishing Party shall take into account the comments or proposed changes made by the other Party on any Publication. Each Party shall agree to designate employees or others acting on behalf of the other Party as co-authors on any Publication describing results to which such persons have contributed in accordance with standards applicable to authorship of scientific publications. If the other Party reasonably determines that the Publication would entail the public disclosure of such Party’s Confidential Information or of a patentable invention upon which a patent application should be filed prior to any such disclosure, then, as applicable, submission of the concerned Publication to Third Parties shall be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of the other Party (if the other Party has requested deletion thereof from the proposed Publication) or the drafting and filing of a patent application covering such invention, provided such additional period shall not exceed [**] from the date the publishing Party first provided the proposed Publication to the other Party. Notwithstanding the foregoing, Janssen may not publish any data relating to the [**] (other than the [**], data that resulted from Research Plan activities or data solely related to a Licensed ADC or Licensed Product) without Mersana’s prior written consent, and Mersana shall not need to comply with the provisions of this Section 10.5 with respect to publications relating to the [**], to the extent unrelated to the Research Plan activities or the Licensed ADCs or Licensed Products.

10.6Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, with respect to Confidential Information of the Disclosing Party to which the Receiving Party does not retain rights under the surviving provisions of this Agreement, upon the written request of the Disclosing Party (the requesting Party), the Receiving Party (the non-requesting Party) shall use Diligent Efforts to either, at the non-requesting Party’s option: (a) promptly destroy all copies of such Confidential Information of the requesting Party in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.
ARTICLE 11 INVENTIONS AND PATENTS
11.1Disclosure of Inventions.
11.1.1“Invention” means [**].
11.1.2Janssen shall promptly disclose to Mersana [**].
11.1.3Mersana shall promptly disclose to Janssen any Product Invention and any Know-How to the extent relating to such Product Invention ([**]).
11.1.4Each Party shall promptly disclose to the other Party any Joint Inventions and any other Joint Know-How.
11.2Ownership of Intellectual Property.
11.2.1Background IP. As between the Parties, subject to the applicable licenses granted in Article 5, each Party shall own and retain all right, title and interest in and to any and all Know-How that is Controlled by such Party as of the Effective Date or conceived, discovered, developed, invented or otherwise first made by or on behalf of such Party outside of this Agreement, and any and all Patent Rights and other intellectual property rights therein. For the avoidance of doubt, subject to the applicable licenses granted in Article 5, (x) Mersana shall own and retain all right, title and interest in and to any and all Mersana Technology and (y) Janssen shall own and retain all right, title and interest in and to any and all Janssen Technology.
11.2.2Inventions - General. Subject to Section 11.2.3 and Section 11.2.4, any Invention conceived or discovered solely by Janssen (or any of its Affiliates or Sublicensees or any Third Party acting on behalf of Janssen or any of its Affiliates or Sublicensees) will be solely owned by Janssen, any Invention conceived or discovered solely by or on behalf of Mersana (or any of its Affiliates or any Third Party acting on behalf of Mersana or any of its Affiliates) will be solely owned by Mersana, and any Inventions conceived or discovered jointly by Janssen (or any of its Affiliates or Sublicensees or any Third Party acting on behalf of Janssen or any of its Affiliates or Sublicensees) and Mersana (or any of its Affiliates or any Third Party acting on behalf of Mersana or any of its Affiliates) will be jointly owned by Janssen and Mersana (a “Joint Invention”).
11.2.3Mersana Platform Inventions.
(a)Mersana Platform Inventions. Notwithstanding Section 11.2.2 and subject to Section 11.2.4, as between the Parties, Mersana shall [**] that is:
(i)[**] during the Research Term;
(ii)[**] during the Research Term; or
(iii)[**]
(the Inventions described in clauses (i), (ii) and (iii) above, collectively, the “Mersana Platform Inventions”).
(b)Obligation to Assign. Janssen will, and does hereby, assign to Mersana and will cause each of its officers, directors, employees, Affiliates, subcontractors and agents to assign to Mersana all right, title and interest in and to Mersana Platform Invention and any Patent Rights to the extent claiming any Mersana Platform Inventions without additional compensation, as is necessary to fully effect the sole ownership provided for in this Section 11.2.3. Mersana will solely own any Patent Rights claiming any Mersana Platform Invention.
(c)[**].
(d)License to Use Know-How relating to Mersana Platform Inventions. Janssen will grant, and hereby grants, to Mersana a perpetual non-exclusive, non-transferrable (except as set forth in Article 17), worldwide, royalty-free, sublicensable (through multiple tiers) license to use any Know-How Controlled by Janssen to the extent relating to any Mersana Platform Inventions for all purposes, other than the Exploitation of Licensed ADCs, Licensed Products, Janssen Antibodies or products containing a Janssen Antibody. If any of the Know-How licensed to Mersana pursuant to this Section 11.2.3(d) is Controlled by an Affiliate of Janssen, Janssen will procure that such Affiliate grants the licenses and rights to Mersana in accordance with this Section 11.2.3(d).
11.2.4Product Inventions.
(a)Product Inventions. Notwithstanding Section 11.2.2, as between the Parties, Janssen shall [**] that is:
(i)[**]; or
(ii)[**]
(the Inventions described in clauses (i) and (ii) above, collectively, the “Product Inventions”).
(b)Obligation to Assign. Mersana will, and does hereby, assign to Janssen and will cause each of its officers, directors, employees, Affiliates, subcontractors and agents to assign to Janssen all right, title and interest in and to any Product Invention and any Patent Rights to the extent claiming any Product Inventions without additional compensation, as is necessary to fully effect the sole ownership provided for in this Section 11.2.4. Janssen will solely own any Patent Rights claiming any Product Invention, provided that, in filing and prosecuting such Patent Right, Janssen will not claim (i) any [**] within the Mersana Platform or any Auristatin Compound within the Mersana Platform, in each case, that is not used in a Licensed ADC or (ii) any [**] within the Mersana Platform or any Auristatin Compound within the Mersana Platform, in each case, separately from a Licensed ADC as a whole.
(c)[**].
(d)License to Use Know-How relating to Product Inventions. Mersana will grant, and hereby grants, to Janssen a perpetual non-exclusive, non-transferrable (except as set forth in Article 17), worldwide, royalty-free, sublicensable (through multiple tiers) license to use any Know-How Controlled by Mersana to the extent relating to any Product Invention for all purposes, other than the Exploitation of Licensed ADCs or Licensed Products. If any of the Know-How licensed to Janssen pursuant to this Section 11.2.4(d) is Controlled by an Affiliate of Mersana, Mersana will procure that such Affiliate grants the licenses and rights to Janssen in accordance with this Section 11.2.4(d).
11.2.5 Other Agreement Technology. Except as set forth in Section 11.2.2, 11.2.3 and 11.2.4, (a) each Party shall own and, subject to the applicable licenses granted in Article 5, retain all right, title and interest in and to any and all Know-How (other than Inventions) that is generated, conceived, or developed solely by or on behalf of such Party (or its Affiliates or Sublicensees) under this Agreement and (b) the Parties shall each own an equal, undivided interest in any and all Joint Technology. Each Party will, and does hereby, assign to the other Party and will cause each of its officers, directors, employees and Affiliates, to assign to the other Party an undivided one-half (1/2) ownership interest in and to any Joint Technology, without additional compensation, as is necessary to fully effect the joint ownership provided for in the first sentence of this Section 11.2.5. Subject to the licenses granted in Article 5 and the provisions of Section 5.5, each Party shall have the right to Exploit, including granting a license under such Party’s interest in, the Joint Technology without a duty of seeking consent of or accounting to the other Party.
11.2.6United States Law. The determination of whether any Invention is conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent Rights or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to effect the allocation of ownership set forth this Section 11.2.
11.3Patent Prosecution and Maintenance.
11.3.1Mersana Patent Rights. Mersana shall have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Mersana Patent Rights and any Mersana Platform Patent Rights that are not Mersana Patent Rights, on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Mersana’s sole expense.
11.3.2Janssen Patent Rights. Janssen shall have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Janssen Patent Rights and any

Product Patent Rights on a worldwide basis, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Janssen’s sole expense.
11.3.3Joint Patent Rights. Mersana shall have the first right and authority, but not the obligation, to prepare, file, prosecute and maintain the Joint Patent Rights on a worldwide basis. Mersana shall keep Janssen reasonably informed and provide reasonable opportunity for Janssen to comment with respect to all material steps with regard to the filing, prosecution and maintenance of Joint Patent Rights, and shall reasonably consider such comments in good faith. The Parties shall share equally all the costs associated with filing, prosecution, and maintenance of such Joint Patent Rights; provided, that Janssen shall have the right, on written notice to Mersana to elect not to bear such costs with respect to a Joint Patent Right, in which case Janssen shall, and does hereby, assign its right, title and interest in and to such Joint Patent Right. If Mersana decides not to continue prosecuting any Joint Patent Rights, then Mersana shall promptly so notify Janssen in writing (which written notice shall be at least [**] before any relevant deadline prior to taking any extension for such Joint Patent Right), in which case, Mersana shall, and does hereby, assign its right, title and interest in and to such Joint Patent Right to Janssen. Thereafter, Janssen shall have the right, but not the obligation, to prosecute or maintain such Joint Patent Right, at Janssen’s sole expense.
11.3.4Cooperation. The Parties shall at all times fully cooperate with each other in order to reasonably implement the foregoing provisions of this Section 11.3. Such cooperation may include each Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel and double patenting and execution of amendments), and the assistance of each Party’s relevant personnel. Any Party that owns Know-How that is invented, conceived or developed under this Agreement and wishes to file a patent application thereon shall provide the other Party’s JPC representative with a copy of the proposed patent application at least [**] prior to the proposed filing date of such application, and the Parties shall, through their JPC representatives, coordinate such filings to avoid creating potential issues in the prosecution of such patent applications. Typically, such coordination will not delay the prosecuting Party from filing any such patent applications by more than [**] after its provision of a copy of such patent application to the other Party. However, in atypical circumstances, if the other Party’s JPC representative requests in writing additional time for coordination efforts, the prosecuting Party shall delay the filing of such application by an additional [**], for a total of [**] from the prosecuting Party’s provision of a copy of such patent application to other Party. [**]. Except as otherwise expressly authorized in this Agreement, Janssen shall not disclose or claim in any patent application, patent or publication any Mersana Confidential Information (including any Mersana Know-How or Mersana Platform Know-How) without first obtaining Mersana’s prior written consent. Except as otherwise expressly authorized in this Agreement, Mersana shall not disclose or claim in any patent application, patent or publication any Janssen Confidential Information (including any Janssen Know-How or Product Know-How) without first obtaining Janssen’s prior written consent.
11.3.5Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Janssen shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable (collectively, the “Extensions”), for the Janssen Patent Rights, any Product Patent Rights and any Joint Patent Rights and with respect to the Licensed Products, in each case including whether or not to do so. Mersana shall provide prompt and reasonable assistance with respect thereto, as requested by Janssen, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate. As between the Parties, Mersana shall have the sole right to make decisions regarding, and to apply for, Extensions for the Mersana Patent Rights; provided, that Janssen shall have the right, from time to time, request that Mersana make an Extension with respect to a Mersana Patent Right with respect to a Licensed ADC or Licensed Product and Mersana shall consider any such request from Janssen with regard thereto in good faith.
11.3.6Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 11, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 11 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
11.3.7Unitary Patent System. The Party prosecuting and maintaining a Patent Right in Europe will have the exclusive right to opt-in or opt-out of the Europe Unitary Patent System for such Patent Right. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83(3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted in to the Europe Unitary Patent System with respect to a given Patent Right, the other Party will not initiate any action with respect to such Patent Right under the Europe Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.
11.4Enforcement of Patent Rights.
11.4.1Mersana Patent Rights.
(a)Mersana shall have the (i) sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce the Mersana Patent Rights Covering elements of the Mersana Platform and (ii) the Mersana Platform Patent Rights Covering elements of the Mersana Platform, or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Patent Rights. Mersana’s right in the preceding sentence shall be, as between the Parties, Mersana’s sole right with respect to the Mersana Patent Rights Covering elements of the Mersana Platform and the Mersana Platform Patent Rights Covering elements of the Mersana Platform and Mersana’s first right with respect to all other Mersana Patent Rights (such other Mersana Patent Rights, the “Non-Platform Mersana Patent Rights”). Mersana shall in good faith consider the interests of Janssen in conducting the foregoing activities with respect to the Non-Platform Mersana Patent Rights. Janssen shall fully cooperate with Mersana in any such action to enforce the Mersana Patent Rights at Mersana’s expense, including being joined as a party to such action if necessary.
(b)With respect to any enforcement of the Non-Platform Mersana Patent Rights against any Person that is Exploiting a product containing an antibody-drug conjugate Directed to any Target (a “Competitive Infringement”) Mersana shall notify Janssen of its election to take any action in accordance with Section 11.4.1(a) within the earlier of: (i) [**] after Mersana becomes aware of the Competitive Infringement; or (ii)

[**] before any time limit set forth in Applicable Law. In such event, Janssen shall have the right, but not the obligation, to initiate such suit or take such other action with respect to the Non-Platform Mersana Patent Rights, upon written notice to Mersana. Janssen shall in good faith consider the interests of Mersana in conducting the foregoing activities with respect to the Non-Platform Mersana Patent Rights. Mersana shall fully cooperate with Janssen in any such action to enforce the Non-Platform Mersana Patent Rights against a Competitive Infringement at Janssen’s expense, including being joined as a party to such action if necessary.
(c)All monies recovered upon the final judgment or settlement of any such suit to enforce any Non-Platform Mersana Patent Rights against a Competitive Infringement shall be allocated first to the enforcing Party to the extent necessary to compensate it for its expenses in its enforcement, second to the other Party to the extent necessary to compensate it for its expenses in cooperating with the enforcing Party in its enforcement, with any remainder paid to or retained by Janssen; provided, that to the extent that any remainder paid to or retained by Janssen is attributable to loss of sales or profits with respect to a Licensed Product, such amount shall be treated as “Net Sales” in the Calendar Quarter in which the money is actually received for purposes of calculating any royalties with respect thereto that may be owed to Mersana pursuant to Section 8.3.
11.4.2Janssen Patent Rights. Janssen shall have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce Janssen Patent Rights, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Janssen Patent Rights and the Product Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Janssen Patent Rights and the Product Patent Rights. Mersana shall fully cooperate with Janssen, at Janssen’s expense, in any such action to enforce the Janssen Patent Rights or the Product Patent Rights, including being joined as a party to such action if necessary. Janssen will reasonably inform and consult with Mersana prior to taking any such enforcement action with respect to a Competitive Infringement, provide Mersana with prompt written notice of the commencement of any such enforcement action and keep Mersana apprised of the progress of such enforcement action. All monies recovered upon the final judgment or settlement of any such suit to enforce any Janssen Patent Rights or Product Patent Rights against a Competitive Infringement shall be allocated first to Janssen to the extent necessary to compensate it for its expenses in its enforcement, second to Mersana to the extent necessary to compensate it for its expenses in cooperating with Janssen in its enforcement, with any remainder retained by Janssen; provided, that to the extent that any remainder retained by Janssen is attributable to loss of sales or profits with respect to a Licensed Product, such amount shall be treated as “Net Sales” in the Calendar Quarter in which the money is actually received for purposes of calculating any royalties with respect thereto that may be owed to Mersana pursuant to Section 8.3.
11.4.3Joint Patent Rights.
(a)Mersana shall have the sole right, at its sole expense, to determine the appropriate course of action to enforce Joint Patent Rights, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Joint Patent Rights, in each case in connection with any product that is competitive with any product Developed or Commercialized by or on behalf of Mersana (except a Competitive Infringement). All monies recovered upon the final judgment or settlement of any such suit to enforce any such Joint Patent Rights shall be allocated first to Mersana to the extent necessary to compensate it for its expenses in its enforcement, second to

Janssen to the extent necessary to compensate it for its expenses in cooperating with Mersana in its enforcement (to the extent not otherwise reimbursed), and finally any remaining amounts shall be retained by Mersana. Janssen shall fully cooperate with Mersana, at Mersana’s expense, in any action to enforce the Joint Patent Rights in connection therewith, including being joined as a party to such action if necessary.
(b)Janssen shall have the sole right, at its sole expense, to determine the appropriate course of action to enforce Joint Patent Rights, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Joint Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Joint Patent Rights, in each case in connection with any product that is competitive with any product Developed or Commercialized by or on behalf of Janssen, including a Competitive Infringement. All monies recovered upon the final judgment or settlement of any such suit to enforce any such Joint Patent Rights shall be allocated first to Janssen to the extent necessary to compensate it for its expenses in its enforcement, second to Mersana to the extent necessary to compensate it for its expenses in cooperating with Janssen in its enforcement (to the extent not otherwise reimbursed), and finally any remaining amounts shall be retained by Janssen. Mersana shall fully cooperate with Janssen, at Janssen’s expense, in any action to enforce the Joint Patent Rights in connection therewith, including being joined as a party to such action if necessary.
11.4.4Notification of Infringement; Settlement. In the event either Party becomes aware of any actual or threatened Competitive Infringement of a Mersana Patent Right, Janssen Patent Right or Joint Patent Right or any an actual or threatened infringement of a Joint Patent Right, it shall promptly notify the other Party. Notwithstanding anything to the contrary under this Article 11, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this Article 11 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right owned or controlled by the other Party or its Affiliates without first obtaining the written consent of the Party that owns or controls the relevant Patent Right.
11.5Third Party Patent Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any Mersana Patent Rights that are subject to the Mersana In-Licenses, the rights and obligations of the Parties under Sections 11.3 and 11.4 shall be subject to Mersana’s licensors’ rights to participate in and control prosecution, maintenance and enforcement of such Mersana Patent Rights, and to receive a share of damages recovered in such action, in accordance with the terms and conditions of the applicable Mersana In-License.
11.6Separate Representation. The Party not bringing an action with respect to any Competitive Infringement or any infringement of a Joint Patent Right in the Territory under this Article 11 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action; provided that to the extent such separate representation is retained and used in connection with any cooperation provision of this Article 11 or Article 12, the Party bringing such action shall reimburse such cooperating Party for the cost of such counsel, if required under such Articles.
11.7Trademarks. Janssen (itself or through its Affiliates or Sublicensees) shall have the sole right to select, register, maintain, enforce and defend, in its (or their respective) name, all trademarks for use in connection with the sale or marketing of the Licensed Products in the Territory (collectively, “Product Trademarks”) at Janssen’s own cost and expense, and Janssen (or such Affiliates or Sublicensees) shall own all such Product Trademarks. Mersana shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of any) Product Trademark or (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark. Mersana shall not, and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto, other than any Product Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of any) Mersana Trademark. Janssen shall not, and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any trademark owned or Controlled by Mersana that is used in connection with the sale or marketing of Auristatin Compounds, or products arising out of Exploitation of the Mersana Platform Technology (“Mersana Trademarks”), anywhere in the Territory or any registrations issued or issuing with respect thereto, other than any Mersana Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part of any) Product Trademark.
ARTICLE 12 INFRINGEMENT OR OTHER ACTIONS
BROUGHT BY THIRD PARTIES
12.1Third Party Actions.
12.1.1Each Party shall immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by a Party, or any action, suit or proceeding brought against a Party alleging infringement of a Patent Right or misappropriation of intellectual property of any Third Party with regard to any aspect of the conduct by either Party, its Affiliates or Sublicensees pursuant to this Agreement or a Research Program (each, a “Third Party Action”).
12.1.2Mersana Rights and Obligations. Except as provided in Section 12.1.3, and subject to Article 15, Mersana, at its own expense and through counsel of its choosing, shall have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the practice of the Mersana Technology or Mersana Platform Technology infringes or misappropriates a Third Party’s intellectual property rights. Mersana shall have the sole and exclusive right to select counsel for such Third Party Action.
12.1.3Janssen Right to Defend. Subject to Article 15, Janssen, at its own expense and through counsel of its choosing, shall have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the Development, Manufacture, Commercialization or other Exploitation of any Licensed Product infringes or misappropriates a Third Party’s intellectual property rights, except to the extent such claim of infringement alleges that the practice of the Mersana Platform Technology infringes or misappropriates a Third Party’s intellectual property rights. If Mersana is named as a defendant in such suit, Mersana will have the right to participate in such defense and settlement with its own counsel, at its cost. Janssen will not enter into any settlement of any Third Party Action that is instituted or threatened to be instituted against Mersana without Mersana’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; except that, such consent will not be required if such settlement includes a release of all liability in favor of Mersana or an assumption of any unreleased liability by Janssen. Janssen will reimburse Mersana for the reasonable out-of-pocket expenses incurred by Mersana in providing such assistance and cooperation; and except that Janssen will have no obligation to reimburse Mersana for any costs or expenses incurred if Mersana exercises its right to participate in the defense and settlement of a Third Party Action with its own counsel. Janssen will keep Mersana reasonably informed of the progress of any Third Party Action.

12.1.4Consultation; Settlement. The Parties may consult with one another on all material aspects of the defense of Third Party Actions. The Parties shall reasonably cooperate with each other in all such actions or proceedings. No Party shall admit the invalidity or unenforceability of any Patent Right Controlled by the other Party without the other Party’s prior written consent.
12.2Invalidity or Unenforceability Defenses or Actions.
12.2.1Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Mersana Patent Rights, Janssen Patent Rights or Joint Patent Rights by a Third Party of which such Party becomes aware.
12.2.2With respect to Mersana Patent Rights and Janssen Patent Rights, the Party that at the time is prosecuting such Patent Right shall have the sole right to control the defense of the validity and enforceability of such Patent Rights and shall bear the costs with respect thereto.
12.2.3With respect to Joint Patent Rights, upon receipt of any notice provided under Section 12.2.1, the Parties shall promptly meet to discuss in good faith the most favorable approach to defend against any such allegation in light of each Party’s commercial interests therein, including which Party should control the defense of the validity and enforceability of the Joint Patent Rights and the allocation of costs and expenses with respect thereto; provided, that as between the Parties, if any such invalidity or unenforceability of a Joint Patent Right is raised as a defense or counterclaim in connection with a Third Party Action initiated pursuant to Section 12.1, the Party controlling such Third Party Action pursuant to Section 12.1.2 or 12.1.3, as applicable, shall have the right, but not the obligation, to defend and control the defense of the validity and enforceability of such Joint Patent Rights at its sole expense in the Territory and using counsel of its own choice. If the controlling Party with respect to a Joint Patent Right elects not to defend or control the defense of the Joint Patent Rights, in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then the other Party may conduct and control the defense of any such claim, suit or proceeding using counsel of its own choice at its sole cost and expense.
12.2.4Where a Party controls any action described in this Section 12.2, the other Party shall have the right to participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense (provided, that the controlling Party shall retain control of the defense in such claim, suit or proceeding) and shall cause its Affiliates to, assist and cooperate with the controlling Party, at the controlling Party’s expense, as such controlling Party may reasonably request from time to time in connection with its activities set forth in this Section. In connection with any activities with respect to a defense, claim or counterclaim relating to the Patent Rights pursuant to this Section 12.2 (other than with respect a defense, claim or counterclaim relating to the Mersana Platform Patent Rights), the controlling Party shall (x) consult with the other Party as to the strategy for such activities, (y) consider in good faith any comments from the other Party and (z) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.
12.3Third Party Rights. If in the reasonable opinion of a Party, the Development, Manufacture, Commercialization or other Exploitation of a Licensed Product hereunder infringes or is reasonably expected to infringe or misappropriate any Patent Right, trade secret or other intellectual property right of a Third Party in any country in the Territory, then the Parties will consult on whether to, and under what terms to, negotiate and obtain a license or other rights from such Third Party to such rights as necessary or desirable to Develop, Manufacture and

Commercialize such Licensed Product in such country. The Parties’ respective rights and obligations with respect to acquiring or obtaining an in-license of any such Patent Right, trade secret or other intellectual property right are set forth in Section 5.6.
ARTICLE 13 REPRESENTATIONS AND WARRANTIES; COVENANTS
13.1Mutual Representations and Warranties. Each Party hereby represents and warrants, as of the Effective Date, and covenants (as applicable) to the other Party, as follows:
13.1.1Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
13.1.2Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Applicable Laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law)); and (iv) its execution of and performance of its obligations under this Agreement do not and will not conflict with, violate, breach or constitute a default under (a) any contractual or other legal obligation or restriction (including any confidentiality or non-competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order or otherwise existing as of the Effective Date or (b) such Party’s organizational documents or any requirement of Applicable Laws existing as of the Effective Date and applicable to such Party.
13.1.3No Conflict. It is not a party to any agreement that would prevent it from (or would be breached by) granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has the full right to grant the licenses or sublicenses (as applicable) granted herein and such grant will not result in the misappropriation of any Third Party intellectual property or violation of such Third Party’s rights with respect thereto. During the Term, it will not enter into any agreement, contract, commitment or other arrangement that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder. Neither Party shall misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder.
13.1.4It has not ever been, is not currently, nor is it the subject of a proceeding that could lead to it becoming a Debarred Entity, Excluded Entity or Convicted Entity.
13.1.5Government Authorizations. Except for any Regulatory Approvals, Pricing Approvals, manufacturing approvals or similar approvals necessary for the Exploitation of the Licensed ADCs and Licensed Products, or any approvals that may be required under the HSR Act or similar Applicable Law, it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement (as contemplated as of the Effective Date), except for such consents that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the

Exploitation of the Licensed ADCs and Licensed Products. It will maintain throughout the Term all permits, licenses, registrations, and other forms of authorizations and approvals from any Governmental Authority, necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder in a manner which complies with all Applicable Laws.
13.2Additional Representations, Warranties and Covenants of Mersana. Mersana hereby represents and warrants, as of the Effective Date, to Janssen, and covenants (as applicable) to Janssen, as follows:
13.2.1No Conflicting Grants. Mersana has all rights necessary to grant the licenses under the Mersana Technology that it grants to Janssen in this Agreement. Mersana has not previously (a) licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the Mersana Warranty Technology, or (b) otherwise granted any rights, in each case ((a) and (b)), to any Third Party in any way that would conflict with the licenses and rights granted to Janssen under this Agreement if the Mersana Warranty Technology were to constitute Mersana Technology (each, “Conflicting Rights”).
13.2.2Ownership. Other than the intellectual property rights licensed to Mersana pursuant to the Existing Mersana In-Licenses, Mersana is the exclusive owner of the Mersana Warranty Technology free and clear of all liens, charges and encumbrances (excluding licenses that do not conflict with the rights granted to Janssen hereunder).
13.2.3Development of Mersana Platform. Mersana, its Affiliates and its and their current and former employees have not misappropriated any intellectual property of a Third Party in connection with developing the Mersana Warranty Technology developed by Mersana. Mersana is not aware of any claim by a Third Party that any such misappropriation has occurred.
13.2.4Patent Rights. Schedule 1.1.164 sets forth all Patent Rights included in the Mersana Warranty Patent Rights. Mersana has complied in all material respects with all Applicable Laws with respect to the filing, prosecution and maintenance of those Mersana Warranty Patent Rights owned by Mersana or otherwise of which Mersana has control of such filing, prosecution and maintenance (the “Mersana Prosecution Patent Rights”) and, to Mersana’s knowledge, the filing, prosecution and maintenance of all other Mersana Warranty Patent Rights has been in compliance in all material respects with all Applicable Laws with respect thereto. Mersana has paid all maintenance and annuity fees with respect to the Mersana Prosecution Patent Rights due and, to Mersana’s knowledge, all maintenance and annuity fees with respect to all other Mersana Warranty Patent Rights have been paid when due. To Mersana’s knowledge, no dispute regarding inventorship has been alleged or threatened with respect to the Mersana Prosecution Patent Rights or with respect to any other Mersana Warranty Patent Rights.
13.2.5No Action or Claim. To Mersana’s knowledge, there are no actual, pending or alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Mersana Warranty Technology that are by or before any Governmental Authority. There is no award, stay, writ, judgement, injunction, decree or similar order of any Governmental Authority outstanding, or, to Mersana’s knowledge, pending, involving the Mersana Warranty Technology. Mersana has not received any written notice of any actual, pending, alleged or threatened adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Mersana Warranty Technology.
13.2.6Non-Infringement or Misappropriation. To Mersana’s knowledge, the use of the Mersana Platform and the practice of the Mersana Warranty Technology will not infringe or misappropriate the intellectual property rights of any Third Party. Mersana has not received written notice from a Third Party claiming that a Patent Right owned by such Third Party would be infringed by the use of the Mersana Warranty Technology in the Territory, and no Third Party has threatened in writing to Mersana to make any such claim.
13.2.7Third Party Actions. To Mersana’s knowledge, no Third Party is infringing or threatening to infringe any of the Mersana Warranty Patent Rights or misappropriating or threatening to misappropriate any Mersana Warranty Know-How.
13.2.8Validity and Enforceability of Patents. To Mersana’s knowledge, the Mersana Prosecution Patent Rights are subsisting and are, or, upon issuance, will be, valid and enforceable patents, and no Third Party has challenged the extent, validity, registrability or enforceability of such Patent Rights or alleged any misuse or non-infringement thereof (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority), or challenged Mersana’s ownership or Control of such Patent Rights.
13.2.9Assignments. Mersana has obtained assignments from the inventors of all inventorship rights relating to the Mersana Warranty Patent Rights owned by Mersana, and, to Mersana’s knowledge, all such assignments of inventorship rights relating to such Patent Rights are valid and enforceable.
13.2.10Government Funding. Neither Mersana nor any of its Affiliates is or has been a party to any agreement with a Governmental Authority pursuant to which such Governmental Authority provided or may provide funding for the development of the Mersana Warranty Technology. To Mersana’s knowledge, none of the Mersana Warranty Technology includes any invention that was conceived or first actually reduced to practice in the performance of work under a funding agreement between Mersana and any Governmental Authority.
13.2.11Mersana In-Licenses. Schedule 1.1.94 sets forth a true and complete list of all agreements whereby Mersana or its Affiliates has in-licensed Mersana Warranty Technology as of the Effective Date. As of the Effective Date, (1) the Existing Mersana In-Licenses are in full force and effect, have been duly maintained, have not been cancelled, expired or abandoned; (2) Mersana is not aware of any challenges to or violation of the rights granted thereunder by any Third Party; (3) Mersana is not in material breach under any of the Existing Mersana In-Licenses, nor, to Mersana’s knowledge, is any counterparty thereto; and (4) Mersana has not received any written notice of material breach under any of the Existing Mersana In-Licenses. Mersana has provided to Janssen, prior to the Effective Date, true, complete and correct copies of all Existing Mersana In-Licenses. Except for the Existing Mersana In-Licenses, neither Mersana nor any of its Affiliates is party to any agreement with a Third Party in effect on the Effective Date pursuant to which Mersana (or its respective Affiliates) is obligated to pay any amount to such Third Party for the practice of any intellectual property rights with respect to the Exploitation of Licensed ADCs or Licensed Products pursuant to this Agreement.
13.2.12Compliance. Mersana and its Affiliates conducted, and has used reasonable efforts to cause its contractors and consultants to conduct, the development of the Mersana Warranty Technology that was developed by Mersana and its Affiliates, in accordance in all material respects with Applicable Law, professional scientific standards, accepted ethical standards and applicable experimental protocols, procedures and controls.
13.2.13Adverse Event and Related Disclosure. Mersana has made available to Janssen any material safety and regulatory information in Mersana’s or its Affiliate’s control relating to Serious Adverse Reactions or Suspected Unexpected Serious Adverse Reactions (each as defined under Applicable Law) with respect to products that have been made using the Mersana Platform before the Effective Date, including complete and correct copies of the following, if any: adverse event reports and Regulatory Authority inspection reports, notices of adverse findings, warning letters, regulatory filings and other material correspondence with Regulatory Authorities, in each case, with respect to such Serious Adverse Reactions or Suspected Unexpected Serious Adverse Reactions.
13.3Additional Covenants of Mersana.
13.3.1During the Term with respect to a Target, Mersana will [**] under this Agreement. During the Term, Mersana and its Affiliates covenant that they [**].
13.3.2Mersana (a) shall perform its obligations under the Mersana In-Licenses and maintain such Mersana In-Licenses in full force and effect during the Term and (b) will not amend any Mersana In-Licenses except as expressly permitted under Section 5.7.2, without having first obtained Janssen’s express prior written consent.
13.3.3Mersana’s collection, generation, processing and storage of all results and reports of the work carried out in the course of performing the Research Programs, [**] and Manufacturing of Licensed ADCs under this Agreement, shall be in accordance with Schedule 13.3.3.
13.3.4Mersana covenants that if, during the Term, it becomes a Debarred Entity, Excluded Entity or Convicted Entity or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or Convicted Individual, Mersana shall immediately notify Janssen and Janssen shall have the right to terminate this Agreement.  In addition, Mersana shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or Convicted Individual. For purposes of this provision, the following definitions shall apply:
(a)A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.
(b)A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.
(c)An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
(d)A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

13.3.5Mersana and its Affiliates (a) shall comply with all Applicable Law governing bribery, money laundering and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay or authorize the payment of any bribes, kickbacks, influence payments or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions or anything else of value).
13.4Additional Representation and Warranty of Janssen. Janssen represents and warrants to Mersana, as of the date that Janssen provides to Mersana any Janssen Antibody for incorporation into a Licensed ADC under a Research Program, that [**].
13.5Additional Covenants of Janssen.
13.5.1Janssen’s collection, generation, processing and storage of all results and reports of the work carried out in the course of performing the Research Programs, [**] and Manufacturing of Licensed ADCs under this Agreement, shall be in accordance with Schedule 13.3.3.
13.5.2Janssen covenants that if, during the Term, it becomes a Debarred Entity, Excluded Entity or Convicted Entity or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual or Convicted Individual, Janssen shall immediately notify Mersana and Mersana shall have the right to terminate this Agreement.  In addition, Janssen shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or Convicted Individual.
13.5.3Janssen and its Affiliates (a) shall comply with all Applicable Law governing bribery, money laundering and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay or authorize the payment of any bribes, kickbacks, influence payments or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions or anything else of value).
13.6Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, that each Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
13.7DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF THE LICENSED ADCS OR LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

ARTICLE 14 TERM AND TERMINATION
14.1Term. Unless earlier terminated pursuant to this Article 14, on a Target-by-Target basis, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect until the date of expiration of the last-to-expire Royalty Term for the last Licensed Product Directed to such Target. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, Mersana hereby grants to Janssen a perpetual, irrevocable, non-exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses through multiple tiers, under the Mersana Technology and Mersana’s interest in the Joint Technology to Develop, Manufacture, Commercialize and otherwise Exploit such Licensed Product (and the corresponding Licensed ADCs) in the Field in such country.
14.2Termination for Convenience by Janssen. Janssen shall have the right, at any time, to (a) during the Research Term, terminate this Agreement in its entirety or with respect to a Target without cause, by providing not less than [**] prior written notice to Mersana of such termination, or (b) following the Research Term, terminate this Agreement in its entirety or with respect to a Target without cause, by providing not less than [**] prior written notice to Mersana of such termination. Any termination of this Agreement with respect to one Target shall not affect the continuation of this Agreement with respect to other Targets.
14.3Termination for Cause.
14.3.1Right to Terminate for Material Breach. Either Party (the “Non-breaching Party”) may (but is not required to and without limitation of any other right or remedy such Party may have) terminate this Agreement in its entirety in the event of a material breach of this Agreement by the other Party, if the other Party (the “Breaching Party”) has not cured such breach within [**] after notice thereof (such period, the “Notice Period”). Such notice will specify the alleged breach in sufficient detail to put the Breaching Party on notice and clearly state the Non-breaching Party’s intent to terminate if the alleged breach is not cured within the Notice Period. Notwithstanding the foregoing, (a) the Notice Period in connection with a material breach of a payment obligation under Article 8 shall be [**], and (b) with respect to an alleged material breach that, by its nature, is curable, but cannot be cured within the Notice Period, if the Breaching Party provides a written plan to cure such breach within the Notice Period and the Breaching Party reasonably promptly commences actions to cure such breach in accordance with such written plan, then the Notice Period shall be tolled for so long as the Breaching Party thereafter diligently continues such actions, for up to an additional [**].
14.3.2Right to Terminate for Material Breach with respect to a Target. Mersana may (but is not required to and without limitation of any other right or remedy such Party may have) terminate this Agreement solely with respect to a Target in the event a Target-Specific Material Breach occurs, if Janssen has not cured such breach within [**] after notice thereof (such period, the “Target-Specific Notice Period”). Such notice will specify the alleged breach in sufficient detail to put Janssen on notice and clearly state Mersana’s intent to terminate if the alleged breach is not cured within the Target-Specific Notice Period. Notwithstanding the foregoing, (a) the Target-Specific Notice Period in connection with a material breach of a payment obligation under Article 8 shall be [**], and (b) with respect to an alleged Target-Specific Material Breach that, by its nature, is curable, but cannot be cured within the Target-Specific Notice Period, if Janssen provides a written plan to cure such breach within the Target-Specific Notice Period and Janssen reasonably promptly commences actions to cure such breach in accordance with such written plan, then the Target-Specific Notice Period shall be tolled for so long as Janssen thereafter diligently continues such actions, for up to an additional [**]. A “Target-Specific Material Breach” means, with respect to a Target, a material breach by Janssen of its obligations under this Agreement relating to such Target that would constitute a material breach of this Agreement if such Target had been, at the time the material breach occurred, the only Target that was subject to this Agreement.
14.3.3Disputes. If the Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice under Section 14.3.1 or Section 14.3.2 and initiates a dispute resolution procedure under Section 20.3 to resolve the dispute before the end of the Notice Period, the Notice Period shall be tolled during the pendency of such dispute resolution, and the termination shall not become effective unless and until (a) the dispute resolution process in Section 20.3 has finally determined that the Breaching Party has materially breached this Agreement and (b) such breach remains uncured for [**] (or [**] in the case of the breach of a payment obligation under Article 8) after the final resolution of the dispute through such dispute resolution procedure (or, if the breach cannot be cured within such [**] period, if the Breaching Party provides a written plan to cure such breach within such [**] period and the Breaching Party commences actions to cure such breach in accordance with such written plan and thereafter diligently continues such actions, for up to an additional [**]). During the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
14.4Termination for [**].
14.5Termination for Insolvency. If either Party (a) makes an assignment of all or substantially all of its property for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, (c) files a petition under any bankruptcy or insolvency act or for reorganization or has any such petition filed against it, and such Party consents to the involuntary bankruptcy or such petition is not discharged within [**] after the filing thereof, or (d) will propose or be a party to any dissolution or liquidation (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to the Party undergoing the Insolvency Event, in which case, this Agreement will terminate on the date on which the Party undergoing the Insolvency Event receives such written notice.
14.6License Survival Upon Insolvency.
14.6.1All licenses (and to the extent applicable, rights) granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. Section 101, et. seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under the Paragraph 101(35A) of the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to a Party, the Parties agree that the non-bankrupt Party shall retain and may fully exercise all of its rights and elections under Applicable Law (including the Bankruptcy Code). The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against a bankrupt Party, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property which at that date is known to be useful or necessary for the Research Program or the Development, Manufacture or Commercialization of Licensed ADCs or Licensed Products throughout the Territory and all embodiments of such intellectual property; and the same, if not already in the other Party’s possession, shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor (which request must identify the specific intellectual property), unless the bankrupt Party (or trustee on behalf of the bankrupt Party) elects within [**] to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the bankrupt Party, upon written request therefor by the other Party.

14.6.2Without limiting the generality of Section 14.6.1, Mersana and Janssen intend and agree that any sale of Mersana’s assets under Section 363 of the Bankruptcy Code will be subject to Janssen’s rights under Section 365(n), that Janssen cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Janssen’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Janssen. Further, each Party agrees and acknowledges that all payments by Janssen to Mersana hereunder, other than royalty payments under Section 8.3 and Sales Milestone Payments under Section 8.5, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Mersana will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property described in Section 14.6.1. Mersana and Janssen acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, regulatory filings and marketing approvals. If (i) a case under the Bankruptcy Code is commenced by or against Mersana, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Janssen elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Mersana (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
(a)provide to Janssen all such intellectual property (including copies of embodiments of such intellectual property) held by Mersana and such successors and assigns, or otherwise available to them, immediately upon Janssen’s written request; and
(b)not interfere with Janssen’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.
If Mersana or any of its successors or assigns provides to Janssen any of the intellectual property licensed hereunder (or any embodiment thereof) under this Section 14.6.2, Janssen will have the right to perform Mersana’s obligations under Article 2, Article 3 and Section 6.3 with respect to such intellectual property, but neither such provision nor such performance by Janssen will release Mersana from liability resulting from rejection of the license or failure to perform such obligations.
14.7Effect of Expiration and Termination.
14.7.1General Effects. Except where explicitly provided within this Agreement, expiration or termination of this Agreement, as applicable for any reason, or expiration of this Agreement, will not affect any: (a) obligations, including payment of any royalties or other sums which have accrued as of the date of termination or expiration, or (b) Janssen’s ability to sell any existing inventory of Licensed Product (if applicable) for a period of up to [**] following termination, subject to Janssen’s obligation to make corresponding payments with respect to any such sales pursuant to Article 8. Notwithstanding the foregoing, upon termination of this Agreement, all licenses granted by either Party to the other Party hereunder, and all sublicenses granted by either Party thereunder, will immediately terminate, except for licenses expressly stated to survive termination of this Agreement; provided, that in the event of a termination with respect to one Target, only such licenses with respect to such Target shall terminate. Except as provided in clause (b), neither Party shall be permitted to Develop, Manufacture or Commercialize any Licensed ADC or Licensed Product Directed to a Target following the termination of this Agreement with respect to such Target.

Notwithstanding anything herein to the contrary, termination of this Agreement by a Party will be without prejudice to other remedies such Party may have at law or equity.
14.7.2Wind-Down. Upon any termination of this Agreement, the Parties shall cooperate in good faith to wind down any then-ongoing activities under the Research Programs, if any. In the event of a termination of this Agreement with respect to one Target, only the Research Program with respect to such Target shall be subject to such wind-down. Any CMC Costs, Supply Costs or Technology Transfer Costs incurred prior to the effective date of termination of this Agreement in the conduct of such wind-down activities shall be shared to the extent provided in Section 8.2. Any such costs that are Out-of-Pocket Expenses and are incurred in the [**] period following the effective date of termination of this Agreement shall also be shared to the extent provided in Section 8.2, and Mersana shall be solely responsible for all other costs (if any) incurred following the effective date of termination of this Agreement.
14.7.3Return of Confidential Information and Materials. Upon any expiration or termination of this Agreement, each Receiving Party shall return or destroy all Confidential Information of the Disclosing Party in accordance with Section 10.6. In addition, each receiving Party, at the providing Party’s election, shall return or destroy all Materials of the providing Party, and, with respect to destruction of Materials, shall confirm in writing such destruction.
14.7.4Effect of Termination by Janssen for Convenience or by Mersana for Cause. If Janssen terminates this Agreement in its entirety pursuant to Section 14.2 or Mersana terminates this Agreement in its entirety pursuant to Section 14.3, then [**].
14.7.5Survival. The following provisions will survive expiration or termination of this Agreement (including any other Sections, Articles or defined terms necessary to give such provisions effect), as well as any other provision which by its terms or by the context thereof is intended to survive such expiration or termination: Sections 2.5 (Restrictions on Use) (solely with respect to the provisions thereof that expressly survive the Term), 2.6.1 (Records) (for the period set forth therein), 2.8 (Materials), 5.2.2 ([**] License), 5.3 (No Other Rights), 8.2 (CMC Costs and Supply Costs; Technology Transfer Costs) (for any CMC Costs, Supply Costs and Technology Transfer Costs incurred during the Term, and as otherwise provided in Section 14.7.2), 8.3 (Royalties Payable by Janssen) to 8.5 (Sales Milestone Payments) (each solely with respect to payment obligations arising during the Term, except that Section 8.3.2 will survive expiration of this Agreement with respect to payment obligations arising after such expiration), 8.6 (Payment Terms) through 8.11 (Indirect Taxes), 11.2 (Ownership of Intellectual Property), 11.3 (Patent Prosecution and Maintenance) (solely with respect to Joint Patent Rights), 11.4 (Enforcement of Patent Rights) (solely with respect to Joint Patent Rights), 11.6 (Separate Representation) (solely with respect to Joint Patent Rights), 12.2 (Invalidity or Unenforceability Defenses or Actions) (solely with respect to Joint Patent Rights), 13.7 (Disclaimer of Warranties), 14.1 (Term) (the last sentence thereof) and 14.7 (Effect of Expiration and Termination); and Articles 9 (Royalty Reports and Accounting), 10 (Confidentiality; Publicity), 15 (Indemnity; Limitation of Liability), 17 (Assignment), 18 (Severability), 19 (Insurance) and 20 (Miscellaneous).
ARTICLE 15 INDEMNITY; LIMITATION OF LIABILITY
15.1Indemnity.
15.1.1Mersana shall defend, indemnify and hold harmless Janssen, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs, (each, a “Liability”) directly or indirectly resulting from all Third Party claims, suits, actions, terminations or demands (each, a “Claim”) to the extent such Claims are incurred, relate to, are in connection with or arise out of (a) the breach of this Agreement by Mersana, (b) the negligence, recklessness or willful misconduct of Mersana in connection with the performance of its obligations hereunder, (c) violation of Applicable Law by Mersana in connection with the performance of its obligations hereunder or (d) any action or omission of the Gatekeeper in performing its obligations under or in connection with this Agreement, except in each case ((a)-(d)), to the extent such Liabilities resulted from any action for which Janssen is obligated to indemnify Mersana under Section 15.1.2 or under the Clinical Supply Agreement.
15.1.2Janssen shall defend, indemnify and hold harmless Mersana, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns from and against all Liabilities directly or indirectly resulting from all Claims to the extent such Claims are incurred, relate to or arise out of (a) the breach of this Agreement by Janssen, (b) the negligence, recklessness or willful misconduct of Janssen in connection with the performance of its obligations hereunder, (c) violation of Applicable Law by Janssen in connection with the performance of its obligations hereunder, or (d) the Development, Manufacture or Commercialization of the Licensed ADCs or the Licensed Products by Janssen, its Affiliates or Sublicensees, including any failure to test for or provide adequate warnings of adverse side effects, or any manufacturing defect in any Licensed Product, except, in each case ((a)-(d)), to the extent such Liabilities resulted from any action for which Mersana is obligated to indemnify Janssen under Section 15.1.1 or under the Clinical Supply Agreement.
15.2Procedure.
15.2.1Promptly after the receipt by a Party (the “Indemnitee”) of notice of any pending or threatened Claim for which the Indemnitee intends to seek indemnification under this Article 15, such Party shall promptly provide notice thereof to the other Party (the “Indemnitor”), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim, provided that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement, except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to control the defense thereof with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee shall have the right to participate in, but not control, the defense of any Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses shall be paid by the Indemnitor. The Indemnitee shall, and shall cause each of its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals and otherwise providing reasonable access to such indemnitees and other employees and agents of the Indemnitee, in each case as may be reasonably requested in connection therewith; provided, that the Indemnitor shall reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee shall not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise (i) fully releases the Indemnitee without any liability, loss, cost or obligation, (ii) admits no liability, wrongdoing or other admission against interest on the part of the Indemnitee and (iii) would not have an adverse effect on the Indemnitee’s interests

(including any rights under this Agreement or the scope or enforceability of the technology licensed hereunder).
15.2.2The assumption of the defense of a Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification.
15.3Limitation of Liability. EXCEPT [**], NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS UNDER THIS AGREEMENT OR FOR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ANY OTHER LOSS OR INJURY TO A PARTY’S OR ITS AFFILIATES’ PROFITS, REVENUES, BUSINESS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.
ARTICLE 16 FORCE MAJEURE
No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) hereunder, or be deemed to have defaulted under or breached this Agreement, for failure or delay by such Party in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates), including fire, floods, epidemics or pandemics, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God, earthquakes, or omissions or delays in acting by any Governmental Authority (each, an “Event of Force Majeure”); provided, that the affected Party shall exert commercially reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its obligations promptly. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of [**], the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within [**] of the other Party’s receipt of such notice, the Parties shall discuss in good faith a plan for resolution of the Event of Force Majeure, if possible.
ARTICLE 17 ASSIGNMENT
This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that either Party may, without such consent but with notification to the other Party following such assignment and subject to the terms and conditions of this Article 17, assign this Agreement in its entirety and its rights and obligations hereunder (a) to any of its Affiliates (for so long as the assignee remains an Affiliate of the assigning Party), provided that the assigning Party will remain responsible for the performance of, and primarily liable under, this Agreement notwithstanding such assignment, or (b) to a Third Party that acquires all or substantially all of such Party’s business to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise). Any such assignment shall not be valid and effective unless and until the assignee agrees in writing to assume all rights and obligations of its assignor under this Agreement and be bound by the terms and conditions of this Agreement applicable to the assignor. The terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment of this Agreement not in accordance with this Article 17 shall be void and of no effect.
ARTICLE 18 SEVERABILITY
Each Party hereby agrees that this Agreement is not intended to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid or unenforceable under Applicable Law, the Parties hereto shall substitute, by mutual consent, valid and enforceable provisions for such invalid or unenforceable provisions that, in their effect, are sufficiently similar to the invalid or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement based on such valid provisions. In case such alternative provisions cannot be agreed upon, suitable and equitable provisions will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provisions. In any case, the invalidity or unenforceability of one or several provisions of this Agreement shall not affect the validity or enforceability of this Agreement as a whole or the application of such provision to other Persons or circumstances, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
ARTICLE 19 INSURANCE
Each Party will maintain, at its sole cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, consistent with the normal and customary practices of companies of similar size, nature and scope. Upon written request, Each Party will provide evidence of insurance in the form of a certificate of insurance.  Each Party shall provide the other with [**] advance written notice in the event of any insurance cancellation.
ARTICLE 20 MISCELLANEOUS
20.1Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally (with tracking capabilities), first class air mail (postage prepaid, where applicable) or courier (with tracking capabilities), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the other Party in accordance with this Section 20.1. In addition and not in lieu of any of the foregoing methods of transmission, a copy of any such consent, notice or report (which shall not in itself constitute notice) may be sent by electronic mail to the electronic mail address set forth below. Any such consent, notice or report shall be effective upon the date of delivery (if delivered personally or by courier) or five (5) Business Days after mailing (if sent by first class air mail). This Section 20.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Mersana:
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attention: Legal Department
Telephone: (617) 498-0020

With a copy to:
Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
Attention: Marc Rubenstein
Telephone: (617) 951-7000
Email: mrubenstein@ropesgray.com

If to Janssen:
Janssen Biotech Inc.
800/850 Ridgeview Drive
Horsham, PA 19044
Attn: President

With a copy to:

Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn: [**]
Email: [**]
20.2Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof that may dictate application of the laws of any other jurisdiction. Notwithstanding anything to the contrary herein, any disputes regarding validity, enforceability, interpretation and construction of any Patent Rights will be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be, by a court of competent jurisdiction.
20.3Dispute Resolution. The Parties agree that if any dispute or disagreement arises between Janssen on the one hand and Mersana on the other in respect of this Agreement (“Dispute”), subject to Section 20.9, they shall follow the following procedure in an attempt to resolve the dispute or disagreement. The term “Dispute” excludes any JRC Matter or JMC Matter, which will be subject to resolution under Section 3.2.4 or 3.3.4, as applicable. Any Dispute, including, to the extent related to this Agreement, disputes that may involve the parent company, subsidiaries, or Affiliates under common control of any Party, shall be resolved in accordance with this Section 20.3.
20.3.1Referral to Executive Officers. Either Party may refer to the Executive Officers any Dispute. The Executive Officers shall discuss any such matter referred to them in good faith and attempt to find a mutually satisfactory resolution to the issue. If the Executive Officers do not reach consensus regarding, or do not resolve, such a matter within [**] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then the matter may be referred to arbitration in accordance with Section 20.3.2 below, except that the following categories of Disputes shall be resolved in accordance with Section 20.3.3 below: [**], each an “Expert Panel Dispute”).
20.3.2Arbitration.
(a)If the Parties fail to resolve the Dispute by escalation to Executive Officers, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then-current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.
(b)The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least [**] years’ experience with a law firm or corporate law department of over [**] lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.
(c)The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4. If, however, the aggregate award sought by the Parties is less than [**] Dollars ($[**]) and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules. Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.
(d)The Parties agree to select the arbitrator(s) within [**] of initiation of the arbitration. The hearing will be concluded within [**] after selection of the arbitrator(s), and the award will be rendered within [**] of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within [**] after the conclusion of the hearing. In the event that the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practicable.
(e)The hearing will be concluded in [**] or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.
(f)The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery.
(g)The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”
(h)The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.
(i)The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.
(j)Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.
20.3.3Expert Panel. If the Parties fail to resolve an Expert Panel Dispute by escalation to Executive Officers, either Party may submit such Expert Panel Dispute for resolution in accordance with the following procedure:
(a)Each Party will select one Third Party expert who is neutral, disinterested and impartial, and has experience relevant to the Expert Panel Dispute, within [**] after either Party requests resolution by an Expert Panel (each, an “Expert”). The Experts selected by the Parties shall jointly select a third Expert within [**] thereafter (the three Experts together, the “Expert Panel”).
(b)Within [**] after the Expert Panel has been selected, each Party will provide to the Expert Panel and the other Party a written report setting forth its position on the Expert Panel Dispute. Each Party may update its own report within [**] after receiving the other Party’s report. If requested by the Expert Panel, each Party will make oral submissions based on its written report and each Party will have the right to be present during any such oral submissions.
(c)Within [**] after receiving the last report or, if requested by the Expert Panel, the oral submissions, the Expert Panel will select one Party’s position on the referred Expert Panel Dispute as its final decision. The Expert Panel will not have the authority to modify either Party’s position or to render any substantive decision other than to select one Party’s position on the referred Expert Panel Dispute as set forth in such Party’s written report most recently submitted to the Expert Panel. The decision of the Expert Panel will be the Parties’ sole, exclusive and binding resolution of the referred Expert Panel Dispute, and the Expert Panel’s decision will be deemed to be the mutual agreement by the Parties on the matter.

(d)The costs and fees of the Expert Panel will be shared equally by the Parties. Each Party will bear its own costs of participating in the proceeding.
(e)The Parties will use, and will direct the Expert Panel to use, Diligent Efforts to resolve the referred Expert Panel Dispute within [**] after either Party requests such resolution.
(f)Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings shall be conducted in Boston, Massachusetts.
20.3.4In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute (but in no event longer than [**]).
20.3.5Waiver. EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (2) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.
20.4Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the specific subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made (including the Confidentiality Agreement) are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.
20.5Independent Contractors. Mersana and Janssen each acknowledge that they are independent contractors and that the relationship between the two (2) Parties does not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Mersana nor Janssen has the authority to make any statements, representations or commitments of any kind, or to take any action, that is binding on the other Party, without the prior consent of the other Party to do so. Neither Party nor its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided.
20.6Waiver and Non-Exclusion of Remedies. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly set forth herein.
20.7Further Assurances. Each Party shall execute such additional documents as are necessary to effect the purposes of this Agreement.
20.8No Benefit to Third Parties. Except as provided in Article 15, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other parties.
20.9Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Article, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and other equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Nothing in this Section 20.9 is intended or should be construed, to limit either Party’s right to seek equitable relief or any other remedy for a breach of any other provision of this Agreement.
20.10Use of Names. Neither Party shall use the name, physical likeness, employee names or Trademarks of the other Party (or any of its Affiliates) for any purpose without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein shall be construed to prevent either Party from using the name of the other Party (or its Affiliates) for purposes of preparing necessary filings with the United States Securities and Exchange Commission or complying with its regulations, or other regulations applicable to the public sale of securities, including preparing proxy statements or prospectuses. Nothing contained herein shall be construed as granting either Party any rights or license to use any of the Trademarks of the other Party (or its Affiliates) without separate, express written permission of the owner of such Trademark.
20.11Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed or delivered by facsimile or electronically scanned signature page.
(The remainder of this page has been intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Research Collaboration and License Agreement as of the Effective Date.
MERSANA THERAPEUTICS, INC.
By:/s/ Anna Protopapas
Name: Anna Protopapas
Title: CEO
JANSSEN BIOTECH, INC.
By:/s/ Pearl Pugh
Name: Pearl Pugh
Title: Vice President, Sales & Marketing,
Hematology